   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                        NOVACARE EMPLOYEE SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             7363                            23-2866146
  (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD                  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   INDUSTRIAL CLASSIFICATION CODE         IDENTIFICATION NUMBER)
                                                NUMBER)

                             2621 VAN BUREN AVENUE
                         NORRISTOWN, PENNSYLVANIA 19403
                                 (610) 650-4700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LOREN J. HULBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        NOVACARE EMPLOYEE SERVICES, INC.
                             2621 VAN BUREN AVENUE
                         NORRISTOWN, PENNSYLVANIA 19403
                                 (610) 650-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

       ANDREW J. BECK, ESQ.             PETER D. BEWLEY, ESQ.           FREDERICK W. KANNER, ESQ.
         HAYTHE & CURLEY                    NOVACARE, INC.                   DEWEY BALLANTINE
         237 PARK AVENUE                1016 WEST NINTH AVENUE         1301 AVENUE OF THE AMERICAS
     NEW YORK, NEW YORK 10017       KING OF PRUSSIA, PENNSYLVANIA        NEW YORK, NEW YORK 10019
                                                19406
          (212) 880-6000                    (610) 992-7404                    (212) 259-8000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                         PROPOSED MAXIMUM
                                                        PROPOSED MAXIMUM     AGGREGATE        AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE(2)       PRICE(2)            FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock
($.01 par value).......................     5,175,000        $13.00       $67,275,000.00     $20,387.00
===========================================================================================================

(1) Includes 675,000 shares that the Underwriters have the option to purchase to cover any over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997

                       [NOVACARE EMPLOYEE SERVICES LOGO]

                                4,500,000 SHARES

                                  COMMON STOCK
     ALL OF THE 4,500,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY NOVACARE EMPLOYEE SERVICES, INC. (THE "COMPANY"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $11.00 AND $13.00 PER SHARE. SEE "UNDERWRITING" FOR INFORMATION RELATING TO THE METHOD OF DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE FOR INCLUSION OF THE COMMON STOCK FOR QUOTATION ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET UNDER THE SYMBOL "NCES."
                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                                          UNDERWRITING
                                       PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                        PUBLIC           COMMISSIONS(1)         COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share........................           $                   $                    $
- ------------------------------------------------------------------------------------------------
Total(3).........................           $                   $                    $
================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $750,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 675,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.
                             ---------------------

     The Common Stock is offered by the Underwriters, as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC, 555 California Street,
Suite 2600, San Francisco, California 94104 on or about          , 1997.

                         ROBERTSON, STEPHENS & COMPANY

              The date of this Prospectus is               , 1997

                           [NOVACARE PHOTO OF INDIVIDUALS]


A BETTER WAY TO MANAGE HUMAN RESOURCES

NovaCare Employee Services offers small and medium-sized businesses a better way to handle the management and administration of employee-related tasks. A way that's better for employers and better for employees.

The idea is simple. NovaCare Employee Services allows small businesses to outsource time consuming tasks--such as managing employee benefits, payroll, and government compliance--to an organization with expertise in every facet of human resources.

Our fundamental goal is to handle all the administrative details and provide the peace of mind that comes from a company knowing its needs are being handled by people with knowledge, experience and a commitment to caring.


CARING FOR AND ABOUT PEOPLE IS OUR BUSINESS

NovaCare Employee Services is one of the nation's largest and fastest growing professional employer organizations, providing administration and management services for over 35,000 employees in 45 states, across a wide array of industries.



                          [NOVACARE EMPLOYEE SERVICES LOGO]

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING (THE "OFFERING") OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                     , 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................    4
Risk Factors..........................................................................    8
The Company...........................................................................   15
Use of Proceeds.......................................................................   16
Dividend Policy.......................................................................   16
Dilution..............................................................................   17
Capitalization........................................................................   18
Selected Financial and Statistical Data...............................................   19
Pro Forma Financial Information.......................................................   20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   23
Business..............................................................................   32
Management............................................................................   49
Principal Shareholders................................................................   55
Certain Transactions..................................................................   56
Description of Capital Stock..........................................................   56
Shares Eligible for Future Sale.......................................................   58
Underwriting..........................................................................   59
Validity of Common Stock..............................................................   60
Experts...............................................................................   60
Additional Information................................................................   61
Index to Financial Statements.........................................................   62

                            ------------------------

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' option to purchase from the Company up to 675,000 additional shares of the Company's common stock (the "Common Stock") to cover over-allotments, if any. This Prospectus contains forward-looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include the inability of the Company to carry out its growth strategy and the other factors discussed under "Risk Factors." Prospective investors should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

     NovaCare Employee Services, Inc. (the "Company") is one of the largest and fastest growing professional employer organizations ("PEO"s) in the United States. The Company is an employee services company which provides small to medium-sized businesses with comprehensive, fully integrated outsourcing solutions to human resource issues, including payroll management, risk management, benefits administration, unemployment services and human resource consulting services. The Company believes its services enable small and medium-sized businesses to cost-effectively manage and enhance the employment relationship by: (i) controlling the risks and costs associated with workers' compensation, workplace safety and employee-related litigation; (ii) providing employees with high quality health care coverage and related benefits; (iii) managing the increasingly complex legal and regulatory environment affecting employment; and (iv) achieving scale advantages typically available to larger organizations. As of June 30, 1997, the Company served 1,742 clients and had 35,028 employees ("worksite employees") at over 3,000 worksites in 45 states, principally in 10 different industries.

     The Company was established in September 1996 by NovaCare, Inc. (the "Parent") and began operations in October 1996 with the acquisition of Resource One, Inc. ("Resource One"). Three additional acquisitions were completed in February 1997. On July 1, 1997, the Company acquired the rehabilitation temporary staffing division of the Parent. For the year ended June 30, 1997 the Company had pro forma revenues of over $878 million. See "Pro Forma Financial Information".

     The National Association of Professional Employer Organizations ("NAPEO") estimates the PEO industry has approximately $18 billion in annual revenues with an historical growth rate over the last five years of approximately 30% per year. According to the U.S. Small Business Administration, there are nearly six million businesses in the United States with under 100 employees, employing over 52 million persons and with approximately $1.1 trillion in aggregate annual payroll. The Company believes approximately 49 million of these employees are currently unserved by the PEO industry.

     The PEO industry is highly fragmented. NAPEO data suggest that there are at least 2,400 PEOs currently in operation and that the ten largest PEOs account for less than 10% of existing revenues in the industry. The Company believes that significant consolidation opportunities exist within the PEO industry due to increasing regulatory complexity and capital requirements associated with developing larger service delivery infrastructures, more diversified services and more sophisticated management information systems.

     The Company's objective is to be the brand, service and performance leader in the PEO industry by focusing on caring service, operational excellence and growth. In addition to emphasizing cost-effectiveness and providing a breadth of services, the Company creates relationships with both its clients and worksite employees by contractually assuming certain administrative and financial employer responsibilities with respect to worksite employees in a "co-employment" relationship. By focusing on employee services, the Company believes that it helps create a more profitable, more productive and more satisfying relationship between clients and employees.

     The Company's operating and growth strategies are intended to leverage the capabilities and expertise of the Parent. Through its relationship with the Parent, the Company has access to: a large, stable and growing employee base; sophisticated infrastructure resulting from investments made by the Parent in human resource management and information technology; management control systems; and workers' compensation risk management experience. At June 30, 1997, the Company provided employee services to 15,072 employees of the Parent pursuant to a five-year evergreen contract. In addition to leveraging its relationship with the Parent, the Company plans to grow and operate its business by: (i) increasing its sales force and marketing efforts; (ii) implementing its sophisticated business model; (iii) focusing on geographic expansion; (iv) targeting high potential industries; and (v) acquiring PEOs and other employee service providers and entering into strategic alliances.

     The Company is a Delaware corporation with executive offices at 2621 Van Buren Avenue, Norristown, PA 19403, and its telephone number at that address is
(610) 650-4700. The Company transacts business directly and through its subsidiaries. Unless the context otherwise requires, all references in this Prospectus to the Company include its subsidiaries.

                                  THE OFFERING

Common Stock offered by the Company(1)......................  4,500,000 shares
Common Stock outstanding after the Offering(1)(2)...........  25,143,187 shares
Use of proceeds.............................................  To repay certain indebtedness and for general corporate
                                                              purposes
Proposed Nasdaq National Market symbol......................  NCES

- ---------------
(1) Does not include up to 675,000 shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.

(2) Based on the number of shares of Common Stock outstanding at August 31, 1997. Does not include 625,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plan" and Note 11 of Notes to the Company's Consolidated Financial Statements.

                     SUMMARY FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                 HISTORICAL          PRO FORMA AS
                                                             -------------------      ADJUSTED(2)
                                                                 PERIOD FROM         -------------
                                                               OCTOBER 1, 1996        YEAR ENDED
                                                             TO JUNE 30, 1997(1)     JUNE 30, 1997
                                                             -------------------     -------------
OPERATING RESULTS:
  Revenues(3)..............................................  $           394,193       $ 878,097
  Direct Costs:
     Salaries, wages and employment taxes of worksite
       employees...........................................              357,238         790,769
     Health care, workers' compensation, state unemployment
       taxes and other.....................................               24,717          62,825
                                                                        --------        --------
       Gross profit........................................               12,238          24,503
  Selling, general and administrative expenses.............                8,273          21,295
  Amortization of excess cost of net assets acquired.......                1,034           2,268
                                                                        --------        --------
       Income from operations..............................                2,931             940
  Interest expense, net....................................                 (697)            (18)
                                                                        --------        --------
       Income before income taxes..........................                2,234             922
  Income taxes.............................................                1,542           1,366
                                                                        --------        --------
       Net income (loss)...................................  $               692       $    (444)
                                                                        ========        ========
  Pro forma net income (loss) per share....................  $               .03       $    (.02)
                                                                        ========        ========
  Weighted average number of shares outstanding............               20,574          24,398
                                                                        ========        ========
STATISTICAL DATA:
  EBITDA (in thousands)(4).................................  $             4,217       $   3,927
  Number of clients at period end..........................                1,742           1,742
  Worksite employees paid at period end:
     Third parties.........................................               18,634          19,956
     Related party.........................................               16,394          15,072
                                                                        --------        --------
          Total............................................               35,028          35,028
                                                                        ========        ========
  Weighted average worksite employees paid during the
     period:
     Third parties.........................................               11,764          18,123
     Related party.........................................               15,879          14,428
          Weighted average.................................               18,582          32,551
  Gross profit per weighted average worksite employee
  (in whole $'s):
     Third parties.........................................  $               665       $     731
     Related party.........................................                  650             780
          Weighted average.................................  $               659       $     753

                                                                   JUNE 30, 1997
                                                   ----------------------------------------------
                                                                                    PRO FORMA
                                                   ACTUAL      PRO FORMA(5)     AS ADJUSTED(5)(6)
                                                   -------     ------------     -----------------
BALANCE SHEET DATA:
  Current assets.................................  $39,879       $ 41,669           $  44,787
  Total assets...................................   95,998         98,330             100,871
  Current liabilities............................   88,721         91,178              45,296
  Financing arrangements.........................    1,366          1,366               1,366
  Mandatorily redeemable common stock............    2,731          2,731                  --
  Shareholders' equity...........................      301            176              51,330

                SUMMARY QUARTERLY FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)
                                  (UNAUDITED)

                                                                                PRO FORMA AS ADJUSTED(2)
                                                                                  FOR THE QUARTER ENDED
                                                                   ---------------------------------------------------
                                                                   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                                       1996            1996         1997        1997
                                                                   -------------   ------------   ---------   --------
OPERATING RESULTS:
  Revenues(3)....................................................    $ 202,285       $219,367     $223,333    $233,112
  Direct Costs:
    Salaries, wages and employment taxes of worksite employees...      183,678        199,071      200,951     207,069
    Health care, workers' compensation, state unemployment taxes
      and other..................................................       13,813         14,875       15,507      18,630
                                                                      --------       --------     --------    --------
         Gross profit............................................        4,794          5,421        6,875       7,413
  Selling, general and administrative expenses...................        4,956          6,088        5,184       5,067
  Amortization of excess cost of net assets acquired.............          529            556          616         567
                                                                      --------       --------     --------    --------
         (Loss) income from operations...........................         (691)        (1,223)       1,075       1,779
  Interest (expense) income, net.................................           (8)           (34)          36         (12)
                                                                      --------       --------     --------    --------
         (Loss) income before income taxes.......................         (699)        (1,257)       1,111       1,767
  Income taxes...................................................           75             67          328         896
                                                                      --------       --------     --------    --------
         Net (loss) income.......................................    $    (774)      $ (1,324)    $    783    $    871
                                                                      ========       ========     ========    ========
  Pro forma net (loss) income per share..........................    $    (.03)      $   (.05)    $    .03    $    .03
                                                                      ========       ========     ========    ========
STATISTICAL DATA:
  EBITDA (in thousands)(4).......................................    $      53       $   (418)    $  1,810    $  2,482
  Number of clients at period end................................        1,437          1,499        1,531       1,742
  Worksite employees paid at period end:
    Third parties................................................       17,080         17,750       18,088      19,956
    Related party................................................       13,340         14,049       14,557      15,072
                                                                      --------       --------     --------    --------
         Total...................................................       30,420         31,799       32,645      35,028
                                                                      ========       ========     ========    ========
  Weighted average worksite employees paid during the period:
    Third parties................................................       16,685         17,415       17,919      19,022
    Related party................................................       13,562         13,695       14,303      14,815
         Weighted average........................................       30,247         31,110       32,222      33,837
  Gross profit per weighted average worksite employee per quarter
  (in whole $'s):
    Third parties................................................    $     159       $    164     $    212    $    208
    Related party................................................          158            187          216         234
         Weighted average........................................    $     159       $    174     $    213    $    219

- ---------------
(1) The Company commenced operations effective October 1, 1996, concurrent with the acquisition of Resource One, which was accounted for as a purchase. The computation of weighted average number of shares outstanding is consistent with the computation of weighted average number of shares outstanding for pro forma net income per share described in Note 1 of Notes to the Company's Consolidated Financial Statements.

(2) Adjusted on a pro forma basis to give effect to the acquisitions of Resource One, Inc., Employee Services of America, Inc., The TPI Group, Ltd., ProStaff Human Resources, Inc., NovaPro and the Company's contract with the Parent (the "NovaCare Contract") (see Note 2 of Notes to the Company's Consolidated Financial Statements) as if they occurred on July 1, 1996. NovaPro, formerly a business of the Parent, was acquired from the Parent effective July 1, 1997. The application of a portion of the proceeds of the Offering is assumed to pay certain debt which reduces pro forma as adjusted interest expense. Additionally, the pro forma adjusted worksite employee statistical data reflect 1,322 worksite employees which became third party employees upon the consummation of the NovaPro acquisition. The as adjusted pro forma statement of operations does not purport to represent what the Company's actual results of operations would have been if such acquisitions, the NovaCare Contract and this offering had occurred on July 1, 1996, or to project the Company's results of operations for any future period. See the Consolidated Pro Forma Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The computation of weighted average numbers of shares outstanding is consistent with the computation of weighted average number of shares outstanding for supplemental pro forma net income per share described in Note 1 of Notes to the Company's Consolidated Financial Statements.

(3) Revenues include all amounts billed to clients for gross salaries and wages, related employment taxes and health care and workers' compensation coverage of worksite employees.

(4) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

(5) Adjusted on a pro forma basis to include the assets and liabilities of NovaPro as of June 30, 1997.

(6) Adjusted to give effect to the conversion of mandatorily redeemable Common Stock into stockholders' equity and the Offering and the application of the net proceeds therefrom, as if each of the foregoing had occurred as of June 30, 1997. See the Consolidated Pro Forma Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                  RISK FACTORS

     In addition to the other information contained elsewhere in this Prospectus, prospective investors should consider carefully the factors listed below before purchasing any of the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

SHORT OPERATING HISTORY; NO ASSURANCE OF PROFITABLE OPERATIONS

     The Company commenced operations in October 1996 with the acquisition of Resource One. Prior to the acquisition of Resource One, the Company conducted no significant operations. The Company has a limited operating history and is subject to various uncertainties and risks characteristic of development stage companies. In addition, there can be no assurance that the Company will be able to integrate successfully the operations of its recently completed acquisitions. The Company's success will depend, to a large degree, upon the successful implementation of its business strategy. There can be no assurance that this strategy will yield profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to the Company's Consolidated Financial Statements.

LIMITS ON ABILITY TO PASS THROUGH CERTAIN COSTS

     Health insurance premiums, state unemployment taxes and workers' compensation rates are in part determined by the Company's claims experience and comprise a significant portion of the Company's direct costs. The Company employs risk management procedures in an attempt to control its claims incidences. However, should the Company experience a large increase in claims activity, its unemployment taxes, health insurance premiums or workers' compensation insurance rates may increase. The Company's ability to incorporate such increases into service fees to clients is constrained by contractual arrangements with clients and competitive factors. As a result, such increases could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

SHORT-TERM NATURE OF PEO SERVICES AGREEMENTS; CLIENT ATTRITION

     The Company's standard PEO services agreement provides for an initial one-year term; thereafter, the agreement is renewed periodically. The agreement is subject to termination without cause by the Company or the client upon 30 days' prior written notice. The Company experiences terminations and non-renewals every quarter and there can be no assurance that the Company can replace these clients. A significant number of terminations or non-renewals could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business -- Employee and Client Services."

ADEQUACY OF RESERVES FOR WORKERS' COMPENSATION CLAIMS

     The maintenance of a workers' compensation insurance plan that covers worksite employees is a significant part of the Company's business. As part of its standard PEO services agreement with its clients, the Company assumes the financial obligations of its clients to pay workers' compensation claims of worksite employees. Through June 30, 1997, certain of the Company's worksite employees were covered by large deductible workers' compensation insurance policies and certain other worksite employees were covered by guaranteed cost or low deductible workers' compensation insurance policies. Consequently, the Company is financially liable for substantially all of the workers' compensation claims of these worksite employees that occurred on or before June 30, 1997 up to the applicable deductible. The Company maintains reserves for the pre-July 1, 1997 workers' compensation claims based on periodic reviews of open claims as well as past claims experience. The

Company cannot predict with certainty the ultimate liability associated with open claims, and past claims experience may not be indicative of future results. Accordingly, if the ultimate liability with respect to these open claims proves to be greater than estimated reserve amounts, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected.

     Effective July 1, 1997, the Company and the Liberty Mutual Group ("Liberty Mutual") entered into a workers' compensation deductible program extending through June 30, 2000 containing an aggregate stop-loss that limits the liability of the Company to a capped percentage of the standard premium or a fixed aggregate deductible, whichever is greater. There can be no assurance that upon contract expiration a replacement contract will be secured on competitive terms without causing significant disruption to the Company's business. See "Business -- Workers' Compensation and Health care Program" and Notes 1 and 6 of Notes to the Company's Consolidated Financial Statements.

ADEQUACY OF RESERVES FOR HEALTH CARE CLAIMS

     As part of its standard PEO services agreement with its clients, the Company also assumes the financial obligation to provide health care coverage for worksite employees. While the Company has purchased certain insurance coverage to limit this exposure, it has not purchased such insurance for the worksite employees of the Parent, of which there were 15,027 at June 30, 1997. As a result, the Company is self-insured with respect to health care coverage for the Parent's worksite employees and, therefore, is financially liable for any health care claims of such worksite employees. The Company maintains reserves for health care claims based on periodic reviews of open claims as well as past claims experience. However, the Company cannot predict with certainty the ultimate liability associated with open claims, and past claims experience may not be indicative of future results. Accordingly, if the ultimate liability with respect to these open claims proves to be greater than estimated reserve amounts, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected. See "Business -- Workers' Compensation and Health Care Program" and Notes 1 and 6 of Notes to the Company's Consolidated Financial Statements.

REGULATION OF PEOS

     The Company's operations are affected by numerous federal, state and local laws relating to insurance, tax and employment matters. By entering into a co-employment relationship with clients, the Company assumes certain employer obligations and responsibilities under these laws. The Company's business model and services have been developed based on the premise that the Company is an employer for certain purposes under common law. However, because many of the laws related to the employment relationship were enacted prior to the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of those laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code"), include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers. See "Risk of Loss of Qualified Status for Certain Tax Purposes" below. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

     There can be no assurance that existing laws and regulations which are not currently applicable to the Company will not be interpreted more broadly in the future so as to apply to the Company's existing activities, or that new laws and regulations will not be enacted with respect to the Company's activities, either of which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

     While many states do not explicitly regulate PEOs, approximately one-third of the states (including Florida) have adopted licensing or registration requirements for PEOs, and several additional states (including Pennsylvania) are considering implementation of such requirements. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOs. There can be no assurance that the Company will be able to comply with any licensing or registration requirements which may be imposed upon it in the future. In addition, there can be no assurance that states will not pass laws limiting the ability of PEOs to provide services which, if enacted, may impede the Company's growth. See "Business -- Regulation."

RISK OF LOSS OF QUALIFIED STATUS FOR CERTAIN TAX PURPOSES

     The Internal Revenue Service (the "IRS") is conducting a market segment study of the PEO industry (the "Market Segment Study") focusing on selected PEOs (not including the Company) in order to examine the relationship among PEOs, their clients, worksite employees and the owners of clients. If the IRS concludes that PEOs are not "employers" of certain worksite employees for purposes of the Code, the tax-qualified status of the Company's 401(k) plans could be revoked, its cafeteria plans may lose their favorable tax status, and the Company may no longer be able to assume the client company's federal employment tax withholding obligations. If the loss of qualified tax status for the Company's 401(k) plans or cafeteria plans is applied retroactively, employees' vested account balances would become taxable immediately to the employees, the Company would lose its tax deduction to the extent the contributions were not vested, the plans' trusts would become taxable trusts and penalties could be assessed. In such a case, the Company would face the risk of client dissatisfaction as well as potential litigation, and its business, financial condition, results of operations and liquidity could be materially adversely affected. In addition, if the Company is required to report and pay employment taxes for the separate accounts of its clients rather than for its own account as a single employer, the Company could incur increased administrative burdens. The Company is unable to predict the timing or nature of the findings of the Market Segment Study or the ultimate outcome of such findings. See "Business -- Regulation."

LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS

     A number of legal issues remain unresolved with respect to the co-employment arrangements among PEOs, their clients and worksite employees, including questions concerning the ultimate liability for violations of employment and discrimination laws. The Company's standard PEO services agreement establishes a contractual division of responsibilities between the Company and each client for various human resource matters, including compliance with and liability under various governmental regulations. However, as a result of the Company's status as a co-employer, the Company may be subject to liability for violations of these or other laws despite such contractual provisions even if it does not participate in such violations. Although such PEO services agreements generally provide that the client is to indemnify the Company for any liability attributable to the client's failure to comply with its contractual obligations and the requirements imposed by law, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such worksite employees. See "Business -- Employee and Client Services" and "Business -- Regulation."

RISKS OF ACQUISITIONS AND FAILURE TO INTEGRATE ACQUIRED BUSINESSES

     One of the Company's principal strategies is to increase its revenues and the markets it serves through the acquisition of PEOs and other employee services companies. There can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported financial condition or results of operations, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition, results of operations or liquidity. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of acquisition or that the companies recently acquired or acquired in the future will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions; the failure to obtain any or all of which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business -- Growth Strategy."

RISKS ASSOCIATED WITH FINANCIAL POSITION OF CLIENTS

     In providing its services, the Company enters into a co-employment relationship with worksite employees and assumes the obligations to pay the wages and related benefit costs and payroll taxes of such worksite employees. The Company's standard PEO services agreement with its clients obligates the client to reimburse the Company for these payments. The Company's obligations include responsibility for payroll for worksite employees and payment of payroll withholding taxes, federal and state unemployment taxes, and taxes due under the Federal Income Contribution Act ("FICA"). The Company assumes such obligations as a principal, not merely as an agent of the client, and is therefore liable for such obligations even if the client defaults in its payment to the Company. Although the Company retains the right to terminate immediately its PEO services agreement with the client, as well as its relationship with the worksite employees, due to nonpayment by the client, the Company remains liable to satisfy payroll obligations for services performed prior to such termination in the event of a client default. The Company may require the owners of its clients to guarantee personally the performance of the PEO services agreement. However, there can be no assurance that such owners would be financially able to satisfy such guarantee obligations. There can be no assurance that the Company's ultimate liability for worksite employee payroll and related tax costs will not have a material adverse effect on its business, financial condition, results of operations or liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE PARENT; POTENTIAL CONFLICTS WITH THE PARENT

     The Company was established in September 1996 by the Parent. See "The Company." Upon consummation of the Offering, the Parent will beneficially own approximately 77% of the Company's Common Stock (75% if the Underwriters' over-allotment option is exercised in full) and will, in effect, have the power to elect all the directors of the Company and to control the Company's policies. See "Principal Shareholders."

     In February 1997, the Parent and the Company entered into the NovaCare Contract whereby the Parent's employees are co-employed by the Company for a five-year term, ending on December 31, 2001. Under the NovaCare Contract, the Company provides traditional PEO services such as payroll administration, worksite safety evaluation, employment-related risk management and benefits consultation for substantially all of the Parent's employees. On a pro forma basis, the Parent accounted for approximately 67% of the Company's revenues during the quarter ended June 30, 1997 and approximately 65% of the Company's revenues for the year ended June 30, 1997. No other client accounted for more than 10% of the Company's revenues during that period or for calendar 1996 on a pro forma basis. Any material reduction in the Parent's workforce or adverse change in or termination of the NovaCare Contract would have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business -- Employee and Client Services,"
"Business -- Relationship with the Parent" and "Certain Transactions."

     Four directors of the Company are also directors of the Parent. One of these directors is also Chairman of the Company and two others are officers of the Parent. These directors may have conflicts of interest with respect to matters concerning the Company and its relationship with the Parent. The Company has not adopted any formal procedures regarding potential conflicts of interest with the Parent. Except as contemplated by this Prospectus, the Company does not currently intend to enter into material transactions with the Parent, but the Company may enter into transactions with the Parent which may be more favorable to the Parent than to the Company. See "Business -- Relationship with the Parent" and "Certain Transactions."

     The Company has entered into an agreement with the Parent pursuant to which the Company purchases certain services from the Parent, including information technology, finance, business development, regulatory and legal services. There can be no assurance that circumstances will not arise between the Company and the Parent as a result of which the Company would be required to obtain these services from other third parties at significantly higher prices or develop these capabilities internally. The unavailability of these services to the Company for any reason could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business -- Relationship with the Parent" and "Certain Transactions."

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     At June 30, 1997, the Company's total assets were approximately $96.0 million, of which approximately $53.7 million, or 56%, represented the excess of cost over fair market value of net assets acquired relating to the acquisition of businesses (intangible assets). The intangible assets consist of approximately $45.9 million in goodwill which is being amortized over 40 years, $5.2 million assigned to customer lists with an eight-year amortization period and $2.6 million assigned to noncompete and workforce agreements with a five-year and an eight-year amortization period, respectively. While the Company believes the value represented by intangible assets will be realized through the future contribution of the acquired businesses to earnings and cash flow of the Company, there can be no assurance that such projected contribution to earnings and cash flow will be realized. The amortization of such intangible assets, substantially all of which is not deductible for income tax purposes, will produce an annual charge to income from operations of approximately $1.7 million, which will adversely impact the Company's earnings. This charge could be greater in future years as the Company pursues additional acquisitions. The Company will evaluate on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of the intangible assets may warrant revision or may not be recoverable. Any such future determination requiring the write-off of a significant portion of unamortized intangible assets could adversely affect the Company's financial position and results of operations for the period in which any such write-offs occur.

OBLIGATIONS IN CONNECTION WITH ACQUISITIONS

     In connection with acquisitions of businesses by the Company, the Company is obligated to pay additional cash and stock consideration to sellers of businesses, certain of which are contingent upon achievement of certain operating objectives. The amount of cash to be paid and the number of shares of the Company's Common Stock to be issued with respect to the contingent payments cannot be determined until contingent payment periods terminate and achievement of certain criteria is established. As of July 1, 1997, if the criteria for the contingent payments with respect to each of the Company's acquisitions to date were achieved, but not exceeded, the Company would be obligated to make future cash payments of $2.5 million and issue 125,000 shares of its Common Stock over the next three years. A lesser amount of cash would be payable and a lesser number of shares of Common Stock would be issuable under certain acquisition agreements if the operating objectives were not met, and a greater amount of cash would be payable and a greater number of shares of Common Stock would be issuable under certain acquisition agreements if the operating objectives were exceeded. In certain of the acquisitions, there is no maximum as to the amount such sellers may receive. For example, as of July 1, 1997, if the operating objectives with respect to each of the acquisitions were to be exceeded by 20%, the Company would be obligated to make cash payments of $2.9 million and issue 150,000 shares of Common Stock over the next three years. If, in each case, the contingent payment goals were met, the acquired company would have achieved operating income which the Company believes should generate earnings significantly in excess of any incremental contingent payment due, although, there can be no assurance that it will do so. In addition to the contingent obligations, the Company is obligated in any event to make future cash payments of $1,797,000 and issue 341,063 shares of its Common Stock over the next three years as part of the deferred purchase price for certain of the acquisitions. The Company believes that it will be able to make such cash payments from internally generated funds and, if necessary, proceeds of future borrowings. However, there can be no assurance that the Company will generate or be able to borrow sufficient cash to fund such obligations. The Company expects to continue to enter into acquisition agreements providing for future contingent earn-out arrangements primarily based on the achievement of financial criteria. The Company believes that it will continue to be able to make such cash payments (as well as any payments to repurchase Common Stock as described below) from cash on hand and, if necessary, proceeds of future borrowings. However, there can be no assurance that the Company will generate sufficient cash or obtain debt financing to fund such payments or that future acquisitions will not adversely affect cash generated from operations.

     In addition, in connection with certain acquisitions, the Company granted to the sellers the right to require the Company to repurchase, at prices of up to $16 per share, all shares of the Company's Common Stock received by such sellers (up to 1,298,000 shares in the aggregate), as consideration for the acquisitions, including those shares of the Company's Common Stock received pursuant to contingent payments, in the event that the Company's Common Stock is not, by specific dates, (i) listed or traded on a national securities exchange,
(ii) listed on the Nasdaq National Market or (iii) traded in the Nasdaq SmallCap Market. Moreover, in the event that (i) a change in control of the Company occurs, (ii) the Company has not effected an initial public offering of its Common Stock by specific dates at certain minimum offering prices, or (iii) the closing price of the Company's Common Stock does not exceed certain targets as of December 31, 1998, the Company may be required to repurchase all such shares of its Common Stock.

     In addition to cash payments, the Company expects that it will continue to issue shares of Common Stock in connection with future acquisitions both at the time of closing and as earn-out payments. No predictions can be made as to the timing or amount of any such future issuances of Common Stock.

     In addition to the above payments, the Company is obligated to make additional cash payments upon the consummation of the Offering to the sellers of certain of the businesses acquired by the Company. As of July 1, 1997, the Company is obligated to make cash payments of $17.5 million upon the consummation of the Offering. See "Use of Proceeds."

UNCERTAINTY OF IMPACT OF HEALTH CARE AND WORKERS' COMPENSATION REFORM

     Regulation in the health care and workers' compensation fields continues to evolve, and the Company is unable to predict what additional government regulations, if any, that affect its business may be adopted in the future. In addition, health care reform and/or specific changes in laws or regulations may affect demand for the Company's services, require the Company to develop new or modified services to meet the demands of the marketplace, or modify the fees that the Company may charge for its services. See "Business -- Regulation."

RISKS ASSOCIATED WITH GEOGRAPHIC MARKET CONCENTRATION AND EXPANSION INTO ADDITIONAL STATES

     The Company operates primarily in Florida, Pennsylvania and New York, with such states accounting for approximately 29%, 10% and 9%, respectively, of the Company's revenues for fiscal 1997 on a pro forma basis. As a result, for the foreseeable future, a significant portion of the Company's revenues will be subject to economic factors specific to those states. No other state accounted for more than 5% of the Company's revenues for fiscal 1997. Because the Company's expansion plans target markets in states with high existing worksite employee populations, growth is likely to increase the Company's exposure to market-specific economic risks in the near term. Future growth of the Company's operations depends, in part, on its ability to offer its services to prospective clients in additional states. Currently, approximately one-third of the states require the licensing or registration of PEOs. The Company is licensed in seven states and has begun the licensing process in eight states. In order to operate effectively in a new state that has licensing regulations, the Company must obtain all necessary regulatory approvals, achieve acceptance in the local market, adapt its procedures to that state's regulatory requirements and local market conditions and establish internal controls that enable it to conduct operations in several locations. The length of time required to obtain regulatory approval to begin operations will vary from state to state. There can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state, that it will be able to provide the full range of services currently offered in the states where it currently conducts business, or that it will be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval. The absence of required licenses would require the Company to restrict the services it offers. See "Business -- Regulation." Moreover, as the Company expands into additional states, there can be no assurance that the Company will be able to duplicate in other markets the revenue growth and operating results experienced in its current markets.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The Company's quarterly results of operations are subject to a number of seasonal variations, including seasonal variations in employment levels and patterns and the effect of employment tax limits, none of which can be predicted with any degree of certainty.

COMPETITION

     The PEO industry is highly fragmented, with at least 2,400 companies (according to an estimate by NAPEO) providing PEO services. The Company encounters competition from other national and regional PEOs and single-service and "fee for service" companies such as payroll processing firms, insurance companies, workers' compensation safety consultants and human resource consultants. In addition, the Company may encounter substantial competition from new national market entrants. Some of the Company's current and future competitors may be significantly larger, have greater name recognition and have greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such competitors in the future. There are low barriers to entry into the PEO business in most states where the Company operates and competitive pricing may adversely affect growth and/or margins. See "Business -- Competition."

DEPENDENCE ON KEY MANAGEMENT

     The success of the Company is highly dependent on the services of current management. The loss of key management personnel or an inability to attract, retain and motivate sufficiently experienced management could adversely affect the Company's operations.

SUBSTANTIAL AND IMMEDIATE DILUTION

     Investors in the Offering will experience immediate and substantial dilution in net tangible book value (deficit) per share of Common Stock. Based upon an assumed offering price of $12.00 per share, dilution to investors in the Offering will be $12.10 per share and the net tangible book value (deficit) of the shares held by all stockholders will be $(.10) per share. See "Dilution."

ABSENCE OF PUBLIC MARKET; VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active trading market will develop or be sustained upon the completion of the Offering, or that the market price of the Common Stock will not decline below the initial offering price. The initial public offering price of the Company's Common Stock offered hereby has been determined by negotiations between the Company and the Underwriters. The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements of the Company related to quarterly operating results or other matters, general trends in the Company's industry, changes in general market conditions and other factors. In recent years the stock market has experienced extreme price and volume fluctuations.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, there will be outstanding 25,143,187 shares of Common Stock. The 4,500,000 shares sold in the Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except to the extent acquired by affiliates of the Company. The Company, its officers and directors and all other holders of Common Stock and securities convertible into or exercisable or exchangeable for Common Stock have agreed that for a period of 180 days after the date of this Prospectus (the "Lockup Period") they will not, without the prior written consent of Robertson, Stephens & Company LLC, offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock except, in the case of the Company, in certain limited circumstances. Upon expiration of the 180-day period, at least 1,012,687 shares of Common Stock will be eligible for sale pursuant to Rule 144 under the Securities Act, subject in some cases to compliance with Rule 144 volume limitations, of which 287,008 shares are held by officers, directors and affiliates of the Company. Sales of a substantial amount of such shares could have a significant adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

NO DIVIDENDS

     The Company intends to retain all of its earnings to finance the expansion of its business and for general corporate purposes and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  THE COMPANY

     The Company was established by the Parent in September 1996 to enter the employee services business. It began operations as of October 1, 1996 with the acquisition of Resource One, a PEO based in Maitland, Florida. In February 1997, the Company acquired three additional PEOs -- Employee Services of America, Inc. ("ESA"), The TPI Group, Ltd. ("TPI") and Prostaff Human Resources, Inc. ("Prostaff") -- and entered into the NovaCare Contract with the Parent to co-employ the Parent's workforce. On July 1, 1997, the Company acquired from the Parent the assets of the Parent's NovaPro rehabilitation temporary staffing division.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 4,500,000 shares of Common Stock offered hereby, assuming an offering price of $12.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be $49.5 million ($57.0 million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use approximately $45.9 million of the net proceeds from the Offering to retire certain outstanding indebtedness as follows: (i) to repay the Company's outstanding revolving credit loan of $28.4 million from the Parent, at an interest rate equal to the EuroDollar rate plus 0.5% to 1.125% depending on certain cash flow calculations, which was incurred to finance the Company's acquisitions and to provide the Company with working capital and which is due upon the earlier of November 28, 1999 and the consummation of the Offering, and (ii) to satisfy $17.5 million of deferred purchase price obligations incurred in connection with the Company's acquisitions. The approximately $3.6 million of remaining net proceeds will be used for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing investment grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will depend on the Company's earnings, financial condition and capital needs and on other factors deemed pertinent by the Company's Board of Directors. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business.

                                    DILUTION

     The Company had a net tangible book value (deficit) of $(54,061,000), or $(2.78) per share of the Common Stock at June 30, 1997. Giving effect to the sale of the Common Stock offered hereby at an assumed public offering price of $12.00 per share, and after deducting assumed underwriting discounts and commissions and offering expenses, such net tangible book value (deficit) would have been $(2,330,000), or $(.10) per common share. This represents an immediate increase in net tangible book value of $2.54 per common share to existing stockholders and an immediate dilution of $12.10 per common share to purchasers of shares in the Offering. The following table illustrates this dilution:

    Assumed public offering price per share of Common Stock(1)........             $ 12.00
    Net tangible book value (deficit) per share of Common Stock before the Offering(2).................................................  $(2.78)
    Decrease in net tangible book value (deficit) attributable to the
      conversion of mandatorily redeemable Common Stock(3)............     .14
    Decrease in net tangible book value (deficit) attributable to new
      investors.......................................................    2.54
                                                                        ------
    Net tangible book value (deficit) per share of Common Stock after
      the Offering....................................................                (.10)
                                                                                   -------
    Dilution of net tangible book value per share to new
      investors(4)....................................................             $(12.10)
                                                                                   =======

- ---------------
(1) Assumed public offering price before deduction of assumed underwriting discounts and commissions and estimated offering expenses.

(2) Negative net tangible book value (deficit) per share of Common Stock without considering the purchase of shares of Common Stock by new investors is determined by dividing the number of shares of Common Stock outstanding into the tangible net worth (deficit) of the Company (tangible assets less liabilities). Net tangible book value (deficit) per share of Common Stock excludes intangibles of $2.79 per share.

(3) The effect of the conversion of the mandatorily redeemable Common Stock upon consummation of this Offering represents a decrease in negative tangible net worth (deficit) of $2,731,000, or $.14 per share.

(4) Dilution is determined by subtracting net tangible book value (deficit) per share of Common Stock after the Offering from the assumed public offering price paid by new investors for a share of Common Stock.

     Based on the same assumptions utilized in the table set forth above, the following table summarizes, as of June 30, 1997, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the consideration paid and the average price paid per share.

                                                                                        AVERAGE PRICE
                                                                                          PER SHARE
                                                                                        -------------
                                    SHARES PURCHASED          TOTAL CONSIDERATION
                                 ----------------------     -----------------------
                                   NUMBER       PERCENT       AMOUNT        PERCENT
                                 ----------     -------     -----------     -------
Existing Stockholders(1).......  19,443,187       81.2%     $ 2,450,000        4.3%        $   .13
New Investors..................   4,500,000       18.8      $54,000,000       95.7           12.00
                                 ----------        ---          -------        ---
Total..........................  23,943,187      100.0%     $56,450,000      100.0%
                                 ==========        ===          =======        ===

- ---------------
(1) Does not include 1,200,000 shares issued to a subsidiary of the Parent on July 1, 1997 in connection with the acquisition of NovaPro. See "Certain Transactions."

                                 CAPITALIZATION

     The following table sets forth certain current debt obligations and the capitalization of the Company as of June 30, 1997, the pro forma capitalization of the Company at June 30, 1997 assuming the acquisition of NovaPro as if it had occurred at June 30, 1997 and pro forma as adjusted capitalization to reflect the issuance and sale by the Company of the 4,500,000 shares of Common Stock offered hereby, the conversion of the mandatorily redeemable Common Stock into stockholders' equity and the application by the Company of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                    JUNE 30, 1997
                                                                   (IN THOUSANDS)
                                                     -------------------------------------------
                                                                                    PRO FORMA
                                                     ACTUAL      PRO FORMA(1)     AS ADJUSTED(2)
                                                     -------     ------------     --------------
Current note payable, current portion of financing
  arrangements and deferred purchase price
  obligations(3)(4)................................  $47,585       $ 47,585          $  1,703
                                                     =======        =======           =======
Financing arrangements, net of current
  portion(3).......................................  $ 1,068       $  1,068          $  1,068
Deferred purchase price obligations, net of current
  portion(4).......................................      856            856               856
Mandatorily redeemable Common Stock(5).............    2,731          2,731                --
Stockholders' Equity
  Preferred stock, $.01 par value; authorized
     1,000,000 shares; no shares issued or
     outstanding(6)................................       --             --                --
  Common stock, $.01 par value; authorized
     60,000,000 shares, issued 19,193,187 actual,
     20,393,187 pro forma, and 25,419,840 pro forma
     as adjusted(7)................................      192            204               254
  Additional paid-in capital.......................    1,189          1,052            49,615
  Retained earnings................................       --             --                --
                                                     -------        -------           -------
                                                       1,381          1,256            49,869
  Less: Common stock in treasury (at cost) 563,000
     shares........................................   (1,080)        (1,080)           (1,080)
                                                     -------        -------           -------
     Total stockholder's equity....................      301            176            48,789
                                                     -------        -------           -------
          Total capitalization.....................  $ 4,956       $  4,831          $ 50,713
                                                     =======        =======           =======

- ---------------
(1) Gives effect to the acquisition of NovaPro as if it had occurred at June 30, 1997. See "Certain Transactions" and Note 3 of Notes to the Company's Consolidated Financial Statements.

(2) Gives effect to the conversion of the Common Stock, and adjusted for the sale of shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" based upon an assumed offering price of $12.00 per share. See "Pro Forma Financial Information."

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of Notes to the Company's Consolidated Financial Statements for information concerning the Company's long-term debt.

(4) See Note 3 of Notes to the Company's Consolidated Financial Statements.

(5) See "Description of Capital Stock" and Note 10 of Notes to the Company's Consolidated Financial Statements concerning the mandatorily redeemable Common Stock.

(6) See "Description of Capital Stock" and Note 9 of Notes to the Company's Consolidated Financial Statements for information concerning the Preferred Stock.

(7) Does not include 625,000 shares reserved for issuance under the Company's Stock Option Plan. See "Management -- Stock Option Plan" and Note 11 of Notes to the Company's Consolidated Financial Statements.

                    SELECTED FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

     The selected historical financial data presented below has been derived from the consolidated financial statements of the Company and of its predecessor company, Resource One, which financial statements are included elsewhere in this Prospectus. The reports of Price Waterhouse LLP, independent accountants, on the consolidated financial statements of the Company as of and for the period from inception to June 30, 1997 and of Brewer, Beemer, Kuehnhackl and Koon, P.A., independent accountants, on the consolidated financial statements of Resource One at December 31, 1994 and 1995 and at September 30, 1996 and the periods then ended appear elsewhere in this Prospectus.

     The selected pro forma financial data have been taken from the pro forma financial information appearing elsewhere in this Prospectus and give effect to acquisitions and the NovaCare Contract as if such acquisitions occurred as of July 1, 1996. Selected historical financial data of the Company and its predecessor should be read in conjunction with the Company's consolidated financial statements and related notes appearing elsewhere in this Prospectus.

                                                              PREDECESSOR COMPANY                          THE COMPANY
                                                   ------------------------------------------   ---------------------------------
                                                                                                    HISTORICAL       PRO FORMA(2)
                                                       FOR THE YEAR ENDED       FOR THE NINE         --------        ------------
                                                          DECEMBER 31,          MONTHS ENDED       PERIOD FROM        YEAR ENDED
                                                   --------------------------   SEPTEMBER 30,   OCTOBER 1, 1996 TO     JUNE 30,
          STATEMENT OF OPERATIONS DATA:             1993     1994      1995         1996         JUNE 30, 1997(1)        1997
                                                   ------   -------   -------   -------------   ------------------   ------------
  Revenues(3)....................................  $7,780   $11,987   $18,749      $23,465           $394,193          $878,097
  Direct Costs:
    Salaries, wages and employment taxes of
      worksite employees.........................   5,283     9,427    16,118       21,224            357,238           790,769
    Health care, workers' compensation, state
      unemployment taxes and other...............     654       555       535          403             24,717            62,825
                                                   ------   -------   -------      -------           --------          --------
        Gross profit.............................   1,843     2,005     2,096        1,838             12,238            24,503
  Selling, general and administrative expenses...   1,704     1,683     1,763        1,767              8,273            21,295
  Amortization of excess cost of net assets
    acquired.....................................      --        --        --           --              1,034             2,268
                                                   ------   -------   -------      -------           --------          --------
        Income from operations...................     139       322       333           71              2,931               940
  Interest (expense) income, net.................      (2)        1        (5)           6               (697)           (1,627)
                                                   ------   -------   -------      -------           --------          --------
        Income (loss) before income taxes........     137       323       328           77              2,234              (687)
  Income taxes...................................      --        94        64           21              1,542               734
                                                   ------   -------   -------      -------           --------          --------
        Net income (loss)........................  $  137   $   229   $   264      $    56           $    692          $ (1,421)
                                                   ======   =======   =======      =======           ========          ========
  Unaudited pro forma net income (loss) per
    common share.................................                                                    $    .03          $   (.07)
                                                                                                     ========          ========
  Unaudited pro forma weighted average number of
    common shares outstanding....................                                                      20,574            20,574
                                                                                                     ========          ========

                                                                                                         THE COMPANY
                                                            PREDECESSOR COMPANY             -------------------------------------
                                                   --------------------------------------
                                                                                                     AS OF JUNE 30, 1997
                                                     AS OF DECEMBER 31,         AS OF       -------------------------------------
                                                   ----------------------   SEPTEMBER 30,                            PRO FORMA AS
                                                   1993    1994     1995        1996        ACTUAL    PRO FORMA(4)   ADJUSTED(4)(5)
                                                   ----   ------   ------   -------------   -------   ------------   ------------
BALANCE SHEET DATA:
Current assets...................................  $573   $  821   $  986      $ 1,320      $39,879     $ 41,669       $ 44,787
Total assets.....................................   828    1,006    1,241        1,544       95,998       98,330        100,871
Current liabilities..............................   285      591      748        1,087       88,721       91,178         45,296
Financing arrangements...........................    18      164      101            8        1,366        1,366          1,366
Mandatorily redeemable common stock..............    --       --       --           --        2,731        2,731             --
Shareholders' equity.............................   530      345      393          449          301          176         51,330

- ---------------
(1) The Company commenced operations effective October 1, 1996, concurrent with the acquisition of Resource One, which was accounted for as a purchase. The computation of unaudited pro forma weighted average number of shares outstanding is consistent with the computation of unaudited pro forma weighted average number of shares outstanding for pro forma Net Income Per Share described in Note 1 of Notes to the Company's Consolidated Financial Statements.

(2) Adjusted on a pro forma basis to give effect to the acquisitions of Resource One, Inc., Employee Services of America, Inc., The TPI Group, Ltd., ProStaff Human Resources, Inc., NovaPro and the NovaCare Contract (see Note 2 of Notes to the Company's Consolidated Financial Statements) as if they occurred on July 1, 1996. NovaPro, formerly a business of the Parent, was acquired from the Parent effective July 1, 1997. The pro forma statement of operations does not purport to represent what the Company's actual results of operations would have been if such acquisitions and the NovaCare Contract occurred on July 1, 1996, or to project the Company's results of operations for any future period. See the Consolidated Pro Forma Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The computation of unaudited pro forma weighted average numbers of shares outstanding is consistent with the computation of unaudited pro forma weighted average number of shares outstanding for unaudited pro forma net income per share described in Note 1 of Notes to the Company's Consolidated Financial Statements.

(3) Revenues include all amounts billed to clients for gross salaries and wages, related employment taxes and health care and workers' compensation coverage of worksite employees.

(4) Adjusted on a pro forma basis to include the assets and liabilities of NovaPro as of June 30, 1997.

(5) Adjusted to give effect to the conversion of mandatorily redeemable Common Stock into stockholders' equity and the Offering and the application of the net proceeds therefrom, as if each of the foregoing had occurred as of June 30, 1997. See the Consolidated Pro Forma Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma Combined Statement of Operations for the year ended June 30, 1997 is based on the historical consolidated financial statements of NovaCare Employee Services, Inc. (the "Company") for the period from October 1, 1996 (commencement of operations) to June 30, 1997, adjusted to give effect to the acquisition of Resource One, Inc. ("Resource One"), the predecessor company, Employee Services of America, ("ESA"), The TPI Group, Ltd., ("TPI"), ProStaff Human Resources, Inc. ("Prostaff"), and NovaPro. Resource One, ESA, TPI and Prostaff were acquired prior to June 30, 1997 and are included in the historical results of operations from their respective dates of acquisition. The historical financial information is also adjusted to give effect to the full year impact of the contract between the Company and the Parent (the "NovaCare Contract") (further described in Note 2 of Notes to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus). The pro forma Combined Statement of Operations has been prepared assuming the above acquisitions and the NovaCare Contract occurred as of July 1, 1996. The acquisitions and the related adjustments are described in the notes thereto.

     The financial information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transaction occurred as of the dates indicated, or to project the Company's results of operations or financial position for any future period or date. This information should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this prospectus.

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)

                                                           HISTORICAL RESULTS
                                                             FOR THE PERIOD
                                                            OCTOBER 1, 1996
                                                             (INCEPTION) TO       ACQUIRED       NOVACARE      PRO FORMA
                                                             JUNE 30, 1997      COMPANIES(1)    CONTRACT(2)   ADJUSTMENTS
                                                           ------------------   -------------   -----------   -----------
Revenues:
 Related party............................................      $255,289          $      --      $ 326,395      $    --
 Third parties............................................       138,904            157,509             --           --
                                                               ---------          ---------       --------      -------
   Total revenues.........................................       394,193            157,509        326,395           --
Direct costs:
 Related Party:
   Salaries, wages and employment taxes of worksite
     employees............................................       234,182                 --        298,610           --
   Health care and workers' compensation state
     unemployment taxes and other.........................        15,368                 --         22,334           --
Third Parties:
 Salaries, wages and employment taxes of worksite
   employees..............................................       123,056            134,921             --           --
 Health care and workers' compensation state unemployment
   taxes and other........................................         9,349             15,774             --           --
                                                               ---------          ---------       --------      -------
Gross profit..............................................        12,238              6,814          5,451           --
Selling, general and administrative expenses..............         8,247              8,689          2,848        1,212(3)
Provision for uncollectible accounts......................            26                273             --           --
Amortization of excess cost of net assets acquired........         1,034                 --             --        1,234(4)
                                                               ---------          ---------       --------      -------
Income (loss) from operations.............................         2,931             (2,148)         2,603       (2,446)
Investment income.........................................            52                 20             --           --
Interest expense..........................................           (56)              (774)            --          740(5)
Interest expense -- related party.........................          (693)                --             --         (916)(6)
                                                               ---------          ---------       --------      -------
Income (loss) before income taxes.........................         2,234             (2,902)         2,603       (2,622)
Income taxes..............................................         1,542                 --             --         (808)(7)
                                                               ---------          ---------       --------      -------
 Net income (loss)........................................      $    692          $  (2,902)     $   2,603      $(1,814)
                                                               =========          =========       ========      =======
 Unaudited pro forma net income (loss) per share(10)......      $    .03
                                                               =========
 Unaudited pro forma weighted average number of shares....        20,574
                                                               =========

                                                              PRO FORMA
                                                             RESULTS FOR
                                                              THE PERIOD
                                                                 FROM
                                                             JULY 1, 1996     OFFERING     PRO FORMA
                                                                  TO          PRO FORMA       AS
                                                            JUNE 30, 1997    ADJUSTMENTS   ADJUSTED
                                                            --------------   -----------   ---------
                                                           <
Revenues:
 Related party............................................     $581,684        $    --     $581,684
 Third parties............................................      296,413             --      296,413
                                                              ---------         ------     --------
   Total revenues.........................................      878,097             --      878,097
Direct costs:
 Related Party:
   Salaries, wages and employment taxes of worksite
     employees............................................      532,792             --      532,792
   Health care and workers' compensation state
     unemployment taxes and other.........................       37,702             --       37,702
Third Parties:
 Salaries, wages and employment taxes of worksite
   employees..............................................      257,977             --      257,977
 Health care and workers' compensation state unemployment
   taxes and other........................................       25,123             --       25,123
                                                              ---------         ------     --------
Gross profit..............................................       24,503             --       24,503
Selling, general and administrative expenses..............       20,996             --       20,996
Provision for uncollectible accounts......................          299             --          299
Amortization of excess cost of net assets acquired........        2,268             --        2,268
                                                              ---------         ------     --------
Income (loss) from operations.............................          940             --          940
Investment income.........................................           72             --           72
Interest expense..........................................          (90)            --          (90)
Interest expense -- related party.........................       (1,609)         1,609(8)        --
                                                              ---------         ------     --------
Income (loss) before income taxes.........................         (687)         1,609          922
Income taxes..............................................          734            632(9)     1,366
                                                              ---------         ------     --------
 Net income (loss)........................................     $ (1,421)       $   977     $   (444)
                                                              =========         ======     ========
 Unaudited pro forma net income (loss) per share(10)......     $   (.07)                   $   (.02)
                                                              =========                    ========
 Unaudited pro forma weighted average number of shares....       20,574                      24,398 (11)
                                                              =========                    ========

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

          NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(1) The Acquired Companies' adjustments represent the historical results of operations of Resource One, ESA, TPI, Prostaff and NovaPro (collectively, the "Acquired Companies") from July 1, 1996 to their respective dates of acquisition, as noted below, and to June 30, 1997 for NovaPro, respectively. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each of the Acquired Companies are included in the historical results of operations of the Company since the date of acquisition.

                                                                   FOR THE PERIOD FROM JULY
                                                                  1, 1996 TO THE DATE OF THE
                                                                         ACQUISITION
                                                                  --------------------------
                                                                               INCOME (LOSS)
                                                                               BEFORE INCOME
                   COMPANY                    ACQUIRED AS OF      REVENUE          TAXES
    -------------------------------------    ----------------     --------     -------------
    Resource One.........................    October 1, 1996      $  9,068        $    43
    ESA..................................    February 1, 1997       87,046             67
    TPI..................................    February 1, 1997       51,206         (2,842)
    Prostaff.............................    February 1, 1997        2,565            (48)
    NovaPro..............................    July 1, 1997            7,624           (122)
                                                                  --------        -------
         Total...........................                         $157,509        $(2,902)
                                                                  ========        =======

      The income tax effect of the Acquired Companies' adjustment is considered in Note 7.

(2) In February 1997, the Parent and the Company entered into the NovaCare Contract whereby the Parent's employees are co-employed by the Company for a five-year term with automatic annual renewals. Under the NovaCare Contract, the Company provides traditional PEO services such as payroll and benefits administration, worksite safety evaluation, employment-related risk management and benefits consultations. The Parent pays the Company a fee for its services currently equal to the salary and federal payroll tax costs plus 9.7% of gross earnings of employees, or approximately 117% of the gross earnings of the employees covered by the NovaCare Contract. The Parent may not terminate the NovaCare Contract except in the event of: (i) the breach of any of the Company's agreements, duties or performance standards under the NovaCare Contract; (ii) the making of false or misleading representations, warranties, or statements of material fact in documents submitted by or on behalf of the Company to the Parent; or (iii) insolvency, bankruptcy or receivership of the Company.

      The NovaCare Contract adjustment for the year ended June 30, 1997, reflects the pro forma results of operations related to the NovaCare Contract from July 1, 1996 to January 31, 1997. Results of operations from the NovaCare Contract for the period from February 1, 1997 to June 30, 1997 are included in the historical results.

      The income tax effect of the NovaCare Contract adjustment is considered in
Note 7 below.

(3) Includes adjustments representing net increases in selling, general, and administrative expenses in support of the combined businesses.

                              EXPENSE CATEGORY                            EXPENSE AMOUNT
    --------------------------------------------------------------------  --------------
    Salaries, wages and benefits........................................      $  736
    Rental lease agreements.............................................         180
    Other...............................................................         296
                                                                              ------
         Selling, general and administrative expenses adjustment........      $1,212
                                                                              ======

(4) Reflects additional amortization of the excess of the purchase price over the fair value of net assets acquired. The additional amortization consists of non-compete agreements, customer lists, assembled workforce, and goodwill, amortized on a straight-line basis over the estimated useful lives of the assets which range from five to 40 years, as if the businesses were acquired as of July 1, 1996.

(5) Represents the reduction of expense assuming that late payment penalties and interest due to the Internal Revenue Service for late payment of federal withholding taxes incurred by a subsidiary would not have been incurred given the Company's availability of financing from the Parent, as described in Note 6 below. An additional $53 of interest expense has been recorded to reflect the borrowing from the Parent for the timely payment of the federal withholding taxes.

(6) Represents interest due to the Parent (See Note 2 of Notes to the Company's Consolidated Financial Statements) for money borrowed by the Company to finance the acquisition of the Acquired Companies. The Company entered into a loan agreement where the Parent charges interest to the Company at the EuroDollar rate plus 0.5% to 1.125%. The weighted average interest rate was 6.6%.

(7) Represents an adjustment to income taxes to reflect the state and federal income tax liability which would have been provided on pro forma adjusted income before income taxes for the period from July 1, 1996 to June 30, 1997. State taxes were computed on a legal entity basis dependent upon the income subject to income tax for the same period. Federal income tax was computed on consolidated income before income taxes adjusting for the non-deductible portion of the amortization of excess cost of net assets acquired.

(8) Represents the reduction of interest expense resulting from the partial use of the portion of the proceeds to pay certain indebtedness to the Parent (see Note 2 of Notes to the Company's Consolidated Financial Statements).

(9) Represents an adjustment to state and federal income taxes which would have been provided on the reduction of interest expense discussed in Note 8 above.

(10) The put option associated with the mandatorily redeemable common stock is rendered inoperative if the Company files an initial public offering of its common stock prior to two years from the date of acquisition and, in one case, the Company is publicly trading on December 31, 1998 (see Note 10 of Notes to the Company's Consolidated Financial Statements); such an event will have a significant impact on the Company's net income per share computation. Given the Company's plans to file a registration statement with the Securities and Exchange Commission, (see Note 13 of Notes to the Consolidated Financial Statements), historical income per share has been excluded from the accompanying financial statements. Unaudited Pro Forma Net Income Per Share is computed by dividing net income, without consideration for the accretion of shares of the mandatorily redeemable common stock (see Note 10 of Notes to the Company's Consolidated Financial Statements) by the number of shares of common stock and common stock equivalents outstanding as of July 31, 1997. Given that all shares issued prior to July 31, 1997 were issued at prices significantly below the estimated offering price in the Company's initial public offering (see Note 13 of Notes to the Company's Consolidated Financial Statements), all shares and options issued are considered to be outstanding since inception of the Company, using the treasury stock method, for the purposes of calculating the Unaudited Pro Forma Net Income per Share.

(11) The Company intends to use a portion of the net proceeds from offering 4,500,000 shares of its Common Stock to retire certain indebtedness (see
     Note 13 of Notes to the Company's Consolidated Financial Statements). Unaudited pro forma net income per share as adjusted is computed by dividing net income, adjusted for the elimination of applicable interest expense, net of the related income tax effect, by total outstanding shares as of July 31, 1997 plus estimated additional shares required to be sold to retire outstanding debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.

OVERVIEW

     NovaCare Employee Services, Inc. (the "Company") is one of the largest and fastest growing professional employer organizations ("PEO"s) in the United States. The Company commenced operations on October 1, 1996, concurrent with the acquisition of Resource One, Inc. ("Resource One"). Results for the quarter ended December 31, 1996 primarily represent the results of operations of Resource One. In February, 1997, the Company acquired three additional
PEOs -- Employee Services of America, Inc. ("ESA"); The TPI Group, Ltd. ("TPI"); and Prostaff Human Resources, Inc. ("Prostaff") and signed an agreement with NovaCare, Inc. ( the "Parent") to provide traditional PEO services to principally all of the Parent's worksite employees (the "NovaCare Contract"). As of June 30, 1997, the Company served 1,742 client organizations with 35,028 employees at over 3,000 worksites in 45 states, principally in 10 different industries. On July 1, 1997, the Company acquired NovaPro, a rehabilitation temporary staffing company, from the Parent. The Company is an employee services company which provides small and medium-sized businesses with comprehensive, fully integrated outsourcing solutions to human resource issues, including payroll management, risk management, benefits administration, unemployment services and human resource consulting services.

     The Company was established by the Parent primarily to leverage the Parent's core competencies and investments in human resource management, information systems, outsourcing, relationship selling, workers' compensation, risk management and management of a dispersed workforce. These competencies are highly correlated with success in the PEO business. The Parent is a leading provider of medical rehabilitation services. Its services, delivered in over 2,000 facilities nationwide, include worksite evaluation, injury prevention and work injury rehabilitation. The ability to deliver employment-related services to small, widely dispersed groups of employees and to manage effectively workers' compensation risk are central to a PEO.

  Revenues

     The Company enters into a PEO services agreement with its clients, establishing a three-party relationship among the Company, the client and the worksite employees. The agreement generally provides for an initial one-year term, subject to cancellation without cause on 30 days' notice by either the Company or the client, and sets forth the service fee payable to the Company. Such service fee, which constitutes the Company's revenues, is based on the gross earnings of each employee plus the estimated costs of employment-related taxes, providing human resource services, performing administrative functions, providing insurance coverages and benefit plans and performing other services offered by the Company. This structure yields a comprehensive service fee percentage to be applied to each employee's gross pay. These fees are invoiced along with each periodic payroll.

     Pursuant to the PEO services agreement, the Company has the obligation to provide the benefits and services enumerated in that agreement as well as to pay the direct costs associated with such services, regardless of whether the client company makes timely payment to the Company of the associated service fee. The most significant direct costs associated with each PEO services agreement are the worksite employees' salaries and wages, which generally are disbursed promptly after the applicable client service fee is received. For a description of additional costs of services, see "Direct Costs" below.

     The Company's revenues are dependent on the number of clients enrolled, the resulting number of employees paid each period, the gross earnings of such employees and the number of employees enrolled in benefit plans.

  Direct Costs

     The Company's primary direct costs are: (i) the salaries and wages of worksite employees (gross earnings), the employer's portion of Social Security, Medicare premiums and federal unemployment taxes; (ii) employee benefit plan costs; (iii) workers' compensation costs; and (iv) state unemployment taxes. Salaries and wages of worksite employees are affected by the inflationary effects on wage levels and by differences in the local economies of the Company's markets. Changes in gross earnings have a proportionate impact on the Company's revenues. The Company can significantly impact its gross profit margin by actively managing the direct costs described in clauses (ii), (iii) and (iv) (hereinafter referred to as "controllable direct costs").

     Employment-related taxes consist of the employer's portion of payroll taxes required under FICA, which includes Social Security and Medicare, and federal and state unemployment taxes. The federal tax rates are defined by the appropriate federal regulations. State unemployment rates are subject to claims histories and vary from state to state.

     Employee benefit plan costs consist of medical insurance premiums, payments of and reserves for claims subject to deductibles and the costs of dental care, vision care, disability, employee assistance and other similar benefit plans. The Company's health care benefit plans consist of self-insured plans and guaranteed cost programs. Liabilities for health care self-insured claims are recorded based on the Company's evaluation of the nature and severity of individual claims and past claims experience.

     Workers' compensation costs include premiums, administrative costs and claims-related expenses under the Company's workers' compensation program. Currently, the coverage is provided under a workers' compensation deductible program with an aggregate stop loss that limits the liability to the Company at a capped percentage of the standard premium or a fixed aggregate deductible, whichever is higher. Through June 30, 1997, certain of the Company's worksite employees were covered by large deductible workers' compensation policies and certain other worksite employees were covered by guaranteed cost or low deductible worker's compensation insurance policies. Costs related to these prior plans include estimates of ultimate claims amounts that are recorded as accrued workers' compensation claims. Changes in these estimates are reflected as a component of direct costs in the period of the change.

     State unemployment taxes are based on rates which vary from state to state. Generally they are subject to certain minimum rates, but the aggregate rates payable by an employer are affected by the employer's claims history. The Company controls unemployment claims by aggressively contesting unfounded claims and, when possible, quickly returning employees to work by reassigning them to other worksites.

  Selling, General and Administrative Expenses

     The Company's principal selling, general and administrative expenses are salaries, wages, benefits and other personnel expenses of administrative employees and sales associates, general and administrative expenses and sales and marketing expenses.

  Income Taxes

     The Company's provision for income taxes typically differs from the U.S. statutory rate of 35% due primarily to state income taxes and non-deductible goodwill amortization.

  Operating Income

     The Company's operating income is determined in part by its ability to manage controllable direct costs and its ability to incorporate such costs into the service fees charged to clients. The Company attempts to reflect changes in the controllable direct costs through adjustments in service fees charged to clients, subject to contractual arrangements.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement and statistical data for each of the quarters and in total for the period from the inception of the Company, October 1, 1996, to June 30, 1997, the Company's fiscal year end.

                                                                                FOR THE PERIOD FROM
                                                              (UNAUDITED, IN THOUSANDS, EXCEPT FOR STATISTICAL DATA):
                                                             ----------------------------------------------------------
                                                                                                             OCTOBER 1,
                                                              OCTOBER 1,      JANUARY 1,       APRIL 1,       1996 TO
                                                             TO DECEMBER       TO MARCH        TO JUNE        JUNE 30,
                                                               31, 1996        31, 1997        30, 1997         1997
                                                             ------------     -----------      --------      ----------
OPERATING RESULTS:
  Revenues...............................................      $ 10,894        $ 151,076       $232,223       $394,193
  Direct costs:
    Salaries, wages and employment taxes of worksite
      employees..........................................         9,082          136,731        211,425        357,238
    Health care, workers' compensation, state
      unemployment taxes and other.......................           970            9,617         14,130         24,717
                                                                -------         --------       --------       --------
        Gross profit.....................................           842            4,728          6,668         12,238
  Selling, general and administrative expenses...........           661            3,215          4,397          8,273
  Amortization of excess cost of net assets acquired.....            27              440            567          1,034
                                                                -------         --------       --------       --------
        Income from operations...........................           154            1,073          1,704          2,931
  Interest expense, net..................................           (30)            (262)          (405)          (697)
                                                                -------         --------       --------       --------
        Income before income taxes.......................           124              811          1,299          2,234
  Income taxes...........................................            63              591            888          1,542
                                                                -------         --------       --------       --------
        Net income.......................................      $     61        $     220       $    411       $    692
                                                                =======         ========       ========       ========
STATISTICAL DATA:
  EBITDA (in thousands)(1)...............................      $    202        $   1,608       $  2,407       $  4,217
  Number of clients at period end........................           110            1,531          1,742          1,742
  Worksite employees at period end:
    Third parties........................................         1,958           16,917         18,634         18,634
    Related party........................................            --           15,728         16,394         16,394
                                                                -------         --------       --------       --------
        Total............................................         1,958           32,645         35,028         35,028
                                                                =======         ========       ========       ========
Weighted average worksite employees paid during the
  period:
  Third parties..........................................         1,757           11,860         16,656         11,764
  Related party..........................................            --           15,546         16,061         15,879
        Weighted average.................................         1,757           22,285         32,717         18,582
Quarterly and year-to-date gross profit per weighted
  average worksite employee (in whole $'s):
  Third parties..........................................      $    479        $     210       $    190       $    665
  Related party..........................................            --              216            218            650
        Weighted average.................................      $    479        $     212       $    204       $    659

     The following table sets forth, as a percentage of revenues, certain statements of operations data for each of the quarters for the period from the inception of the Company, October 1, 1996, to June 30, 1997, the Company's fiscal year end.

                                                                                    FOR THE PERIOD FROM:
                                                                                 (UNAUDITED, % OF REVENUES)
                                                                      -------------------------------------------------
                                                                       OCTOBER 1,    JANUARY 1,   APRIL 1,   OCTOBER 1,
                                                                           TO            TO          TO       1996 TO
                                                                      DECEMBER 31,   MARCH 31,    JUNE 30,    JUNE 30,
                                                                          1996          1997        1997        1997
                                                                      ------------   ----------   --------   ----------
OPERATING RESULTS:
  Revenues..........................................................      100.0%        100.0%      100.0%      100.0%
  Direct costs:
    Salaries, wages and employment taxes of worksite employees......       83.4          90.5        91.0        90.6
    Health care, workers' compensation, state unemployment taxes and
      other.........................................................        8.9           6.4         6.1         6.3
                                                                          -----         -----       -----       -----
        Gross profit................................................        7.7           3.1         2.9         3.1
  Selling, general and administrative expenses......................        6.1           2.1         1.9         2.1
  Amortization of excess cost of net assets acquired................        0.2           0.3         0.2         0.3
                                                                          -----         -----       -----       -----
        Income from operations......................................        1.4           0.7         0.8         0.7
  Interest expense, net.............................................       (0.3)         (0.2)       (0.2)       (0.2)
                                                                          -----         -----       -----       -----
        Income before income taxes..................................        1.1           0.5         0.6         0.5
  Income taxes......................................................        0.6           0.4         0.4         0.4
                                                                          -----         -----       -----       -----
        Net income..................................................        0.5%          0.1%        0.2%        0.1%
                                                                          =====         =====       =====       =====

- ---------------
(1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

HISTORICAL RESULTS OF OPERATIONS FOR THE PERIOD FROM OCTOBER 1, 1996 TO JUNE 30, 1997

     Revenues increased from quarter to quarter, as reflected in the table above, primarily from an increase in the number of clients and worksite employees. The number of clients increased from 110 to 1,531 to 1,742 over the respective quarterly periods and the weighted average number of worksite employees increased from 1,757 to 22,285 to 32,717, over the same periods, respectively. These increases were due primarily to: (i) the NovaCare Contract, with approximately 14,400 employees at the contract date; (ii) the acquisition of ESA, with 8,037 worksite employees at the acquisition date; (iii) the acquisition of TPI, with 6,029 worksite employees at the acquisition date; (iv) the acquisition of Prostaff, with 346 worksite employees at the acquisition date; and (v) 11.3% internal growth in the number of worksite employees since the acquisition or contract dates (27% annualized growth rate).

     Salaries, wages and employment taxes of worksite employees increased from $9,082 for the quarter ended December 31, 1996 to $136,731 for the quarter ended March 31, 1997 to $211,425 for the quarter ended June 30, 1997 as a result of businesses acquired in February 1997 and the NovaCare Contract. As a percentage of revenues, salaries, wages and employment taxes of worksite employees increased from 83.4% to 90.5% to 91.0% for the same periods, respectively. The primary reason for the increase as a percentage of revenues from the quarter ended December 31, 1996 to the quarter ended March 31, 1997 is the impact of the acquired businesses and the NovaCare Contract, both of which have a higher cost to revenue ratio than that of the predecessor company.

     Health care, workers' compensation, state unemployment taxes and other were $24,717 for the period from inception to June 30, 1997, increasing from $970 for the quarter ended December 31, 1996 to $9,617 for the quarter ended March 31, 1997 to $14,130 for the quarter ended June 30, 1997 as a result of the acquired businesses and the NovaCare Contract. As a percentage of revenues, health care, workers' compensation, state unemployment taxes and other decreased from 8.9% to 6.4% to 6.1% over the respective quarterly periods. The primary reasons for the decrease as a percentage of revenues are the cost structure of the acquired companies in successive quarters and the NovaCare Contract.

     Gross profit as a percentage of revenues declined from 7.7% during the quarter ended December 31, 1996 to 3.1% for the quarter ended March 31, 1997 to 2.9% for the quarter ended June 30, 1997. The primary reasons for the decrease in the gross profit percentage are the increased salaries, wages and employment taxes per worksite employee, which increased revenues but not gross profit dollars, and the relative impact of the NovaCare Contract, which has a lower gross profit percentage (2.0%) due to a more highly compensated employee population. In addition, state unemployment tax gross profit is typically higher in the first quarter of a calendar year than in other quarters.

     Selling, general and administrative expenses increased from $661 for the quarter ended December 31, 1996 to $4,397 for the quarter ended June 30, 1997 as a result of businesses acquired and the NovaCare Contract. As a percentage of revenues, selling, general and administrative expenses were 6.1%, 2.1% and 1.9% for the three quarters of fiscal 1997 since commencement of operations. The decrease from the quarter ended December 31, 1996 to the quarter ended March 31, 1997 is primarily a result of the acquisitions and the NovaCare Contract, all of which have lower selling, general and administrative cost structures.

     Amortization of excess cost of net assets acquired increased from $27 for the quarter ended December 31, 1996 to $440 for the quarter ended March 31, 1997 to $567 for the quarter ended June 30, 1997 as a result of the acquired businesses during the period.

     Interest expense, net was $697 for the period from October 1, 1996 to June 30, 1997 resulting primarily from interest due to the Parent for amounts loaned to the Company to finance the acquisition of the four businesses acquired during the same periods. Interest is charged to the Company at the Parent's borrowing rate (EuroDollar rate plus a range of 0.5% to 1.125%). The weighted average rate for the period from October 1, 1996 to June 30, 1997 was 6.6%.

     Income taxes as a percentage of pretax income were 69.0% for the period from October 1, 1996 to June 30, 1997. The principal reasons for the effective rate being higher than the statutory federal rate were nondeductible amortization of excess cost of net assets acquired and state income taxes.

PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1997 COMPARED WITH THE YEAR ENDED
JUNE 30, 1996

     The following pro forma consolidated results of operations give effect to each of the acquisitions as well as the NovaCare Contract as if they occurred on July 1, 1995 or the inception of the business acquired if the inception had been subsequent to July 1, 1995. In addition, it assumes that the sale of NovaPro (see Note 13 of Notes to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus) from the Parent to the Company occurred as of the inception of NovaPro on July 1, 1996. The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Pro Forma Financial Statements and the Notes thereto appearing elsewhere herein.

                                                                         FISCAL YEAR ENDED JUNE 30,
                                                                                 (UNAUDITED)
                                                                  -----------------------------------------
                                                                         DOLLARS
                                                                  (IN THOUSANDS, EXCEPT
                                                                  FOR STATISTICAL DATA)      % OF REVENUES
                                                                  ---------------------     ---------------
                                                                    1996         1997       1996      1997
                                                                  --------     --------     -----     -----
OPERATING RESULTS:
  Revenues......................................................  $753,311     $878,097     100.0%    100.0%
  Direct costs:
    Salaries, wages and employment taxes of worksite
      employees.................................................   683,772      790,769      90.8      90.0
    Health care, workers' compensation, state unemployment taxes
      and other.................................................    54,446       62,825       7.2       7.2
                                                                  --------     --------     -----     -----
         Gross profit...........................................    15,093       24,503       2.0       2.8
  Selling, general and administrative expenses..................    16,727       21,295       2.2       2.4
  Amortization of excess cost of net assets acquired............     2,161        2,268       0.3       0.3
                                                                  --------     --------     -----     -----
         (Loss) income from operations..........................    (3,795)         940      (0.5)      0.1
  Interest expense, net.........................................    (3,304)      (1,627)     (0.5)     (0.2)
                                                                  --------     --------     -----     -----
         (Loss) before income taxes.............................    (7,099)        (687)     (1.0)     (0.1)
  Income taxes..................................................        97          734       0.0       0.1
                                                                  --------     --------     -----     -----
         Net (loss).............................................  $ (7,196)    $ (1,421)     (1.0%)    (0.2%)
                                                                  ========     ========     =====     =====
STATISTICAL DATA:
  EBITDA (in thousands).........................................  $ (1,087)    $  3,927
  Number of clients at period end...............................     1,395        1,742
  Worksite employees at period end:
    Third parties...............................................    15,589       19,956
    Related party...............................................    13,322       15,072
                                                                  --------     --------
         Total..................................................    28,911       35,028
                                                                  ========     ========
  Weighted average worksite employees paid during the period:
    Third parties...............................................    13,949       18,123
    Related party...............................................    12,429       14,428
    Weighted average............................................    26,611       32,551
  Gross profit per weighted average worksite employee (in whole
    $'s):
    Third parties...............................................  $    704     $    731
    Related party...............................................       424          780
    Weighted average............................................  $    567     $    753

     Revenues, on a pro forma basis, were $753,311 for the year ended June 30, 1996 compared with $878,097 for the year ended June 30, 1997, representing an increase of $124,786, or 16.6%. The increase was due primarily to an increased number of PEO clients and worksite employees. Between June 30, 1996 and June 30, 1997, the number of clients increased 24.9% from 1,395 to 1,742. The average number of worksite employees increased 22.3% over the same period from 26,611 to 32,551.

     Salaries, wages and employment taxes of worksite employees increased 15.6% from $683,772 for fiscal 1996 to $790,769 for fiscal 1997. As a percentage of revenues, salaries, wages and employment taxes for worksite employees decreased from 90.8% for the fiscal year ended June 30, 1996 to 90.0% for the fiscal year ended June 30, 1997.

     Health care, workers' compensation, state unemployment taxes and other increased from $54,446 for the fiscal year ended June 30, 1996 to $62,825 for the fiscal year ended June 30, 1997. As a percentage of revenues, health care, workers' compensation, state unemployment and other remained constant at 7.2% for each of the fiscal years ended June 30, 1996 and 1997.

     Gross profit as a percentage of revenues increased from 2.0% to 2.8% for the fiscal years ended June 30, 1996 and 1997, respectively. Without the NovaCare Contract, gross profit as a percentage of revenues would have been 4.3% and 4.5% for the same periods, respectively.

     Selling, general and administrative expenses increased 27.3% from $16,727 for the year ended June 30, 1996 to $21,295 for the year ended June 30, 1997 due to increased administrative staff in support of the Company's growth in worksite employees and number of clients. Selling, general and administrative expenses as a percentage of revenues was 2.4% and 2.2% in fiscal 1997 and 1996, respectively.

     Amortization of excess cost of net assets acquired remained approximately the same for the fiscal years ended June 30, 1996 and June 30, 1997.

     Interest expense, net decreased 50.8% from $3,304 for fiscal 1996 compared with $1,627 for fiscal 1997. This decrease was primarily a result of decreased outstanding indebtedness from fiscal 1996 compared with fiscal 1997 and a reduction in the weighted average interest rate for the same periods, respectively.

     Income taxes were computed on a legal entity basis using the income subject to income tax, adjusting for the non-deductible portion of the amortization of excess costs of net assets acquired for both state and federal income taxes.

PRO FORMA QUARTERLY FINANCIAL RESULTS -- FISCAL 1997

     The following table presents certain unaudited pro forma results of operations data for the interim quarterly periods of the Company since inception. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations in accordance with generally accepted accounting principles, have been made. The results of operations for any interim period are not necessarily indicative of the operating results for a full year or any future period.

                                                                        FOR THE PERIOD FROM:
                                                       (UNAUDITED, IN THOUSANDS, EXCEPT FOR STATISTICAL DATA)
                                                    -------------------------------------------------------------
                                                                     OCTOBER 1,
                                                     JULY 1, TO          TO
                                                    SEPTEMBER 30,   DECEMBER 31,   JANUARY 1, TO     APRIL 1, TO
                                                        1996            1996       MARCH 31, 1997   JUNE 30, 1997
                                                    -------------   ------------   --------------   -------------
OPERATING RESULTS:
  Revenues.........................................   $ 202,285       $219,367        $223,333        $ 233,112
  Direct costs:
    Salaries, wages and employment taxes of
      worksite employees...........................     183,678        199,071         200,951          207,069
    Health care, workers' compensation, state
      unemployment taxes and other.................      13,813         14,875          15,507           18,630
                                                       --------       --------        --------         --------
         Gross profit..............................       4,794          5,421           6,875            7,413
  Selling, general and administrative expenses.....       4,956          6,088           5,184            5,067
  Amortization of excess cost of net assets
    acquired.......................................         529            556             616              567
                                                       --------       --------        --------         --------
         (Loss) income from operations.............        (691)        (1,223)          1,075            1,779
  Interest expense, net............................        (410)          (403)           (395)            (419)
                                                       --------       --------        --------         --------
         (Loss) income before income taxes.........      (1,101)        (1,626)            680            1,360
  Income taxes.....................................          42             38              94              560
                                                       --------       --------        --------         --------
         Net (loss) income.........................   $  (1,143)      $ (1,664)       $    586        $     800
                                                       ========       ========        ========         ========
STATISTICAL DATA:
  EBITDA (in thousands)............................   $      53       $   (418)       $  1,810        $   2,482
  Number of clients at period end..................       1,437          1,499           1,531            1,742
  Worksite employees at period end:
    Third parties..................................      17,080         17,750          18,088           19,956
    Related party..................................      13,340         14,049          14,557           15,072
                                                       --------       --------        --------         --------
         Total.....................................      30,420         31,799          32,645           35,028
                                                       ========       ========        ========         ========
  Weighted average worksite employees paid during
    the period:
    Third parties..................................      16,685         17,415          17,919           19,022
    Related party..................................      13,562         13,695          14,303           14,815
    Weighted average...............................      30,247         31,110          32,222           33,837
  Quarterly gross profit per weighted average
    worksite employee (in whole $'s):
    Third parties..................................   $     159       $    164        $    212        $     208
    Related party..................................         158            187             216              234
    Weighted average...............................   $     159       $    174        $    213        $     219

LIQUIDITY AND CAPITAL RESOURCES

     The Company periodically evaluates its liquidity requirements, capital needs and availability of capital resources in view of, among other things, expansion plans, accrued workers' compensation insurance claims liabilities, debt service requirements and other operating cash needs. As a result of this process, the Company has sought and may seek to raise additional capital or take other steps to increase or manage its liquidity and capital resources. Historically, these funds have been raised from the Parent. The Company believes that the proceeds from the Offering and cash flow from operations will be adequate to meet its liquidity requirements through at least fiscal 1998. As an additional liquidity source, the Company is presently negotiating a revolving credit facility with a syndicate of banks. The Company will rely on these sources, as well as public and private debt and equity financing, to meet its long-term liquidity needs.

     The Company had $1.8 million in cash and cash equivalents as of June 30, 1997. As of the same date, the Company had negative working capital of $48.8 million, primarily as a result of $28.4 million due to the Parent for amounts borrowed under the line of credit due at the earlier of an initial public offering or November 1999 (See Note 2 of Notes to the Company's Consolidated Financial Statements) and $18.9 million deferred purchase price obligations incurred in connection with the Company's acquisitions, of which $17.5 million is due upon the earlier of an initial public offering or December 31, 1997. The Company's primary short-term liquidity requirements relate to the payment of accrued payroll and payroll taxes of its internal and worksite employees, accounts payable and the payment of accrued workers' compensation expense and health benefit plan premiums.

     The Company's cash flows from operating activities for the period from October 1, 1996 (inception) to June 30, 1997 was $0.1 million resulting primarily from: (i) a $4.1 million increase in the accrual for workers' compensation and health claims; (ii) a $1.3 million depreciation and amortization non-cash charge; and (iii) a $1.7 million increase in accrued interest-related party and income taxes payable, offset by a $7.0 million net cash use for increases in accounts receivable and accrued salaries, wages and payroll taxes. Accounts receivable and accrued salaries, wages and payroll are subject to fluctuations depending on the proximity of the financial reporting cycle to that of the payroll cycle.

     Cash expended for investing activities during the same period was $25.0 million, primarily resulting from payments for businesses acquired during the period. The Company also expended $1.1 million to repurchase shares of the Company's common stock. These investing activities were financed primarily through a loan from the Parent (see Note 2 of Notes to the Company's Consolidated Financial Statements). Although the Company currently has no significant capital commitments, the Company anticipates investing significant cash to acquire PEOs and other employee services businesses in strategic markets during fiscal 1998.

INFLATION

     A significant portion of the Company's operating expenses and revenues are subject to inflationary increases, particularly worksite employees salary increases. The Company believes the effects of inflation have not had a significant impact on its results of operations or its financial condition.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") as amended by the December 1996 issuance of Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125" ("SFAS 127"). SFAS 125, as amended, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not believe the adoption of SFAS 125, as amended, will have a material effect on the Company's financial position or results of operations.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which the Company is required to adopt no later than the second quarter of fiscal year 1998. SFAS 128 establishes accounting standards for computing and presenting earnings per share by replacing the presentations of weighted average shares outstanding, inclusive of common stock equivalents with a dual presentation of basic earnings per share which excludes dilution ("earnings per share") and diluted earnings per share ("earnings per share -- assuming dilution") which includes the dilutive effect of all potentially exercisable or convertible stock. SFAS 128 requires restatement once adopted of all prior period earnings per share data.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. The Company does not believe that the adoption of SFAS 130 will have a material effect on the Company's financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. The Company does not believe that the adoption of SFAS 131 will have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL

     The Company is one of the largest and fastest growing PEOs in the United States. The Company is an employee services company which provides small to medium-sized businesses with comprehensive, fully integrated outsourcing solutions to human resource issues, including payroll management, workers' compensation risk management, benefits administration, unemployment services and human resource consulting services. The Company believes its services enable small and medium-sized businesses to cost-effectively manage and enhance the employment relationship by: (i) controlling the risks and costs associated with workers' compensation, workplace safety and employee-related litigation; (ii) providing employees with high quality health care coverage and related benefits;
(iii) managing the increasingly complex legal and regulatory environment affecting employment; and (iv) achieving scale advantages typically available to larger organizations. As of June 30, 1997, the Company served 1,742 clients with 35,028 employees at over 3,000 worksites in 45 states, primarily in 10 different industries.

     The Company was established by its Parent in September 1996 and began operation in October 1996 with the acquisition of Resource One. In February 1997, the Company acquired three additional PEOs. On July 1, 1997, the Company acquired the rehabilitation temporary staffing business of its Parent.

PROFESSIONAL EMPLOYER ORGANIZATION INDUSTRY

     According to NAPEO, the PEO industry has approximately $18 billion in annual revenues with an historical growth rate over the last five years of approximately 30% per year. According to the U.S. Small Business Administration, there are nearly six million businesses in the United States with under 100 employees, employing over 52 million persons and with $1.1 trillion in aggregate annual payroll. The Company believes approximately 49 million of these employees are currently unserved by the PEO industry.

     The PEO industry is highly fragmented. NAPEO data suggest that there are at least 2,400 PEOs currently in operation and that the ten largest PEOs account for less than 10% of existing revenues in the industry. The Company believes that significant consolidation opportunities exist within the PEO industry due to increasing industry regulatory complexity and capital requirements associated with developing larger service delivery infrastructures, more diversified services and more sophisticated management information systems.

     Demand for Services. The PEO industry evolved in the early 1980's in response to increasing employment and benefit costs, and the complexities of the legal and regulatory environment for the rapidly expanding small to medium-sized business sector. The Company believes demand for PEO services will continue to increase as (i) employment-related governmental regulation grows more complex,
(ii) growth continues within the small to medium-sized business community, (iii) the need to provide health and retirement benefits in a cost-effective convenient manner increases and (iv) the business and regulatory communities accept and recognize the PEO industry. While various service providers, such as payroll processing firms, benefits and safety consultants and temporary services firms, are available to assist these businesses with specific tasks, such organizations do not typically provide the more comprehensive range of services generally offered by PEOs. PEOs enter into agreements with numerous small to medium-sized employers, and can, therefore, achieve economies of scale as professional employers and offer benefits packages and human resource services at a level typically available only to larger corporations which have greater resources to devote to human resources management. The Company believes PEO services will continue to experience growing demand because of the growing trend among small to medium-sized employers to: (i) outsource non-core competencies;
(ii) seek to reduce employee benefit costs; (iii) avoid employee-related risks and regulatory complexities, and (iv) attract better employees and retain them through improved benefit plans.

     Effectiveness of Services. According to estimates by the U.S. Small Business Administration, the management of an average small to medium-sized business devotes from 7% to 25% of its time to employee-related matters, leaving management with less time to focus on core competencies. A National Federation of Independent Business survey of small businesses in 1996 showed that six of the top 13 major problem areas for small business are issues that can be addressed by PEOs. These include (with their rank in importance according to the survey) cost of health insurance (1), workers' compensation costs (3), federal paperwork (7), frequent changes in federal tax laws (9), finding qualified employees (11) and state/local paperwork (13). Work-related injuries cost employers over $53 billion in medical expenses and employee productivity each year according to industry estimates. Employees are typically attracted to small and medium-sized businesses that provide employees with human resources services characteristic of large employers. An industry analyst's study indicated that 40% of the clients that outsourced services with a PEO were able to upgrade their employee benefits offerings and one-fourth of those clients were able to offer health care and other benefits for the first time.

SERVICES

     PEOs typically take a transaction processing approach to their services and do not emphasize other benefits such as the improved workforce performance that can be associated with satisfied employees. The Company believes that small to medium-sized businesses will increase their emphasis on cost-effectiveness, service excellence and the breadth of services provided in selecting PEO providers.

     The Company contractually assumes certain administrative and financial employer responsibilities with respect to worksite employees in a "co-employment" relationship. The Company believes its clients benefit from the Company's services by: (i) improving profitability through lowering or controlling costs associated with workers' compensation, health insurance, other benefit coverage and regulatory compliance; (ii) improving productivity through reducing the time and effort expended by business owners and executives to deal with the complexities of employment management, enabling them to focus on their business core competencies and growth; and (iii) improving employee satisfaction and performance. The Company helps employers improve job satisfaction and performance of their employees by: (i) providing improved health care and related benefits; (ii) delivering training programs; and (iii) delivering dependable payroll and benefits administration.

     As co-employer of worksite employees, the Company assumes responsibility for and manages the risks associated with: (i) worksite employee payroll; (ii) employee-related benefits, such as workers' compensation and health care insurance coverage; and (iii) compliance with certain employment-related governmental regulations that can be effectively managed away from the client's business. See "Risk Factors." The client retains responsibility for supervision and direction of the worksite employees' services in its business and generally remains responsible for compliance with other employment-related governmental regulations that are more closely related to worksite employee supervision. The service fee charged by the Company to its clients covers the cost of certain employment-related taxes, workers' compensation insurance coverage, administrative and field services, wages of worksite employees and the client's portion of health and retirement benefit plan costs. The Company also provides other value-added services such as rehabilitation temporary staffing, training and human resource consulting.

STRATEGY

     The Company's objective is to be the brand, service and performance leader in the PEO industry by creating a more profitable, more productive and more satisfying relationship between employers and employees and enabling its clients to focus on their business core competencies and growth.

Supporting this purpose are the Company's beliefs, respect for the individual, service to the client, pursuit of excellence and commitment to personal integrity. For this reason, the Company seeks to create a values-based culture. Relying on these values, the Company will implement a strategy focusing on growth and operational excellence.

     It is the Company's belief that a strong commitment to these values and a philosophy oriented toward "caring for and about people," will enable the Company to provide a level of service that will build the businesses of its clients and itself and enhance the careers of its clients' employees.

GROWTH STRATEGY

     The Company intends to grow through: (i) increasing investment in sales and marketing; (ii) focusing on geographic expansion; (iii) targeting high potential industries; (iv) acquiring PEOs and other employee service providers and entering into strategic alliances; and (v) leveraging the growth in the Parent's employee base.

     Increasing Investment in Sales and Marketing. The Company's management is experienced in building businesses utilizing professional sales forces and focused marketing strategies. The Company believes that it has substantially improved the productivity of the Company's sales force from that existing at the time the Company acquired its constituent organizations by replacing 25% of the existing salespersons with strong professional sales people and sales management from both inside and outside the PEO industry. A significant part of the Company's marketing strategy is the development of a brand identity. A recognized brand name is a valuable marketing tool. By utilizing the nationally advertised brand name of the Parent, the Company believes it will achieve a strong brand identity at lower cost. The Company believes that its marketing efforts will benefit from its brand strategy. The Company's brand promise is to create a more satisfying and more productive relationship between its worksite employees and clients by "caring for and about people." By cost effectively and consistently delivering against this service commitment, the Company believes it will attain a brand name reputation for service excellence among existing and potential clients.

     Focusing on Geographic Expansion. The Company has identified key attractive geographic target markets and has established a plan for entering those markets in a disciplined manner. The target markets are primarily those markets in which the relationship with the Parent provides existing employee and potential new client base density. The Company believes that the Parent's clients and other extensive business-to-business relationships represent significant opportunities to grow in these target markets. By concentrating on markets where the Parent has achieved density, the Company will seek to have scale immediately because it already co-employs the Parent's employees. The Company believes its market development model will enable it to penetrate new markets quickly. This market development model consists of a highly structured sales management control system and efficient selling process. The model includes market research to identify potential client businesses and a direct mail campaign staged over a 10-week period to reach those businesses. In the Company's first target market, approximately 12,000 candidates have been identified and the direct mail program has been commenced. In certain cases, the Company may rely on platform acquisitions to achieve scale in a market. In either case, the Company's strategy is to leverage the Parent's customer referral sources and provider relationships.

     Targeting High Potential Industries. Targeted industries will vary from market to market depending on economic characteristics and business demographics of each geographic location. The Company intends to focus on industries with high gross profit per worksite employee and significant workers' compensation profit opportunities. The sales force is expected to utilize the key industry strategy and become expert in one or more select industries in the markets in which they are operating. The relationship with the Parent brings a large potential client base of small to medium-sized long-term care providers and other health care customers who are currently obtaining outsourced contract rehabilitation from the Parent or who are referring patients to the Parent. Because of the compatibility of the Company's information systems related to payroll processing, the Company believes that the most attractive candidates in this group in the near term are assisted living facilities and continuing care retirement communities. After creating the appropriate systems interfaces, the Company will seek to expand its efforts to the skilled nursing facility market. The Company regards those businesses as likely candidates for the Company's sales efforts because of their existing relationships with the Parent.

     Acquiring PEOs and Other Employee Service Providers and Entering into Strategic Alliances. The Company believes that the opportunities for PEO consolidation are substantial with at least 2,400 PEOs (according to a NAPEO estimate) operating in a highly fragmented industry. The Company believes that industry consolidation will be driven by increasing industry and regulatory complexity, increasing capital requirements and the significant economies of scale available to PEOs with a concentration of clients and employees in target markets. The Company intends to make opportunistic acquisitions where appropriate to achieve greater density in targeted geographic markets.

     The Parent is highly experienced in acquiring service businesses. It has successfully created and integrated four different nationwide health care service businesses through acquisitions in the last 12 years. The Company believes it will be able to benefit from the Parent's experience as a consolidator and integrator in support of the Company's growth objective for acquisitions. Pursuant to the Company's management services agreement with the Parent, the Parent has agreed to make available to the Company the financial, legal, business development and information technology resources necessary to pursue the Company's acquisition and integration goals. Under the agreement, these resources are provided at the Parent's cost when reasonably required, consistent with the Company's and the Parent's business objectives.

     The Company is creating strategic alliances with service providers to small and medium-sized businesses. For example, the Florida Home Builders Association, an organization that has 17,000 members with 450,000 employees, has endorsed the Company as the PEO of choice for its members. With the trend toward outsourcing non-core competencies, small and medium-sized businesses typically have service relationships with accountants, attorneys, banks, trade associations and other business advisors. Alliances with these service providers offer a cross-selling opportunity for the Company's employee services. The Company intends to develop such referral opportunities as an extension of its sales and marketing capability.

     Leveraging the Parent's Growth. The Company believes that its Parent is the PEO industry's largest client. During fiscal year 1997, the Parent's worksite employee population grew by 23% (16% excluding NovaPro). Growth in the Parent's worksite employee base directly increases the Company's worksite employee population and revenue without the need for additional sales and marketing expenditures or client start-up costs.

OPERATING STRATEGY

     The Company has developed an operating strategy designed to control costs while supporting growth. The operating strategy encompasses leveraging the Parent's existing infrastructure and implementing a sophisticated business model.

     Leveraging the Parent's Existing Infrastructure. As a national provider of medical rehabilitation services, the Parent has developed the core competencies for: (i) managing a dispersed workforce in third-party worksites; (ii) establishing and maintaining national information systems networks connecting clients, worksite employees and service providers; (iii) developing and implementing workplace safety and injury prevention programs; and (iv) managing regulatory change. This infrastructure is available to the Company pursuant to its management services agreement with the Parent. The agreement permits the Company to purchase access to the infrastructure at the Parent's out-of-pocket cost excluding depreciation and amortization. The relationship with the Parent also brings: (i) leverage to negotiate advantageous health care, workers' compensation and other benefit program costs given the Parent's status as a large employer in many geographic markets in which the Company operates, and
(ii) the availability of health care services for Company employees from the

Parent and other health care providers in the Parent's integrated delivery systems in the Company's target markets. See "Relationship with the Parent" below and "Risk Factors -- Dependence on the Parent; Potential Conflicts With the Parent."

     The Company intends to leverage the Parent's experience and business synergies to reduce costs by utilizing the Parent's integrated delivery system network of health care providers. Integrated delivery systems comprise health care providers that are networked as referral sources to facilitate integrated patient care and to ease administration for payors and providers. The Parent has established, and continues to develop, networks of rehabilitation providers, principally outpatient and occupational health providers, in targeted geographic markets. These networks can be used to provide rehabilitation to the Company's injured worksite employees, allowing the Company to benefit from the skill and expertise of the Parent in rehabilitating and returning to work injured employees.

     As a health care provider, the Parent has been an industry leader in responding to regulatory and legislative change in a highly regulated market. The Parent's experience in the regulatory environment will be a valuable resource to the Company as states and the federal government seek to implement new approaches to regulating the PEO industry. The Parent's regulatory compliance experience is available to the Company under the management services agreement between the Company and the Parent.

     Implementing a Sophisticated Business Model. The Company's business model includes a portfolio management system and an efficient operating model.

     Portfolio Management System. The Company has implemented a portfolio management system designed to control and improve its performance in the selection of new business, meeting its brand promise with respect to existing customers and analyzing lapsed business. The new business criteria orient marketing to potential clients in target industries with high gross profit per worksite employee and acceptable underwriting risk. The criteria include number of worksite employees, credit rating, three-year workers' compensation loss ratios, shock losses, workers' compensation insurance premium modification rate, state unemployment experience, expected administrative fee and predicted gross profit per employee.

     The current business portfolio component of the control system enables management to monitor new client start-ups, client specific financial and risk performance and employee and employer satisfaction. By focusing management attention on key business variables, the system permits day-to-day management to direct actions consistent with the Company's strategy and business plan. The business variables measured are the same as those used to access new business, and additionally include accounts receivable, health claims filed, at risk clients, employer and employee satisfaction. The Company believes that attention to these variables on a weekly basis increases gross profit per worksite employee. Lapsed business is analyzed by reason to facilitate identification of service delivery system issues and to improve future client retention.

     Operating Model. The Company has established an operating model that delivers services from two different locations. The Company's local service center places an emphasis on servicing the customer through local front-line activities. The local service center conducts enrollment and orientation of new employees and clients and worksite safety evaluation and monitoring. Sales activity and customer service will also be performed locally. Local activities relative to risk management promote safety, early intervention of workers' compensation reported claims and early return to work. Centralized activity includes nationally directed telemarketing, standard development of marketing materials, a national accounts sales force, and regional payroll processing, benefits administration and claims management. The major elements of finance, procurement and compliance will also be centralized.

     Staffing of the local centers and the centralized regional centers is based on a metric identifying the number of worksite employees or other applicable customers who can be adequately serviced by each kind of service representative, including customer care representatives, payroll technicians, benefits specialists, human resources consultants, workers' compensation specialists, safety engineers and underwriters. This staffing metric is designed to provide efficient service at carefully controlled cost.

     The Company believes it can achieve its strategic objectives by adopting the local services model in each of the strategic markets it enters. This model can be replicated in each key market. It also enables responsiveness to the client while maximizing administrative support productivity. The operating model provides the Company with transaction scale advantages while maintaining customer intimacy through localized service centers that are easily replicated.

EMPLOYEE AND CLIENT SERVICES

     In order to implement its strategy to create a more satisfying and more productive relationship between employers and employees, the Company provides six primary categories of employee services: (i) workers' compensation cost containment and safety management; (ii) unemployment insurance cost containment;
(iii) employee benefits administration; (iv) human resources and compliance management; (v) payroll management; and (vi) value added services. By engaging the Company to provide these services, clients can focus on their core competencies.

     These services are provided under the Company's PEO services agreement which has an initial one year term; thereafter, the agreement is renewed periodically. The agreement is subject to termination by the Company or the client upon 30 days' prior written notice. Service revenues, billed to clients along with each periodic payroll, are based on a pricing model that takes into account the gross pay of each employee and a mark-up which includes the estimated costs of employment-related taxes, providing insurance coverage and benefit plans, performing human resources, payroll, benefits and compliance management and other services and an administration fee. The specific mark-up varies by client based principally on the workers' compensation classification of the worksite employees, their eligibility for health care benefits and the size of the client. Accordingly, the Company's average mark-up percentage will fluctuate based on client mix, which cannot be predicted with any degree of certainty.

     Clients are required to pay the Company its total fee concurrent with the applicable payroll date and receipt of funds is verified prior to the release of payroll. Although the Company is ultimately liable as employer to pay employees for work previously performed, it retains the right to terminate the PEO services agreement as well as the employees upon non-payment by a client. This right and the periodic nature of payroll, combined with client credit verifications and the Company's client selection process, are used to control this exposure. Bad debt expense was $26,000 for the period from October 1, 1996 to June 30, 1997.

     Workers' Compensation Cost Containment and Safety Management. Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs that result from work-related injuries and illnesses, regardless of fault and without any co-payment by the employees. See "Regulation" below. Pursuant to the Company's PEO services agreement, the Company assumes the obligations of its clients to pay workers' compensation claims. See "Risk Factors -- Adequacy of Reserves for Workers' Compensation Claims." The Company seeks to control its workers' compensation costs through comprehensive risk evaluation of prospective clients, the prevention of workplace injuries, timely intervention with employee injuries, aggressive management of the medical costs related to such injuries and the prompt return of employees to work. The Company seeks to prevent workplace injuries by implementing a wide variety of training and safety programs. The Company's efforts to return employees to work quickly involve both rehabilitation services and the placement of employees in transitional, light-duty positions until they are able to resume their former positions.

     Unemployment Insurance Cost Containment. Pursuant to the Company's PEO services agreement, the Company also assumes the obligation of its clients to pay unemployment insurance costs. The Company manages its unemployment insurance costs by establishing employee termination procedures, timely responding to unemployment claims, attending unemployment hearings and attempting to reassign employees to other worksites when a reduction in force occurs at any one worksite location.

     Employee Benefits Administration. Pursuant to the Company's PEO services agreement, the Company is required to offer employee benefits to the worksite employees. The Company offers worksite employees a benefits package which includes several health care options, such as point-of-service ("POS"), HMOs and indemnity plans. Supplemental benefit programs offer dental care, prescription drugs, and life and disability insurance options. The Company also offers 401(k) retirement savings and cafeteria style plans to its eligible employees. The Company delivers participant benefits to worksite employees and monitors and reviews claims for loss control purposes. The Company believes that its ability to provide and administer a wide variety of employee benefits on behalf of its clients tends to mitigate the competitive disadvantage small and medium-sized businesses normally face in the areas of employee benefit cost control and employee recruiting and retention.

     Human Resources and Compliance Management. Pursuant to the Company's PEO services agreement, the Company provides comprehensive human resources services to its clients. These services reduce the employment-related administrative burdens faced by its clients, and provide worksite employees with a wide array of benefits typically offered by large employers. The Company develops and administers personnel policies and procedures for each of its clients, relating to, among other things, recruiting, retention programs, performance management, discipline and terminations. The Company also provides orientation, training and development, counseling and substance abuse awareness for worksite employees.

     By contract, the Company generally assumes responsibility for complying with many employment-related regulatory requirements. In addition, the Company assists its clients in understanding and complying with other employment-related requirements for which the Company does not assume responsibility. Laws and regulations applicable to employers include state and federal tax laws, state workers' compensation laws, state unemployment laws, occupational safety laws, immigration laws, and discrimination, sexual harassment and other civil rights laws.

     Payroll Management and Reporting. Pursuant to the PEO services agreement, the Company is responsible for payroll processing, check preparation, distribution and recordkeeping, payroll tax deposits, payroll tax reporting, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements. The Company indemnifies the client against the Company's failure to comply with regulatory requirements. Payroll reports are prepared for clients for financial and other recordkeeping purposes. The providing of these services by the Company reduces the client's employment liabilities and allow clients to focus on their core business.

     Other Value-Added Services. Since the acquisition of NovaPro on July 1, 1997, the Company has offered rehabilitation temporary staffing in the long-term care industry. The rehabilitation temporary staffing service currently can draw on a pool of over 6,000 rehabilitation clinicians to provide staff to skilled nursing facility clients, at which over 1,300 worksite employees were performing services as of July 1, 1997. This business is supported by technology which provides detailed recruitment and sales productivity information for management purposes. It also generates billing and utilization reports for clients.

     The Company also plans to offer additional value-added services to clients and worksite employees. Such services may include such things as employee recognition programs, travel discount arrangements, vision care, credit union membership, smart cards, warehouse club memberships and various financial services. Some of these services may generate fee income or commissions for the Company.

     The Company's standard PEO services agreement also establishes the division of responsibilities between the Company and the client as co-employers. The division of responsibilities is generally as follows:

                THE COMPANY                               CLIENT                          JOINT
- --------------------------------------------  ------------------------------  ------------------------------
- - Payment of payroll                          - Supervision of job-specific   - Implementation of policies
                                                activities of worksite          and practices relating to
- - Tax reporting and payment (state and          employees, including            the employer-employee
  federal withholding, Federal Insurance        designation of job              relationship
  Contributions Act ("FICA"), Federal           descriptions and duties and
  Unemployment Tax Act ("FUTA"), and state      responsibilities              - Selection of fringe
  unemployment)                                                                 benefits, including employee
                                              - Assignment to, and ownership    leave policies (other than
- - Workers' compensation compliance,             of, all intellectual            as controlled by the Family
  procurement, management, payment and          property rights                 and Medical Leave Act of
  reporting                                                                     1993 or other laws)
                                              - Product liability
- - Employee benefit procurement,                                               - Compliance with Code
  administration and payment                  - Professional liability or       provisions regarding
                                                malpractice                     benefits discrimination
- - Compliance with Immigration Reform and
  Control Act and Consumer Credit Protection  - Compliance with OSHA          - Hiring, terminating and
  Act, as well as monitoring changes in         regulations, state and local    disciplining worksite
  other government regulations governing the    government contracting          employees
  employer-employee relationship and            provisions, professional
  updating the client when necessary            licensing requirements and    - Compliance with Title VII of
                                                fidelity bonding                the Civil Rights Act of
                                                requirements                    1964, the Age Discrimination
                                                                                in Employment Act, the
                                              - Negligent or tortious           Americans with Disabilities
                                                conduct of worksite employees   Act, the Fair Labor
                                                acting under the direction      Standards Act and similar
                                                and control of the client       state or local legislation

                                                                              - Determination of
                                                                                compensation of worksite
                                                                                employees

RELATIONSHIP WITH THE PARENT

     The Parent is the founder of the Company and will beneficially own approximately 77% of the Common Stock after the Offering. The Parent established the Company and entered into the NovaCare Contract primarily for four reasons. The Company is intended to enable the Parent to leverage its core competencies and investments in human resource management, information systems, relationship selling, workers' compensation risk management, outsourcing and management of a dispersed workforce. By leveraging the investments already made in its core competencies, the Parent expects to increase the return to its shareholders from those investments. The Parent believes its shareholders will benefit from its relationship with the Company through appreciation in the value of the Parent's investment in the Company. For that reason, the Parent has issued a line of credit to the Company and provided services to the Company at the Parent's cost. See "Certain Transactions."

     In its purchase of health care and workers' compensation insurance coverage for its worksite employees, the Company represents a substantial customer of health care payors who, in turn, are major customers for the Parent's rehabilitation services. Accordingly, the Parent believes that its relationship with the Company will make it more likely for these health care payors to utilize the Parent's rehabilitation services.

     In addition, the Company allows the Parent to offer a broader array of services to its existing customers. Through the Company, the Parent can address all of its customers' human resource needs, rather than limiting its services to rehabilitation staffing only. Providing a broader array of services strengthens the Parent's relationship with its customers.

     Finally, the Company is a customer for the Parent's rehabilitation services. As the Company grows, it will add non-Parent clients and employees who will become new customers for the Parent's workers' compensation risk management and rehabilitation services.

     As part of its strategy to leverage its employee services expertise, in February 1997, the Parent transferred to the Company 60 of its employees who were performing most of the Parent's employee services functions, including payroll, benefits administration and information systems, as well as the Parent's employee services center.

     In addition, in February 1997, the Parent entered into the NovaCare Contract, a five-year evergreen contract to provide the Parent with the services previously carried out for the Parent by the transferred staff. As part of the NovaCare Contract, as of June 30, 1997, 15,072 of the Parent's employees have become co-employees of the Company. For those employees, the Company provides typical PEO services, including payroll and benefits administration, worksite safety evaluation, employment-related risk management and compensation and benefits consultation. The Parent pays the Company a fee for its services currently equal to approximately 117% of the gross earnings of the employees covered by the NovaCare Contract. The Parent may not terminate the NovaCare Contract except in the event of: (i) the breach of any of the Company's agreements, duties, or performance standards under the NovaCare Contract; (ii) the making of false or misleading representations, warranties, or statements of material fact in documents submitted by or on behalf of the Company to the Parent; or (iii) insolvency, bankruptcy, or receivership of the Company. On a pro forma basis, the Company would have recorded approximately $582 million of aggregate fee revenue for the 12 months ended June 30, 1997 under the NovaCare Contract.

     By benefitting from the scale at which the Company is now operating, the Company seeks to improve the efficiency of delivery of employee services to the Parent and reduce the cost of those services. In recognition of these cost-saving opportunities, the Company has agreed to reduce its fee under the NovaCare Contract by 0.1% each year during the first five years of the term of the contract. See "Certain Transactions."

INFORMATION TECHNOLOGY

     The Company intends to leverage the Parent's nationwide information systems network to connect its local customer service centers, regional processing centers, worksite employees, clients and service providers. Through this relationship with the Parent, the Company believes it will benefit from the technological advances the Parent deploys in its business to provide value, help reduce costs and provide operating efficiencies. These technologies include, but are not limited to, a combined Internet/Intranet electronic mail system, client server based expertise which provides distributed processing and rapid implementation of business changes, Internet/Intranet access, telecopier to data technology (which eliminates the need for manual data entry), and a state-of-the-art nursing home management system. The Company intends to establish regional processing centers which will utilize the Parent's network to meet the processing requirements of the Company's clients. The Company has completed the centralization of its information systems operations into its first regional processing center in Bradenton, Florida. By utilizing the Parent's network, the regional processing centers can serve as disaster recovery backup sites, having the capability to handle the Company's operations for a short period of time.

     The Company currently uses commercially available software to manage information related to payroll processing, benefits administration, human resource management and employee enrollment. The Company has also developed the requirements and key vendor relationships to create a proprietary information management system to handle the expected growth in worksite employees. The Company intends to follow the Parent's information technology strategy of creating relational databases on state-of-the-art client server development systems.

SALES AND MARKETING

     The Company's client base as of June 30, 1997 consists of 1,742 client companies, representing 35,028 worksite employees. The Parent represented 65% of the Company's fiscal 1997 revenues, on a pro forma basis. See "Relationship with the Parent" above, "Certain Transactions" and "Risk Factors." The Company's clients, excluding the Parent, have an average of 11 employees. As of June 30, 1997, the Company's approximate distribution of worksite employees by major Standard Industrial Classification ("SIC") code industry grouping was:

                                                                    WITHOUT          WITH
                                                                   THE PARENT     THE PARENT
                                                                   ----------     ----------
    Wholesale/Retail Trade.......................................      31%            18%
    Construction.................................................      15%             8%
    Hospitality..................................................      15%             8%
    Restaurants..................................................      10%             6%
    Transportation...............................................       8%             4%
    Manufacturing................................................       6%             3%
    Automotive...................................................       6%             3%
    Finance, Insurance and Real Estate...........................       4%             2%
    Agriculture..................................................       4%             2%
    Health care..................................................       1%            46%

     The Company is focused on serving clients in targeted industries that generate high gross profit per worksite employee. See "Strategy -- Growth Strategy" above. All prospective clients are evaluated individually on the basis of workers' compensation risk, group medical history, unemployment history and operating stability.

     The Company's sales and marketing efforts are focused on the Company's target markets and industries. The Company markets its services through 40 sales professionals, 33 of which are direct employees and seven of which are dedicated independent contractors who work exclusively for the Company and who specialize in one or more of the Company's target industries. The Company's sales materials are client specific and communicate its broad range of high quality services and the potential benefits to employers and employees.

     The Company will seek to utilize professional marketing tools and strategies to communicate its brand promise and performance to target audiences. First, the Company will seek to identify target audiences through market research. The Company has commissioned an opinion survey to assist in designing the messages to be delivered to the target audiences. The Company intends to utilize public relations and advertising to communicate its brand promise and its performance to the target audiences. Direct mail, referrals from the Parent and other clients and telemarketing will be used to generate qualified customer leads. The sales force will then deliver targeted presentations to qualified prospects using industry- and customer-specific marketing materials. The Company expects to benefit from joint public relations and advertising with the Parent. These media are intended to supplement and enhance the effectiveness of the Company's marketing efforts and reinforce brand loyalty on the part of employees and clients. Brand loyalty is expected to generate referrals, improve client retention and thereby improve profitability. The Company plans to survey the marketplace, its worksite employees and potential clients on a continuous basis to measure satisfaction and the effectiveness of its marketing efforts.

     For its worksite employees, the Company believes the brand promise is fulfilled by: (i) establishing a respectful and trusting relationship between the Company and its worksite employees through clearly defined policies and procedures, and competitive health care and related benefits; (ii) providing a positive work environment by way of risk prevention and safety programs and recognition programs; (iii) consistently rendering dependable and responsive employee services, most notably payroll and benefits administration; and (iv) providing training and placement during cyclical changes in its client businesses.

     For its clients, the Company seeks to: (i) improve employee satisfaction and thereby improve workforce performance and productivity; (ii) reduce the time and effort required by business owners and executives to deal with the complexities of employment and payroll management; (iii) improve client business performance by enabling management to focus on core competencies, increasing workforce productivity through training, recognition, risk prevention and safety programs, and lowering costs associated with workers' compensation, health insurance, other benefit coverage and regulatory compliance; and (iv) establish a respectful and trusting relationship between the Company and its clients through expert, responsive and dependable service and accountability for performance.

     The Company has benefited from a high level of client retention, resulting in a significant recurring revenue stream. The Company believes its client attrition is attributable to a variety of factors, including: (i) client business failure or downsizing; (ii) sale or acquisition of the client company;
(iii) termination by the Company resulting from the client's inability to make timely payments, and (iv) client nonrenewal due to price or dissatisfaction with service. The Company believes that only a small percentage of nonrenewing clients withdrew due to dissatisfaction with service or to retain the services of a competitor. The Company's portfolio management approach, utilizing a management control system focused on key operating variables, is designed to reduce further the incidence of non-renewal.

     The Company plans to enter new geographic markets on a regular basis. The Company believes its market development model, which consists of a structured sales management control system and selling process, will enable it to penetrate new markets quickly.

     The Company provides at least two weeks of training for each new sales person to familiarize them with the Company's services, policies and procedures. The training focuses on the Company's values, business model and target market approach. The sales force is expected to utilize the key industry strategy and become expert in one or more select industries in the markets in which they are operating. The composition of the sales force to be assigned to each target market will be determined by business objectives related to worksite employees, profit, client growth and individual sales productivity.

     The Company's sales management control system, which monitors activity both on an individual and a consolidated basis, is designed to ensure an efficient sales process in support of the Company's objectives. The measurement criteria used in the sales management process include the tracking of qualified sales lead generation, proposal presentation, close ratio, profit per worksite employee and retention trends.

     Referrals from existing clients and professionals (such as accountants, bankers and lawyers) are a primary source of sales leads. Each sales person is required to visit his or her clients periodically in order to maintain an ongoing relationship and to benefit from referrals. Referrals are also expected to result from the Company's brand recognition and the Company's strategic alliances with other outsourcing service providers to small and medium-sized businesses, including the Company's relationship with the Parent.

     The sales leads result in initial presentations to prospective clients. The Company's sales executives then gather information about the prospective client, employees, workers' compensation job classifications and claims history, health insurance claims history, compatibility with the Company's workplace safety program philosophy, salary and the desired level of employee benefits and credit history. These various factors are reviewed in the context of the Company's pricing model and client selection profile. A client proposal is prepared for potential clients. This prospective client screening process plays a vital role in controlling the Company's cost and limiting exposure to liability.

     Once a prospective client accepts the Company's proposal, the new client is incorporated into the Company's system by a new account start-up team. A Company customer service manager then assumes responsibility for ensuring service performance for the client and its employees.

WORKERS' COMPENSATION AND HEALTH CARE PROGRAM

     Historically, the majority of the Company's controllable direct costs relate to workers' compensation benefits and health care. Consequently, the Company's ability to manage the workers' compensation and health care costs of its worksite employees is critical to its success and profitability. To manage effectively its workers' compensation and health care costs, the Company intends to utilize: (i) careful underwriting and selection of new clients; (ii) the Parent's experience in implementing effective workers' compensation injury prevention, medical management, rehabilitation and return to work techniques;
(iii) the health care services of the Parent and other health care providers in the Parent's health care networks in key markets; and (iv) effective July 1, 1997, a fixed cost workers' compensation program.

     If an injury occurs, the Company's goal is to take control of the claim within 24 hours after receipt of the injury report, aggressively medically manage the injury by coordinating with the employer, employee and provider, and return the employee to work as early as is safe and feasible. This approach substantially lowers injury-related costs, particularly the most expensive cost component, lost workdays. Temporarily placing injured employees in light duty positions until they are able to return to their previous duties is an opportunity afforded the Company in its dense markets.

     The Company's workers' compensation insurance coverage is currently provided by Liberty Mutual, the largest workers' compensation insurance carrier in the United States. The coverage is provided under a workers' compensation deductible program with an aggregate stop loss that limits the liability to the Company to a capped percentage of the standard premium or a fixed aggregate deductible, whichever is greater. Under this program, the Company receives the benefit of reducing actual claims experience below the cap. The Company accrues workers' compensation expense based on management's evaluation of the nature and severity of individual claims and past claims experience. Actual claims experience is then recognized against the amount accrued. The Liberty Mutual arrangement extends through June 30, 2000 and provides for: (i) a dedicated claims processing unit; (ii) intensive training of the Company's safety consultants and risk assessors; and (iii) favorable rates and payment terms.

     The Parent has reduced its workers' compensation costs by 38% as a percentage of employee earnings over the prior three calendar years. The Parent's program has proven to be cost-effective in the health care industry. The Parent's worksite employees will be self-insured by the Company.

     Finally, when buying health care coverage for its employees, the Company believes it is in a strong position with insurers, as a result of the participation of the Parent in local market integrated health care delivery systems as well as the leverage that the Company's scale provides. Accordingly, the Company believes that it will be able to achieve favorable health care rates by forming strategic partnerships with national and regional providers.

COMPETITION

     The PEO industry consists of at least 2,400 companies (according to an estimate by NAPEO), most of which serve a single market or region. The Company is one of the largest PEOs in the United States. The Company considers its primary competition to include: (i) traditional in-house human resources departments; (ii) other PEOs, and (iii) providers of unbundled employment related services such as payroll processing firms, temporary employment firms, commercial insurance brokers, human resources consultants, workers' compensation insurers, HMOs and other specialty managed care providers.

     Competition in the highly fragmented PEO industry is generally on a local or regional basis. Management believes that the primary elements of competition are quality of service, choice and quality of benefits, reputation and price. The Company believes that brand recognition, regulatory expertise, financial resources, risk management, information technology capability and economies of scale can distinguish a large-scale PEO from the rest of the industry. The Company believes that it competes favorably in these areas.

     The Company believes that barriers to entry into the PEO industry are increasing due to, among others, the following factors: (i) the complexity of the PEO business and the need for expertise in multiple disciplines; (ii) the three to five years of experience required to establish experience ratings in key cost areas of workers' compensation, health insurance and unemployment; and
(iii) the need for sophisticated management information systems to track all aspects of business in a high growth environment.

REGULATION

     The Company is subject to local, state and federal regulations which include operating, fiscal and licensing requirements. Adding complexity to the Company's regulatory environment are (i) uncertainties resulting from the non-traditional employment relationships created by PEOs (ii) variations in state regulatory schemes, and (iii) the ongoing evolution of regulations regarding health care and workers' compensation. The Parent is a leader in regulatory change management. The Company expects to benefit from its affiliate's expertise in this area.

     Many of the federal and state laws and regulations relating to tax, benefit and employment matters applicable to employers were enacted prior to the development of non-traditional employment relationships and, accordingly, do not specifically address the obligations and responsibilities of PEOs or the co-employment relationship. Moreover, the Company's PEO services are regulated primarily at the state level. Regulatory requirements regarding the Company's business therefore vary from state to state, and as the Company enters new states it will be faced with new regulatory and licensing environments. There can be no assurance that the Company will be able to satisfy the licensing requirements or other applicable regulations of any particular state, that it will be able to provide the full range of services currently offered, or that it will be able to operate profitably within the regulatory environment of any state in which it does not obtain regulatory approval. The absence of required licenses would require the Company to restrict the services it offers. New legislation or new interpretations of current licensing and regulatory requirements could impose operating or licensing requirements on the Company which it may not be able to satisfy or which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. Additionally, interpretation of such legislation or regulation by regulatory agencies with broad discretionary powers could require the Company to modify its existing operations materially in order to comply with applicable regulations.

     The application of many laws to the Company's PEO services will depend on whether the Company is considered an employer under the relevant statutes and regulations. The IRS is currently examining this issue. See "Employee Benefit Plans" below. In addition, from time to time there have been proposals to enact a statutory definition of employer for certain purposes of the Code.

     Regulation in the health care and workers' compensation fields continues to evolve. Numerous reform proposals have been the subject of debate at both the federal and state government levels. The Company cannot predict what effect any such proposed reform will have on its business. If new legislation results in increased health care costs, which comprise a significant portion of the Company's direct costs, and if the Company is not able to reflect promptly such increased costs in its service fees, such legislation could have a material adverse impact on the Company's business, financial condition, results of operations and liquidity.

     PEO Licensing Requirements. A critical aspect of the growth of the PEO industry has been increasing recognition and acceptance of PEOs by state authorities. As the concept of PEO services has become more understood by regulatory authorities, the regulatory environment has begun to shift from one of hostility and skepticism to one of regulatory recognition of the industry. During the mid to late 1980s, legitimate industry participants were challenged to overcome well publicized failures of financially unsound and, in some cases, unscrupulous operators.

     While many states do not explicitly regulate PEOs, approximately one-third of the states, including Florida, have passed laws that have licensing or registration requirements for PEOs and several additional states, including Pennsylvania, are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. The Company is licensed in seven states and has begun the licensing program in eight states. State regulation assists in screening insufficiently capitalized PEO operations and resolves issues concerning an employee's status for specific purposes under applicable state law. Because existing regulations are relatively new, there is limited interpretive or enforcement guidance available. The development of additional regulations and interpretation of existing regulations can be expected to evolve over time.

     In Florida, the Company's PEO operations are licensed under the Florida Employee Leasing Licensing Act of 1991 (the "Florida Licensing Act"). The Florida Licensing Act requires PEOs and their controlling persons to be licensed, mandates reporting requirements and allocates several employer responsibilities. The Florida Licensing Act also requires licensed PEOs to submit annual financial statements and maintain a tangible accounting net worth and positive working capital. The Florida Licensing Act also requires PEOs to, among other things: (i) reserve the right of direction and control over the leased employees; (ii) enter into a written agreement with the client company;
(iii) pay wages to the leased employees; (iv) pay and collect payroll taxes; (v) maintain authority to hire, terminate, discipline and reassign employees; (vi) reserve a right to direct and control the management of safety, risk and hazard control at the worksite; (vii) promulgate and administer employment and safety policies; and (viii) manage workers' compensation claims.

     Federal and State Employment Taxes. The Company assumes the responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to its employees, including worksite employees. There are essentially three types of federal employment tax obligations: (i) income tax withholding requirements; (ii) social security obligations under FICA; and
(iii) unemployment obligations under FUTA. Under the applicable Code sections, the employer has the obligation to withhold and remit the employer portion and, where applicable, the employee portion of these taxes.

     To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. However, the IRS has formed a Market Segment Study Group for the stated purpose of examining whether PEOs, such as the Company, are the employers of the worksite employees under the Code provisions applicable to federal employment taxes and, consequently, whether they are exclusively responsible for payment of employment taxes on wages and salaries paid to such employees. Another stated purpose of the Market Segment Study Group is to determine whether owners of client companies can be employees of PEOs under the federal employment tax laws. See "Risk Factors -- Risk of Loss of Qualified Status for Certain Tax Purposes."

     The interpretive uncertainties raised by the Market Segment Study Group may affect the Company's ability to report employment taxes on its own account rather than for the accounts of its clients and would increase administrative burdens on the Company's payroll service function. In addition, while the Company believes that it can contractually assume the client company's withholding obligations, in the event the Company fails to meet these obligations, the client company may be held jointly and severally liable therefor.

     Employee Benefit Plans. The Company offers various employee benefit plans to its worksite employees, including 401(k) plans (a profit-sharing plan with an employer contribution feature), cafeteria plans, group health plans, group life insurance plans, group disability insurance plans and employee assistance programs. Generally, employee benefit plans are subject to provisions of both the

Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In order to qualify for favorable tax treatment under the Code, the plans must be established and maintained by an employer for the exclusive benefit of its employees. Most of these benefit plans are also offered to the Company's corporate employees.

     The Market Segment Study Group established by the IRS is examining whether PEOs, such as the Company, are the employers of worksite employees under Code provisions applicable to employee benefit plans and consequently able to offer to worksite employees benefit plans that qualify for favorable tax treatment. The Market Segment Study Group is also examining whether client company owners are employees of PEOs under Code provisions applicable to employee benefit plans. The Company is unable to predict the timing or nature of the findings of the Market Segment Study Group or the ultimate outcome of such conclusions or findings. If the IRS study were to conclude that a PEO is not an employer of its worksite employees for plan purposes, worksite employees might not be able to continue to make contributions to the Company's 401(k) plans or cafeteria plans. The Company believes that although unfavorable to the Company, a prospective application by the IRS of an adverse conclusion would not have a material adverse effect on its financial position and results of operations. If such conclusion were applied retroactively, employees' vested account balances would become taxable immediately, the Company would lose its tax deduction to the extent the contributions were not vested, the plans' trusts would become taxable trusts and penalties could be assessed. In such a case, the Company would face the risk of client dissatisfaction as well as potential litigation. A retroactive application by the IRS of an adverse conclusion could have a material adverse effect on the Company's business, financial position, results of operations and liquidity. While the Company believes that a retroactive disqualification is unlikely, there can be no assurance as to the ultimate resolution of these issues. See "Risk Factors -- Risk of Loss of Qualified Status for Certain Tax Purposes."

     In addition to the employer/employee relationship requirement described above, pension and profit-sharing plans, including the Company's 401(k) plans, must satisfy certain other requirements under the Code. These other requirements are generally designed to prevent discrimination in favor of highly compensated employees to the detriment of non-highly compensated employees with respect to both the availability of, and the benefits, rights and features offered in, qualified employee benefit plans. The Company applies the nondiscrimination requirements of the Code at both a consolidated and client company level to ensure that its 401(k) plans are in compliance with the requirements of the Code.

     Employee pension and welfare benefit plans are also governed by ERISA. ERISA defines the term employer as "any person acting directly as an employer, or indirectly in the interest of an employer, in relation to an employee benefit plan." ERISA defines the term employee as "any individual employed by an employer." The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA.

     A definitive judicial interpretation of employer in the context of a PEO or employee leasing arrangement has not been established. If the Company were found not to be an employer for ERISA purposes, its plans might not comply with ERISA, the level of services the Company could offer may be materially adversely affected, and the Company and its plans might not enjoy the preemption of state laws provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.

     Workers' Compensation. Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are not subject to litigation by employees for benefits in excess of those provided by the relevant state statute. In most states, the extensive benefits coverage (for both medical costs and lost wages) is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds or employer self-insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. These laws establish the rights of workers to receive benefits and to appeal benefit denials. Workers' compensation laws also regulate the methods and procedures which the Company may employ in its workers' compensation managed care programs. For example, workers' compensation laws prohibit medical co-payment and deductible payment by employees. In addition, certain states restrict employers' rights to select health care providers and establish maximum fee levels for treatment of injured workers.

     As a creation of state law, workers' compensation is subject to change by each state's legislature and is influenced by the political processes in each state. Several states have mandated that employers receive coverage only from state-operated funds. Florida and other states have adopted legislation requiring that all workers' compensation injuries be treated through a managed care program. While such legislation may increase the market for the Company's workers' compensation managed care services, it may also intensify the competition faced by the Company for such services. In addition, federal health care reform proposals include a proposal that may require 24-hour health coverage, in which the coverage of traditional employer-sponsored health plans is combined with workers' compensation coverage to provide a single insurance plan for health problems, whether or not related to work. Incorporating workers' compensation coverage into conventional health plans may adversely affect the market for the Company's services and may intensify the competition faced by the Company from HMOs and other health care providers. Moreover, because workers' compensation benefits are mandated by law and are subject to extensive regulation, payors and employers do not have the same flexibility to alter benefits as they have with other health benefit programs. Finally, because workers' compensation programs vary from state to state, it is difficult for payors and multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits.

     Other Employer-Related Requirements. As an employer, the Company is subject to a wide variety of federal, state and local laws and regulations governing employer-employee relationships, including the Immigration Reform and Control Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, wage and hour regulations, and comprehensive local, state and federal civil rights laws and regulations, including those prohibiting discrimination and sexual harassment. The definition of employer may be broadly interpreted under these laws.

     Responsibility for complying with various state and federal laws and regulations is allocated by agreement between the Company and its clients, or in some cases is the joint responsibility of both. See "Employee and Client Services" above. Because the Company acts as a co-employer with the client company, it is possible that the Company could incur liability for violations of laws even though the Company is not contractually or otherwise responsible for the conduct giving rise to such liability. The Company's standard client agreement generally provides that the client will indemnify the Company for liability incurred as a result of an act of negligence of a worksite employee under the direction and control of the client or to the extent the liability is attributable to the client's failure to comply with any law or regulation for which it has specified contractual responsibility. However, there can be no assurance that the Company will be able to enforce such indemnification and the Company may therefore be ultimately responsible for satisfying the liability in question.

EMPLOYEES

     At June 30, 1997, the Company had 260 non-worksite employees. Of these, 37 are corporate management and 223 are administrative and clerical. None of the Company's non-worksite employees is represented by a labor union and the Company is not aware of any current activity to organize any of its non-worksite employees. Management considers relations between the Company and its non-worksite employees to be good. For information with respect to the Company's worksite employees, see "Employee and Client Services" above.

PROPERTIES

     The Company's principal executive offices are located at 2621 Van Buren Avenue, Norristown, Pennsylvania 19403. In addition, the Company leases other office space in various cities in the United States. See Notes 4 and 8 of Notes to the Company's Consolidated Financial Statements for information concerning the Company's leases for its facilities. The Company does not anticipate that it will experience any difficulty in renewing any such leases upon their expiration or obtaining different space on comparable terms if such leases are not renewed. The Company believes that these facilities are well maintained and are of adequate size for present needs and planned expansion in the near future.

INSURANCE

     The Company believes that it maintains the types and amounts of insurance customary in the industry, including coverage for general liability and workers' compensation. The Company considers its insurance coverage to be adequate both as to risks and amounts.

LEGAL PROCEEDINGS

     From time to time, the Company is party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information with respect to directors and executive officers of the Company:

                  NAME                     AGE                         POSITION
- -----------------------------------------  ----    ------------------------------------------------
E. Martin Gibson(1)(2)...................    59    Chairman of the Board, Director
Loren J. Hulber..........................    54    President, Chief Executive Officer and Director
Bernard C. Byrd, Jr......................    35    Senior Vice President of Operations
Thomas D. Schubert.......................    36    Senior Vice President and Chief Financial and
                                                   Accounting Officer
Andrew W. Stith..........................    29    Senior Vice President of Sales and Marketing
Robert K. Coddington.....................    48    Senior Vice President of Temporary Services
Arthur T. Locilento, Jr..................    53    Senior Vice President of Human Resources
Christina D. Harris, Esquire.............    35    Senior Vice President of Regulatory Affairs and
                                                   Compliance
Marie L. Martino, Esquire................    37    General Counsel and Secretary
James E. Boyd............................    40    Area President, Southeast
Deborah M. Skinner.......................    48    Area President, Northeast
John H. Foster...........................    54    Director
Timothy E. Foster........................    44    Director
Harvey V. Fineberg, M.D., Ph.D.(1)(2)....    51    Director
Stephen E. O'Neil, Esquire(1)(2).........    63    Director

- ---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     The following is a brief summary of the business experience of each of the directors and executive officers of the Company:

     E. Martin Gibson. Mr. Gibson has been the Chairman of the Board of Directors of the Company since March 3, 1997. He has served as a director of the Parent since March 1992. Mr. Gibson, who is retired, served as Chairman and Chief Executive Officer of Corning Lab Services, Inc., a subsidiary of Corning Incorporated, from 1990 until December 1994. He currently serves as a director of International Technology Corp., an environmental management company, of Hardinge Brothers, Inc., a manufacturer of machine tools, and of Sensus Corp., a private biotechnology company.

     Loren J. Hulber. Mr. Hulber has been the President, Chief Executive Officer and a director of the Company since March 3, 1997. For the previous ten years, he served in various capacities for American Brands, Inc., most recently as President and Chief Executive Officer of Day-Timers, Inc., a subsidiary specializing in time management and personal organization. From 1973 until 1981, Mr. Hulber was President and Chief Executive Officer of Durand Corporation, an office products company. Upon Durand Corporation's acquisition by Jostens, Inc. in 1981 and until 1987, Mr. Hulber was President of the Business Products Group, a provider of business products and services. Mr. Hulber currently serves as Vice Chairman of the Board of Trustees of Lehigh Valley Hospital and Health Network.

     Bernard C. Byrd, Jr. Mr. Byrd became Senior Vice President of Operations of the Company on March 3, 1997. In 1992, he founded the Company's initial acquisition, Resource One and served as its President and Chief Executive Officer. Prior to founding Resource One, Mr. Byrd was Vice President of Finance for Your Staff, Inc., a PEO that was acquired by Kelly Services, Inc., a provider of temporary employee services. Before joining Your Staff, Inc., he was the Chief Financial Officer for Staffing

Services, Inc., which was a founding member of NAPEO. Since 1994, Mr. Byrd has been a member of the Florida Board of Employee Leasing Companies and serves as its immediate past chairman.

     Thomas D. Schubert. Mr. Schubert has been the Senior Vice President and Chief Financial and Accounting Officer of the Company since June 4, 1997. Prior to joining the Company, he served in various capacities with Chemical Leamen Tank Lines, Inc., a transportation and logistics company since 1991, most recently as Vice President of Finance. From 1984 to 1990 he worked in the accounting/auditing practice with the Philadelphia office of Ernst & Young where he managed a variety of client engagements in the manufacturing and service sectors.

     Andrew W. Stith. Mr. Stith became Senior Vice President of Sales and Marketing of the Company on March 3, 1997. In 1994, he joined the Parent as Assistant to the Chairman of the Parent. In 1995, Mr. Stith assumed the position of Vice President of Sales for the Contract Rehabilitation Division of the Parent. Prior to joining the Parent, from 1992 to 1994 Mr. Stith obtained his M.B.A. from the Amos Tuck School of Management Dartmouth College. From 1989 to 1992, he was associated with River Capital, Inc. as a venture capital associate.

     Robert K. Coddington. Mr. Coddington became Senior Vice President of Temporary Services of the Company on July 1, 1997. Mr. Coddington joined the Parent in 1987 as Area Manager, Contract Rehabilitation Division. During his tenure with the Parent, he held numerous operating positions including Vice President of the Central Region and President of the Western Region. Most recently, he was responsible for NovaPro Temp Services. Prior to joining the Parent, Mr. Coddington spent 10 years in the long-term care industry. He was also President of Audio Medical, Inc., a speech pathology firm which he founded and operated.

     Arthur T. Locilento, Jr. Mr. Locilento became Senior Vice President of Human Resources of the Company on March 3, 1997. From September 1996 to March 1997, Mr. Locilento was a Director and Vice President of the Company. From 1988 to 1996, he served as Senior Vice President of Human Resources of the Parent. From 1982 to 1988, Mr. Locilento served as Senior Vice President of Human Resources at Shearson Lehman Brothers Inc., a financial services company.

     Christina D. Harris, Esq. Ms. Harris became Senior Vice President of Regulatory Affairs and Compliance on July 18, 1997. Prior to joining the Company, she was National Vice President of Marketing (Alternative Staffing) for AIG Risk Management, Inc. ("AIG") from April 1996 to July 1997. Before joining AIG, she was Vice President for Legal Affairs and General Counsel for The Vincam Group, Inc., a PEO, from December 1991 to April 1996. Ms. Harris has served as NAPEO's chief delegate on employment law to its government affairs committees and as Chairperson of its Legal Advisory Council. She is also the immediate past president of the Florida Association of Professional Employer Organizations ("FAPEO").

     Marie L. Martino, Esq. Ms. Martino became General Counsel and Secretary of the Company on March 3, 1997. She also serves as Assistant General Counsel responsible for litigation and employment law at the Parent, where she has been employed since 1994. From 1993 to 1994, Ms. Martino was an associate in the Labor and Employment Law Group at Dechert Price & Rhoads, a Philadelphia law firm. For the four years prior to that she practiced in the employment law group at Bell Atlantic Corp.

     James E. Boyd. Mr. Boyd became Area President, Southeast of the Company on March 3, 1997. In 1995, he joined ESA, a PEO acquired by the Company in February 1997, and was President and Chief Executive Officer of ESA from 1996 until ESA was acquired by the Company. From 1978 to 1995, Mr. Boyd was associated with the Boyd Insurance Agency, becoming an owner and the Chief Executive Officer in 1986. Mr. Boyd currently serves as Secretary of FAPEO.

     Deborah M. Skinner. Ms. Skinner became Area President, Northeast of the Company on March 3, 1997. She was formerly President and Chief Executive Officer of TPI, a PEO which she founded in 1988 and which was acquired by the Company in February 1997. Ms. Skinner currently serves as Secretary for the New York State Chapter of the Association of Professional Employer Organizations and recently completed her term as a member of the Board of Directors of NAPEO.

     John H. Foster. Mr. Foster became a director of the Company on March 3, 1997. He has been Chairman of the Board of the Parent since December 1984. From December 1984 until May 1997, he was also Chief Executive Officer of the Parent. Mr. Foster is a director of Corning Incorporated, an international corporation with business interests in specialty materials, communications, laboratory services and consumer products. Since March 1991, Mr. Foster also has been Chairman of the Board and Chief Executive Officer of Apogee, Inc. Mr. Foster is founder and Chairman of Foster Management Company, an investment advisor, and general partner of various venture capital investment funds.

     Timothy E. Foster. Mr. Foster became a director of the Company on March 3, 1997. He has been Chief Executive Officer of the Parent since May 1997. Between October 1994 and May 1997, he was President and Chief Operating Officer of the Parent. He has been a director of the Parent since December 1984. Prior to becoming President, he served in a variety of finance and administrative roles at the Parent, beginning in 1984. Since February 1995, he has also been a director of Apogee, Inc.

     Harvey V. Fineberg, M.D., Ph.D. Dr. Fineberg became a director of the Company on March 3, 1997. He was named Provost of Harvard University in July of 1997. Until then, he had been Dean of the Harvard School of Public Health since 1984 and a Professor of Health Policy and Management there since 1982. From 1995 to 1996, he served as President of the Association of Schools of Public Health. He is also a member of the Institute of Medicine. Dr. Fineberg is a director of Principal Care, Inc., a women's health care company, and Apogee, Inc., a national provider of mental health services.

     Stephen E. O'Neil. Mr. O'Neil became a director of the Company on March 3, 1997. He has been a director of the Parent since December 1984. Mr. O'Neil has been a principal of The O'Neil Group, a private investment firm since 1981. He is a director of Brown Forman Corporation; Castle Convertible Fund, Inc.; Spectra Fund, Inc.; Alger Fund, Inc.; and Alger American Funds.

BOARD OF DIRECTORS

     All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their death, resignation or removal.

     Committees. The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The membership of each committee is indicated by footnotes to the table above. The Compensation Committee administers the Company's compensation programs, including the Stock Option Plan (including determining the persons who are to receive options and the number of shares subject to each option), and performs such other duties as may from time to time be determined by the Board of Directors. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing, financial and legal and regulatory compliance controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors.

     Compensation. Non-employee directors of the Company receive reimbursement of reasonable expenses incurred in serving as a director. In addition, pursuant to the Company's Stock Option Plan, each director of the Company who is not an employee of the Company automatically receives on the date such person first becomes a director a grant of nonqualified options to purchase 20,000 shares of Common Stock, which will vest one-third on each anniversary of the date of grant. In addition, following each annual meeting of the Company's stockholders, each such outside director will receive an annual grant of options to purchase an additional 10,000 shares of Common Stock, all of which vest one-third on each anniversary of the date of grant. The exercise price of all such options is the fair market value at the time the options are granted. Options to purchase a total of 20,000 shares of Common Stock have been granted under such arrangement to each of Messrs. Gibson, O'Neil, John H. Foster, Timothy E. Foster and Dr. Fineberg at an exercise price of $2.80 per share. Mr. Gibson has received an additional grant of options to purchase 20,000 shares of Common Stock in consideration of his service as Chairman of the Company at an exercise price of $2.80 per share. Directors who are employees of the Company or of the Parent receive no compensation for their services as directors, except the initial option grants described in this paragraph.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Prior to the appointment of the current members of the Compensation Committee, executive compensation decisions for the Company were made by the Parent. The Company expects to receive in excess of 5% of its gross revenues for the next fiscal year from the Parent.

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal year ended June 30, 1997 concerning the compensation paid or awarded to the Chief Executive Officer and the other most highly compensated executive officer whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL           LONG-TERM
                                                     COMPENSATION      COMPENSATION
                                                  ------------------   -------------    ALL OTHER
          NAME AND PRINCIPAL POSITION              SALARY     BONUS    OTHER  AWARDS   COMPENSATION(1)
- ------------------------------------------------  --------   -------   ----   ------   ------------
Loren J. Hulber.................................  $ 69,231   $31,500      0        0      $1,105
President and Chief Executive Officer
Arthur T. Locilento, Jr.........................  $131,117   $73,355      0   25,000      $1,795
Senior Vice President of Human Resources

- ---------------
(1) Consists of contributions made by the Company to the Company's 401(k) Plan and the Company's Supplemental Deferred Compensation Plan.

     The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table that have occurred during the current fiscal year ended June 30, 1997:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                       % OF OPTIONS                                     PRICE APPRECIATION
                                        GRANTED TO         EXERCISE                     FOR OPTION TERM(2)
                           OPTIONS     EMPLOYEES IN         PRICE        EXPIRATION    ---------------------
           NAME            GRANTED     FISCAL YEAR       ($/SHARE)(1)       DATE          5%          10%
- -------------------------- ------    ----------------    ------------    ----------    ---------   ---------
Arthur T. Locilento,
  Jr. .................... 25,000            7%             $ 2.80         2/28/07      $114,020    $181,556

- ---------------
(1) The per share exercise price equals fair market value of Common Stock on the date of grant. There was no trading market for the Common Stock during the fiscal year ended June 30, 1997. Accordingly, fair market value has been determined by the Board of Directors at the date of each option grant, based on the Board's assessment of the business and financial performance of the Company, and an independent appraisal.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date.

     No options were exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1997. The following table sets forth for the executive officers named in the Summary Compensation Table certain information concerning the value of unexercised options at the end of the fiscal year ended June 30, 1997:

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                              OPTIONS AT FISCAL YEAR-END         IN-THE-MONEY OPTIONS
                                             -----------------------------   -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- -------------------------------------------  -----------     -------------   -----------     -------------
Arthur T. Locilento, Jr. ..................       0              25,000          $ 0           $ 300,000

- ---------------

(1) Amounts are shown as the positive spread between the exercise price and fair market value (based on an estimated initial offering price of $12.00 per share).

     EMPLOYMENT AND OTHER ARRANGEMENTS

     Mr. Loren J. Hulber entered into a three-year employment agreement with the Company in January 1997. Under the agreement, Mr. Hulber receives a base salary of $200,000 per year. Mr. Hulber is eligible to receive an annual bonus of up to 50% of his base salary, based on achievement of agreed-to objectives and attainment of financial targets. He is also entitled to receive a separate one-time payment of $100,000 if the Offering closes on or before December 31, 1997. Pursuant to his employment agreement, Mr. Hulber purchased 375,000 shares of the Company's Common Stock at a cost of $720,000. Mr. Hulber's rights to the stock vest in equal parts over three years. Vesting may be accelerated in the event of a change of control of the Company or upon termination of Mr. Hulber's employment by the Company. Mr. Hulber will receive severance of up to one year's salary and bonus upon termination by the Company without cause.

     Mr. Bernard C. Byrd, Jr., entered into a five-year employment agreement with the Company in October 1996, which agreement was amended in April 1997. Under the agreement, Mr. Byrd receives a base salary of $75,000 per year, subject to annual merit reviews. Mr. Byrd is also eligible to receive an annual bonus of up to $25,000, based on achievement of agreed to productivity and performance criteria. Mr. Byrd was a stockholder of Resource One, which the Company acquired in October 1996. In consideration for his capital stock in Resource One, the Company paid Mr. Byrd $1,000,000 in cash, issued Mr. Byrd a five-year 6% subordinated promissory note in the amount of $393,500 and issued Mr. Byrd 93,750 shares of the Company's Common Stock at the closing of the acquisition and agreed to pay Mr. Byrd (i) $1,000,000 upon the consummation of the Offering and (ii) certain other additional cash payments and shares of the Company's Common Stock if Resource One achieves certain operating objectives. Subsequent to the closing of the transaction, the Company removed the contingency from certain of Mr. Byrd's additional payments and lent Mr. Byrd $83,700, collateralized by those payments. Mr. Byrd is currently entitled to receive future non-contingent payments totaling $440,000 and 61,250 shares of the Company's Common Stock. Mr. Byrd utilized the loan to purchase 30,000 shares of the Company's Common Stock. Those shares vest over five years and unvested shares may be repurchased by the Company if Mr. Byrd should leave the Company prior to the shares becoming vested. Mr. Byrd also received $360,000 and 22,500 shares of the Company's Common Stock subsequent to the closing in satisfaction of the Company's obligation with respect to the first contingent payment due under the acquisition agreement. The Company also repurchased from Mr. Byrd 281,250 shares of the Company's Common Stock at a price of $1.92 per share on January 10, 1997.

     Ms. Deborah M. Skinner entered into a five-year employment agreement with the Company in February 1997. Under the agreement, Ms. Skinner receives a base salary of $85,000 per year, subject to annual merit reviews. Ms. Skinner will receive severance of up to six months' salary upon termination by the Company without cause. Ms. Skinner was a stockholder of TPI which the Company acquired in February 1997. In consideration for her capital stock in TPI, the Company paid Ms. Skinner $1,062,600 in cash and issued Ms. Skinner 60,878 shares of the Company's Common Stock at the closing of the acquisition and agreed to pay Ms. Skinner (i) $885,500 upon the consummation of the Offering and

(ii) certain other additional cash payments and shares of the Company's Common Stock if TPI achieves certain operating objectives.

     Mr. James E. Boyd entered into a five-year employment agreement with the Company in February 1997. Under the agreement, Mr. Boyd receives a base salary of $125,000 per year, subject to annual merit reviews. Mr. Boyd is also eligible to receive an annual bonus of up to 25% of his base salary, based on achievement of agreed to productivity and performance criteria. Mr. Boyd will receive severance of up to six months' salary and bonus upon termination by the Company without cause. Mr. Boyd was a stockholder of ESA, which the Company acquired in February 1997. In consideration for his capital stock in ESA, the Company paid Mr. Boyd $576,220 in cash and issued Mr. Boyd 18,006 shares of the Company's Common Stock at the closing of the acquisition and agreed to pay Mr. Boyd (i) $480,183 upon the consummation of the Offering and (ii) certain other additional cash payments and shares of the Company's Common Stock if ESA achieves certain operating objectives. Subsequent to the closing, Mr. Boyd has received an additional 2,100 shares of Common Stock and $33,613 in cash pursuant to such earnout provisions.

STOCK OPTION PLAN

     On February 28, 1997, the Company's Board of Directors adopted and its shareholders approved the Company's 1997 Stock Option Plan (the "Stock Option Plan") under which 625,000 shares of Common Stock are currently reserved for issuance upon exercise of stock options. The Stock Option Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Code ("incentive stock options") and non-qualified options to directors, officers, key employees, consultants and other individual contributors of or to the Company, its parent and its subsidiaries, as determined at the discretion of the Board. Effective March 3, 1997, the Board delegated authority to make decisions respecting the grant of options under the Stock Option Plan to the Compensation Committee of the Board. Pursuant to the terms of the Stock Option Plan, options may not be granted with an exercise price that is less than 100% of fair market value of the Company's Common Stock on the date of grant, as reasonably determined by the Compensation Committee. The Stock Option Plan will terminate on February 28, 2007, unless sooner terminated by the Board of Directors.

     As of September 5, 1997, there were outstanding under the Stock Option Plan options to purchase an aggregate of 424,000 shares of Common Stock. Options to purchase 380,000 shares are at an exercise price of $2.80 per share. The remaining options to purchase 44,000 shares are at an exercise price of $4.50 per share. None of the options is currently exercisable. The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Plan. See "Shares Eligible for Future Sale."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (i) as of September 5, 1997 and (ii) as adjusted to reflect the sale of 4,500,000 shares of Common Stock offered by the Company in the Offering by (a) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) each director of the Company who beneficially owns Common Stock, (c) each of the persons named in the Summary Compensation Table and (d) all officers and directors of the Company as a group. Except as indicated in the footnotes to the table, each named beneficial owner has sole voting and investment power with respect to the shares owned.

                                                                                     PERCENT OF
                                                                                    COMMON STOCK
                                                                                ---------------------
                                                            COMMON STOCK         BEFORE       AFTER
                  NAME AND ADDRESS(2)                    BENEFICIALLY OWNED     OFFERING     OFFERING
- -------------------------------------------------------  ------------------     --------     --------
NovaCare, Inc..........................................      19,400,000           94.0%        77.2%
1016 West Ninth Avenue
King of Prussia, PA 19406
Loren J. Hulber(1).....................................         375,000            1.8%         1.5%
All Directors and Officers as a group (15 persons).....         566,675            2.7%         2.3%

(1) Unless otherwise stated, the address of all persons is in care of the Company, 2621 Van Buren Avenue, Norristown, Pennsylvania 19403.

                              CERTAIN TRANSACTIONS

     The Company was founded as a subsidiary of the Parent. After the Offering, the Parent will own approximately 77% of the Common Stock of the Company. The Parent has loaned the Company approximately $28.4 million, which will be repaid from a portion of the proceeds of the Offering. See "Use of Proceeds." In return for its efforts as the founder and its initial investment of $40,000, the Company issued 16,000,000 shares of the Company's Common Stock to a subsidiary of the Parent. In consideration of a license to use certain intellectual property, it subsequently received 2,200,000 shares of the Company's Common Stock. In consideration for the transfer of the assets of the Parent's temporary staffing business on July 1, 1997, the Parent received 1,200,000 shares of the Company's Common Stock. John H. Foster and Timothy E. Foster are each an officer and director, and E. Martin Gibson and Stephen E. O'Neil are directors, of the Parent.

     In February 1997, the Company entered into the NovaCare Contract under which the Parent's employees are co-employed by the Company for a five-year term, ending on January 31, 2002. Under the NovaCare Contract, the Company provides traditional PEO services such as payroll administration, worksite safety evaluation, employment-related risk management and compensation and benefits consultation required by the Parent for its employees, with the exception of 275 employees in the States of Washington and New Mexico. The annual revenue derived from the NovaCare Contract will vary based on the number of the Parent's employees covered by the agreement and the nature of the services provided. As of June 30, 1997, 15,072 of the Parent's employees were co-employed under the NovaCare Contract. The Company expects that revenue from the NovaCare Contract during the 12 months ending December 31, 2001 will be approximately $600 million. Under the NovaCare Contract, the Company currently receives a fee that equals the salary plus 9.7% of gross earnings of covered employees, plus federal payroll tax costs of covered employees (a formula which generally results in the payment of approximately 117% of the gross earnings of such employees). See "Business -- Employee and Client Service,"
"Business -- Relationship with the Parent." See the Company's Consolidated Statement of Operations and Note 2 of Notes to the Company's Consolidated Statement for information regarding the contribution of the NovaCare Contract to the Company's revenue.

     The Parent has subleased office space to the Company in the Parent's offices in Norristown, Pennsylvania pursuant to a seven-year sublease under which the Company currently pays approximately $9,000 per month, subject to certain escalations. In addition, the Parent and the Company have entered into a management services agreement pursuant to which the Company is permitted to purchase access to the Parent's infrastructure at the Parent's out-of-pocket cost excluding depreciation and amortization. See "Business -- Operating Strategy -- Leveraging the Parent's Existing Infrastructure."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). At September 5, 1997, there were 20,643,187 shares of Common Stock issued and outstanding. The Company has not authorized the issuance of any shares of Preferred Stock.

     The following description of certain matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     At September 5, 1997, approximately 26 persons were holders of record of the 20,643,187 shares of Common Stock outstanding. Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by such holder, and is not entitled to cumulative voting for the election of directors and does not have preemptive rights. The issued and outstanding shares of Common Stock are, and all shares of Common Stock to be issued and to be sold in the Offering will be, validly issued, fully paid and nonassessable. All shares of Common Stock have equal rights and are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefor. Upon liquidation of the Company, after payment or provision for payment of all of the Company's debts and obligations and payment in full of all amounts, if any, due to holders of Preferred Stock, the holders of the Common Stock will share ratably in the net assets, if any, available for distribution to holders of Common Stock upon liquidation.

PREFERRED STOCK

     The Company is authorized to issue Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its Preferred Stock.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as director, except in the case in which the director breaches his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized a payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law, or obtained an improper personal benefit.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale and other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent for the Common Stock will be             .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 25,143,187 shares of Common Stock outstanding, of which 20,643,187 shares (approximately 82% of the shares to be outstanding) will be held by persons who acquired such shares in transactions in which such shares were not registered under the Securities Act. These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, such as Rule 144 under the Securities Act ("Rule 144"). Rule 144, as currently in effect and subject to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company. Rule 144 also permits, under certain circumstances, such sales of shares without any quantity limitations or current public information requirements described above by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

     The Company, its officers and directors and all other holders of Common Stock and securities convertible into or exercisable or exchangeable for Common Stock have agreed that during the Lockup Period, they will not, without the prior written consent of Robertson, Stephens and Company LLC, offer, sell, contract to sell or otherwise dispose of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock except, in the case of the Company, in certain limited circumstances. Upon the expiration of the Lockup Period, at least 1,012,687 of the shares to be outstanding (approximately 4.2% of such shares) will be eligible for sale under Rule 144, subject to compliance with Rule 144 volume limitations. Of the shares which will be eligible for sale under Rule 144 at such date, 287,008 shares are held by officers, directors and affiliates of the Company. See "Underwriting."

     The Company cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 since such sales will depend upon the market price of the Common Stock, the individual circumstances of holders thereof and other factors. Any sales of a substantial number of shares of Common Stock in the public market could have a significant adverse effect on the market price of the Common Stock.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 625,000 shares of Common Stock authorized and reserved for issuance pursuant to the Stock Option Plan. Upon the filing of such Form S-8, outstanding shares of Common Stock so registered may be freely sold without restriction, except for shares held by officers, directors and other affiliates of the Company. See "Management -- Stock Option Plan."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), acting through their representative, Robertson, Stephens & Company LLC (the "Representative"), have severally agreed, subject to the terms and conditions of an underwriting agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                                      NUMBER
                                   UNDERWRITER                                      OF SHARES
- ----------------------------------------------------------------------------------  ----------
Robertson, Stephens & Company LLC.................................................

                                                                                     ---------
          Total...................................................................   4,500,000

     The Representative has advised the Company that it proposes to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not in excess of $     per share, of which $     may be reallowed
to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall affect the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 675,000 additional shares of Common Stock at the same price per share as the Company will receive for the 4,500,000 shares that the Underwriters have agreed to purchase from the Company. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 4,500,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 4,500,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

     Pursuant to the terms of lock-up agreements, the holders of approximately shares of the Common Stock have agreed with the Representative that during the Lockup Period, subject to certain limited exceptions, they will not sell or otherwise dispose of shares of Common Stock, including shares issuable under options or warrants exercisable during the Lockup Period, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have the power of disposition without the prior written consent of Robertson, Stephens & Company LLC.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. Such transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price will be the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the Offering and the market prices and earnings of similar securities of comparable companies at the time of the Offering.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Haythe & Curley, 237 Park Avenue, New York, New York 10017, and for the Underwriters by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019.

                                    EXPERTS

     The consolidated financial statements of NovaCare Employee Services, Inc. as of June 30, 1997 and for the period from October 1, 1996 (date of inception) to June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Resource One, Inc. as of December 31, 1994 and 1995 and September 30, 1996 and for the nine-month period ended September 30, 1996 and the years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Brewer, Beemer, Kuchnhucki & Koon, PA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Employee Services of America, Inc. as of December 31, 1994, 1995 and 1996 and January 31, 1997, and for the one-month period ended January 31, 1997 and the years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been so included in reliance on the report of Varnadore, Tyler, Hoffner, King, Hawthorne, Hammer & Stathis, PA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the TPI Group, Ltd. and subsidiaries as of December 31, 1994, 1995 and 1996 and January 31, 1997 and for the one-month period ended January 31, 1997 and the years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been so included in reliance on the report of Lazar, Levine & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

     Upon completion of the Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its New York Regional Office located at Seven World Trade Center, New York, New York 10048 and its Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, copies of such documents can be obtained from the public reference section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of the prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Registration Statement has been filed electronically through EDGAR and may be retrieved through the Commission's Web site on the Internet. The statements contained in this Prospectus concerning any contract or document are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
NovaCare Employee Services, Inc. and Subsidiaries
  Report of Independent Accountants...................................................  F-1
  Consolidated Balance Sheet and Pro Forma Unaudited Balance Sheet as of June 30,
     1997.............................................................................  F-2
  Consolidated Statement of Operations for the period October 1, 1996 (inception of)
     to June 30, 1997.................................................................  F-3
  Consolidated Statement of Changes in Shareholders' Equity for the period October 1,
     1996 (inception of) to June 30, 1997.............................................  F-4
  Consolidated Statement of Cash Flows for the period October 1, 1996 (inception of)
     to June 30, 1997.................................................................  F-5
  Notes to Consolidated Financial Statements..........................................  F-6
Unaudited Pro Forma Financial Information
  Pro Forma Financial Information.....................................................  F-18
  Pro Forma Unaudited Consolidated Statement of Operations for the years ended June
     30, 1997.........................................................................  F-19
  Notes to the Unaudited Pro Forma Consolidated Statement of Operations...............  F-20
  Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997..................  F-23
  Notes to the Unaudited Pro Forma Consolidated Balance Sheet.........................  F-24
Resource One, Inc.
  Report of Independent Accountants...................................................  F-25
  Combined Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996.....  F-26
  Combined Statements of Income for the two years in the period ended December 31,
     1995 and the nine months ended September 30, 1996................................  F-27
  Combined Statements of Changes in Stockholders' Equity for the two years in the period ended December 31, 1995 and the nine months ended September 30, 1996......  F-28
  Combined Statements of Cash Flows for the two years in the period ended December 31,
     1995 and the nine months ended September 30, 1996................................  F-29
  Notes to Financial Statements.......................................................  F-30
Employee Services of America, Inc.
  Report of Independent Accountants...................................................  F-35
  Combined Balance Sheet as of January 31, 1997.......................................  F-36
  Combined Statement of Income for the one month ended January 31, 1997...............  F-37
  Combined Statement of Stockholders' Equity for the one month ended January 31,
     1997.............................................................................  F-38
  Combined Statement of Cash Flows for the one month ended January 31, 1997...........  F-39
  Notes to Combined Financial Statements..............................................  F-40
  Report of Independent Accountants...................................................  F-45
  Combined Balance Sheet as of December 31, 1994, 1995 and 1996.......................  F-46
  Combined Statement of Income for the three years in the period ended December 31,
     1996.............................................................................  F-47
  Combined Statements of Shareholders' Equity for the three years in the period ended
     December 31, 1996................................................................  F-48
  Combined Statements of Cash Flows for the three years in the period ended December
     31, 1996.........................................................................  F-49
  Notes to Combined Financial Statements..............................................  F-50

                                                                                        PAGE
                                                                                        ----
TPI Group, Ltd.
  Report of Independent Accountants...................................................  F-56
  Consolidated Balance Sheet as of January 31, 1997...................................  F-57
  Consolidated Statement of Operations for the one month period ended January 31,
     1997.............................................................................  F-58
  Consolidated Statement of Stockholders' Equity for the one month period ended
     January 31, 1997.................................................................  F-59
  Consolidated Statement of Cash Flows for the one month period ended January 31,
     1997.............................................................................  F-60
  Notes to Consolidated Financial Statements..........................................  F-61
  Report of Independent Accountants...................................................  F-68
  Consolidated Balance Sheets as of December 31, 1994, 1995 and 1996..................  F-69
  Consolidated Statements of Operations for the three years in the period ended
     December 31, 1996................................................................  F-70
  Consolidated Statements of Changes in Stockholders' Equity for the three years in the period ended December 31, 1996...............................................  F-71
  Consolidated Statements of Cash Flows for the three years in the period ended
     December 31, 1996................................................................  F-72
  Notes to Financial Statements.......................................................  F-73

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NovaCare Employee Services, Inc.

     In our opinion, the accompanying Consolidated Balance Sheet and the related Consolidated Statement of Operations, of Cash Flows and of Changes in Shareholders' Equity present fairly, in all material respects, the financial position of NovaCare Employee Services, Inc. and its subsidiaries (the "Company") at June 30, 1997, and the results of their operations and their cash flows for the period from October 1, 1996 (commencement of operations) to June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
July 31, 1997

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA
                                                                       JUNE 30,      JUNE 30,
                                                                         1997          1997
                                                                       --------     -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents..........................................  $ 1,782        $ 1,782
  Accounts receivable:
     Related party (Note 2)..........................................   27,607         27,607
     Unbilled........................................................    7,215          7,215
     Third parties, net of allowance for doubtful accounts of $26....    1,910          1,910
  Deferred income taxes..............................................      296            296
  Other current assets...............................................    1,069          1,069
                                                                       -------        -------
          Total current assets.......................................   39,879         39,879
Property and equipment, net..........................................    1,326          1,326
Excess cost of net assets acquired, net..............................   53,691         53,691
Other assets, net....................................................    1,102          1,102
                                                                       -------        -------
                                                                       $95,998        $95,998
                                                                       =======        =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of financing arrangements..........................  $   298        $   298
  Accounts payable and accrued expenses..............................    6,172          6,172
  Accrued salaries, wages and payroll taxes..........................   28,159         28,159
  Current portion of accrued workers' compensation and health
     claims..........................................................    5,423          5,423
  Note payable to related party (Note 2).............................   28,382         28,382
  Current portion of deferred purchase price obligations.............   18,905         18,905
  Income taxes payable...............................................    1,382          1,382
                                                                       -------        -------
          Total current liabilities..................................   88,721         88,721
Financing arrangements, net of current portion.......................    1,068          1,068
Accrued workers' compensation and health claims, net of current
  portion............................................................    1,910          1,910
Deferred purchase price obligations, net of current portion..........      856            856
Other................................................................      411            411
                                                                       -------        -------
          Total liabilities..........................................   92,966         92,966
                                                                       -------        -------
Commitments and contingencies (Note 12)..............................       --             --
Mandatorily redeemable common stock..................................    2,731             --
Shareholders' equity:
  Preferred stock, $.01 par value; authorized 1,000 shares; no shares
     issued or outstanding...........................................       --             --
  Common stock, $.01 par value; authorized 60,000 shares, issued
     19,193 shares...................................................      192            200
  Additional paid-in capital.........................................    1,189          3,912
  Retained earnings..................................................       --             --
                                                                       -------        -------
                                                                         1,381          4,112
  Less: Common stock in treasury (at cost), 563 shares...............   (1,080)        (1,080)
                                                                       -------        -------
          Total shareholders' equity.................................      301          3,032
                                                                       -------        -------
                                                                       $95,998        $95,998
                                                                       =======        =======

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               OCTOBER 1, 1996
                                                                               (INCEPTION) TO
                                                                                JUNE 30, 1997
                                                                               ---------------
Revenues:
  Related party (Note 2).....................................................     $ 255,289
  Third parties..............................................................       138,904
                                                                                   --------
          Total revenues.....................................................       394,193
Direct costs:
  Related party (Note 2):
     Salaries, wages and employment taxes of worksite employees..............       234,182
     Health care and workers' compensation...................................        14,362
     State unemployment taxes and other......................................         1,006
  Third parties:
     Salaries, wages and employment taxes of worksite employees..............       123,056
     Health care and workers' compensation...................................         8,199
     State unemployment taxes and other......................................         1,150
                                                                                   --------
          Gross profit.......................................................        12,238
Selling, general and administrative expenses.................................         8,247
Provision for uncollectible accounts.........................................            26
Amortization of excess cost of net assets acquired...........................         1,034
                                                                                   --------
          Income from operations.............................................         2,931
Investment income............................................................            52
Interest expense.............................................................           (56)
Interest expense -- related party (Note 2)...................................          (693)
                                                                                   --------
          Income before income taxes.........................................         2,234
Income taxes.................................................................         1,542
                                                                                   --------
          Net income.........................................................     $     692
                                                                                   ========
Unaudited pro forma information:
  Unaudited pro forma net income.............................................     $     692
                                                                                   ========
  Unaudited pro forma net income per share...................................     $     .03
                                                                                   ========
  Unaudited pro forma weighted average shares outstanding....................        20,574
                                                                                   ========
Unaudited supplemental pro forma information:
  Unaudited supplemental pro forma net income................................     $   1,100
                                                                                   ========
  Unaudited supplemental pro forma net income per share......................     $    ..05
                                                                                   ========
  Unaudited supplemental weighted average shares outstanding.................        24,398
                                                                                   ========

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 SHARES ISSUED          COMMON                   ADDITIONAL
                               -----------------        STOCK         TREASURY    PAID-IN     RETAINED
                               COMMON   TREASURY   ($.01 PAR VALUE)    STOCK      CAPITAL     EARNINGS
                               ------   --------   ----------------   --------   ----------   --------
Balance at October 1, 1996
  (inception)................     --        --           $ --         $    --      $   --      $   --
Common stock issued to
  related party (Note 2).....  6,200        --             62              --          --
Common stock issued to
  employees..................    430        --              4              --         870          --
Common stock split...........  12,000       --            126              --        (126)         --
Repurchase of common stock...    563      (563)            --          (1,080)        786          --
Accretion of mandatorily
  redeemable common stock....     --        --             --              --        (341)       (692)
Net income...................     --        --             --              --          --         692
                               ------     ----           ----         -------      ------       -----
Balance at June 30, 1997.....  19,193     (563)          $192         $(1,080)     $1,189      $   --
                               ======     ====           ====         =======      ======       =====

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               OCTOBER 1, 1996
                                                                               (INCEPTION) TO
                                                                                JUNE 30, 1997
                                                                               ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................................     $     692
Adjustments to reconcile net income to net cash flows from operating activities:
  Depreciation and amortization..............................................         1,285
  Provision for uncollectible accounts.......................................            26
  Deferred income taxes......................................................           116
  Changes in assets and liabilities, net of effects from acquisitions:
     Accounts receivable -- third parties....................................        (2,293)
     Accounts receivable -- related party (Note 2)...........................       (27,607)
     Other current assets....................................................           308
     Accounts payable and accrued expenses...................................        (1,309)
     Accrued salaries, wages and payroll taxes...............................        22,865
     Accrued interest -- related party (Note 2)..............................           693
     Accrued workers' compensation and health claims.........................         4,113
     Income taxes payable....................................................         1,037
     Other, net..............................................................           222
                                                                                    -------
          Net cash flows provided by operating activities....................           148
                                                                                    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for businesses acquired, net of cash acquired.......................       (24,250)
Additions to property and equipment..........................................          (329)
Other, net...................................................................          (387)
                                                                                    -------
          Net cash flows used in investing activities........................       (24,966)
                                                                                    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from financing arrangements with related party (Note 2).............        27,688
Payment of long-term debt and credit arrangements............................           (94)
Proceeds from common stock issued............................................           663
Purchase of treasury stock...................................................        (1,080)
Other, net...................................................................          (577)
                                                                                    -------
          Net cash flows provided by financing activities....................        26,600
                                                                                    -------
Net increase in cash and cash equivalents....................................         1,782
Cash and cash equivalents, beginning of year.................................            --
                                                                                    -------
Cash and cash equivalents, end of year.......................................     $   1,782
                                                                                    =======

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations: NovaCare Employee Services, Inc. (the "Company") is a national professional employer organization ("PEO") that provides businesses with comprehensive, fully integrated outsourcing solutions to human resource management, including payroll management, risk management, benefits administration, unemployment services, rehabilitation temporary staffing and human resource consulting services. The Company provides such services to small and medium-sized companies in a variety of industries. The Company operates primarily in Florida, Pennsylvania and New York with such states accounting for approximately 29%, 10% and 9%, respectively of the Company's 1997 revenues.

     Employee services are typically provided under a standard PEO services agreement which provides for an initial one year term; thereafter, the agreement is renewable periodically. The agreement is subject to termination without cause by the Company or the client at any time upon 30 days' prior written notice.

     The Company was established by NovaCare, Inc. (the "Parent") in September 1996 as a subsidiary and began operation in October 1996 with the acquisition of Resource One, Inc. a PEO based in Florida. In February 1997, the Company acquired three additional PEOs -- Employee Services of America, Inc. and Prostaff Human Resources, Inc., in Florida and The TPI Group, Ltd. in New York, and entered into a contract with the Parent to co-employ substantially all of the Parent's workforce (the "NovaCare Contract") (See Note 2).

     The Parent established the Company and entered into the NovaCare Contract primarily because (i) the Company provides a vehicle for the Parent to leverage its core competencies and investments in human resource management, information systems, relationship selling, workers' compensation risk management, outsourcing and management of a dispersed workforce, and (ii) by leveraging the investments already made in its core competencies, the Parent can increase the return to its shareholders from those investments.

     Principles of Consolidation: The Consolidated Financial Statements include the accounts of NovaCare Employee Services, Inc. and all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition: Revenues and the related costs of wages, salaries, and employment taxes pertaining to worksite employees are recognized in the period in which the employee performs the service. Because the Company is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage are recognized as revenue by the Company. The Company establishes an allowance for doubtful accounts for both related and third party accounts receivable based on prior experience.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Company considers its holdings of highly liquid debt and money-market instruments to be cash equivalents if the securities mature within 90 days from the date of acquisition. These investments are carried at cost, which approximates fair value.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

     Property and Equipment: Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which principally range from three to ten years. Assets under capital leases and leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life.

     Excess Cost of Net Assets Acquired: Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of the difference between the fair value and the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired, including the recognition of applicable deferred taxes, consists of non-compete agreements, customer lists, assembled workforce, and goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which range from five to 40 years. The Company will perform a periodic assessment of the recoverability of goodwill based on estimated future cash flows.

     Workers' Compensation: The Company is contractually obligated to provide workers' compensation coverage for its employees and co-employees. The Company accomplishes this through a combination of various commercial insurance policies and self insurance programs. The Company records estimated accruals for workers' compensation and health care claims, including estimates for incurred but not reported claims, based upon review of the claims activity and past experience. Management believes any differences which may arise between actual settlement of claims and reserves at June 30, 1997 would not have a material effect on the Company's financial position.

     On July 1, 1997, the Company entered into a three-year contract with a commercial insurance company for workers' compensation coverage. Under this program, the Parent's worksite employees will continue to be covered under a self insurance program. Other worksite employees will be covered under a fixed cost insurance program, which is subject to certain per incident and aggregate deductibles.

     Income Taxes: The Company records deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     Unaudited Pro Forma and Unaudited Supplemental Pro Forma Net Income Per Common Share: The put option associated with the mandatorily redeemable common stock is rendered inoperative if the Company files an initial public offering of its common stock prior to two years from the date of acquisition and, in one case, the Company is publicly trading on December 31, 1998 (see Note 10); such an event will have a significant impact on the Company's net income per share computation. Given the Company's plans to file a registration statement with the Securities and Exchange Commission (see Note 13), historical net income per share has been excluded from the accompanying financial statements. Unaudited Pro Forma Net Income Per Share is computed by dividing net income, without consideration to the accretion of mandatorily redeemable common stock (see Note
10), by the number of shares of common stock and common stock equivalents outstanding as of July 31, 1997. Given that all shares issued prior to July 31, 1997 were issued at prices significantly below the estimated offering price in the Company's initial public offering, all shares and options issued are considered to be outstanding since inception of the Company, using the treasury stock method, for the purposes of calculating the Unaudited Pro Forma Net Income Per Share.

     The Company intends to use a portion of the net proceeds from offering 4,500,000 shares of its common stock to retire certain indebtedness (see Note
13), and therefore has presented Unaudited Supplemental Pro Forma Net Income Per Common Share in the accompanying financial statements. Unaudited Supplemental Net Income Per Share is computed by dividing net income, adjusted for the elimination of applicable interest expense, net of related income tax effect, by total outstanding shares as of July 31, 1997 plus estimated additional shares required to be sold to retire outstanding debt.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

     Recently Issued Accounting Standards: In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") as amended by the December 1996 issuance of Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125" ("SFAS 127"). SFAS 125, as amended, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not believe the adoption of SFAS 125, as amended, will have a material effect on the Company's financial position or results of operations.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which the Company is required to adopt no later than the second quarter of fiscal year 1998. SFAS 128 establishes accounting standards for computing and presenting earnings per share by replacing the presentations of weighted shares outstanding, inclusive of common stock equivalents, with a dual presentation of basic earnings per share which excludes dilution ("earnings per share") and diluted earnings per share ("earnings per share-assuming dilutions") which includes the dilutive effect of all potentially exercisable or convertible stock. Once adopted, SFAS 128 requires restatement of all prior period earnings per share data.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. The Company does not believe that the adoption of SFAS 130 will have a material effect on the Company's financial position or results of operation.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. The Company does not believe that the adoption of SFAS 131 will have a material effect on the Company's financial position or results of operations.

2.  RELATED PARTY TRANSACTIONS

     In return for its efforts as the founder, its initial investment of $40 and the use of the Parent's trademark, the Company issued 18,200,000 shares (as adjusted for the common stock split -- see Note 9) of the common stock to the Parent. Given that the transactions were between companies under common control, the issuance of shares was recorded at the cost basis of the Parent. The excess paid over the cost basis has been treated as a reduction of equity.

     Effective October 1996, the Company entered into a line of credit agreement with the Parent which provides for an unspecified availability. Amounts borrowed are due upon the earlier of the initial public offering of the common stock of the Company or the termination date of the Parent's revolving credit agreement, which is currently November 1999. Interest is charged to the Company at the Parent's borrowing rate which is the EuroDollar rate plus a range of 0.5% to 1.125%. The weighted average borrowing rate over the period from October 1, 1996 to June 30, 1997 was 6.6%. The Parent has established an irrevocable letter of credit on behalf of the Company in the amount of $1,141 which expires on December 31, 1997. The letter has been established to meet the security requirements of the Company's workers' compensation policy held with a commercial insurance carrier at June 30, 1997. No amount is outstanding at June 30, 1997.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

     In February 1997, the Parent and the Company entered into the NovaCare Contract, whereby the Parent's employees are co-employed by the Company in a five-year term with automatic annual renewals. Under the NovaCare Contract, the Company provides traditional PEO services such as payroll and benefits administration, worksite safety evaluation, employment-related risk management and benefits consultation. The Parent pays the Company a fee for its services currently equal to the salary and Federal payroll costs plus 9.7% of gross earnings of employees, or approximately 117% of the gross earnings of the employees covered by the NovaCare Contract. The Parent may not terminate the NovaCare Contract except in the event of: (i) the breach of any of the Company's agreements, duties, or performance standards under the NovaCare Contract; (ii) the making of false or misleading representations, warranties, or statements of material fact in documents submitted by or on behalf of the Company to the Parent; or (iii) insolvency, bankruptcy, or receivership of the Company.

     The Parent has subleased office space to the Company. The sublease is a month-to-month arrangement, terminable on 30 days' notice by either party, under which the Company pays the Parent approximately $9 per month which equals the Parent's cost.

     The Parent also provides information systems consulting services and general administrative and financial services to the Company on an as-needed basis at the Parent's cost. During fiscal 1997 the Company reimbursed the Parent for certain expenses, in the amount of $160, based upon estimates of time incurred by the Parent's personnel on behalf of the Company.

     As described in Note 13 -- Subsequent Events, effective July 1, 1997 the Company acquired the assets and liabilities of NovaPro, a rehabilitation temporary staffing business of the Parent.

     The terms of the aforementioned related party transactions are equivalent to those that would result from transactions among unrelated parties.

3.  ACQUISITIONS

     During the period from October 1, 1996 through June 30, 1997, the Company acquired four professional employer organizations located in the northeastern and southeastern portions of the United States.

     The following unaudited pro forma consolidated results of operations of the Company give effect to each of the acquisitions as if they occurred on October 1, 1996.

                                                                   FOR THE PERIOD FROM
                                                                     OCTOBER 1, 1996
                                                                     (INCEPTION) TO
                                                                      JUNE 30, 1997
                                                                   -------------------
        Revenues.................................................       $ 476,929
        Net loss.................................................          (2,346)
        Pro forma net loss per share.............................       $    (.11)

     The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisitions been made as of October 1, 1996, or the results that may occur in the future.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

     Information with respect to businesses acquired in purchase transactions was as follows:

                                                                             AS OF
                                                                         JUNE 30, 1997
                                                                         -------------
        Goodwill.......................................................     $46,440
        Customer lists.................................................       5,488
        Other..........................................................       2,797
                                                                            -------
          Excess cost of net assets acquired...........................      54,725
          Less: accumulated amortization...............................       1,034
                                                                            -------
                                                                            $53,691
                                                                            =======

                                                                            FOR THE
                                                                         PERIOD ENDED
                                                                         JUNE 30, 1997
                                                                         -------------
          Cash paid (net of cash acquired).............................     $22,822
          Deferred purchase price obligations..........................      19,948
          Mandatorily redeemable common stock (Note 10)................       2,214
          Notes issued.................................................       1,328
          Other consideration..........................................       1,178
                                                                            -------
                                                                             47,490
          Liabilities assumed..........................................      15,199
                                                                            -------
                                                                             62,689
          Fair value of assets acquired................................      10,436
                                                                            -------
               Cost in excess of fair value of net assets acquired.....     $52,253
                                                                            =======

     The acquisitions were accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to net assets acquired based on their estimated fair values. Net assets acquired consisted primarily of accounts receivable and property and equipment. The acquired accounts receivable was recorded at their estimated fair value on the date of acquisition with a discount from face value of $773 after consideration of the collectibility of outstanding receivables.

     Certain purchase agreements require additional payments if specific financial targets and non-financial conditions are met. Aggregate contingent payments in connection with these acquisitions at June 30, 1997 of approximately $2,100 cash and 100,000 shares of common stock have not been included in the initial determination of cost of the businesses acquired since the amount of such contingent consideration, if any, is not presently determinable. During the period from October 1, 1996 (inception) through June 30, 1997, the Company paid $1,428 in cash and issued 85,000 shares of common stock in connection with these agreements, valued at $238.

     Deferred purchase price obligations of $18,800 in cash and 366,063 shares of common stock, valued at $961, represent guaranteed purchase price amounts of $17,500 due to former owners upon the earlier of an initial public offering of the Company's common stock (see Note 13) or December 31, 1997, $1,791 for guaranteed payments payable within two years of the date of acquisition and $470 accrued for additional contingent payments.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

4.  PROPERTY AND EQUIPMENT

     The components of property and equipment were as follows:

                                                                             AS OF
                                                                         JUNE 30, 1997
                                                                         -------------
        Land and buildings.............................................     $    70
        Property, equipment and furniture..............................       1,019
        Leasehold improvements.........................................         162
        Capitalized software...........................................         240
                                                                             ------
                                                                              1,491
        Less: accumulated depreciation and amortization................         165
                                                                             ------
                                                                            $ 1,326
                                                                             ======

     Depreciation expense for the period from October 1, 1996 (inception) to June 30, 1997 was $165.

5.  FINANCING ARRANGEMENTS

     Financing arrangements consisted of the following:

                                                                             AS OF
                                                                         JUNE 30, 1997
                                                                         -------------
        Subordinated promissory notes (6% to 10%), payable through
          2002.........................................................     $ 1,322
        Capitalized lease obligations, payable through 2000............          44
                                                                             ------
                                                                              1,366
        Less: current portion..........................................         298
                                                                             ------
                                                                            $ 1,068
                                                                             ======

     At June 30, 1997, aggregate annual maturities of financing arrangements were as follows for the next five fiscal years and thereafter:

                                    FISCAL YEAR
            ------------------------------------------------------------
            1998........................................................  $  298
            1999........................................................     306
            2000........................................................     311
            2001........................................................     290
            2002........................................................     136
            Thereafter..................................................      25
                                                                          ------
                                                                          $1,366
                                                                          ======

     Interest paid on debt during the period October 1, 1996 through June 30, 1997 amounted to $49.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

6.  ACCRUED WORKERS' COMPENSATION AND HEALTH CLAIMS

     The Company's accruals for claims are summarized as follows:

                                                                             AS OF
                                                                         JUNE 30, 1997
                                                                         -------------
        Accrued health benefit premiums payable and claims reserves....     $ 3,756
        Accrued workers' compensation premiums payable and claims
          reserves.....................................................       3,577
                                                                            -------
                                                                              7,333
        Less: workers' compensation claims expected to be settled in
          more than one year...........................................       1,910
                                                                            -------
                                                                            $ 5,423
                                                                            =======

     Under the NovaCare Contract as described in Note 2, the Company is self-insured for certain health benefits up to $150 per individual per year. The Company expensed amounts for estimated losses occurring from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims rates.

7.  INCOME TAXES

     The components of income tax expense were as follows:

                                                                         PERIOD FROM
                                                                       OCTOBER 1, 1997
                                                                       (INCEPTION) TO
                                                                        JUNE 30, 1997
                                                                       ---------------
        Current:
          Federal....................................................      $   937
          State......................................................          470
                                                                            ------
                                                                             1,407
                                                                            ------
        Deferred:
          Federal....................................................          122
          State......................................................           13
                                                                            ------
                                                                               135
                                                                            ------
                                                                           $ 1,542
                                                                            ======

     The components of net deferred tax assets as of June 30, 1997 were as follows:

                                                                             AS OF
                                                                         JUNE 30, 1997
                                                                         -------------
        Net operating loss carryforward................................     $ 2,454
        Accruals and reserves not currently deductible for tax
          purposes.....................................................         363
                                                                               ----
        Gross deferred tax assets......................................       2,817
        Valuation reserve..............................................      (2,454)
                                                                               ----
        Total deferred tax assets......................................         363
        Expenses capitalized for financial statement purposes..........         (67)
                                                                               ----
             Net deferred tax asset....................................     $   296
                                                                               ====

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

     In fiscal 1997, the Company acquired net operating loss carryforwards of approximately $6,000 expiring through 2010. The Internal Revenue Code of 1986, as amended (the "Code"), places certain restrictions on the use of net loss carryforwards acquired through purchase transactions. Accordingly, the Company has placed a full valuation allowance against these amounts.

     The reconciliation of the expected tax expense (computed by applying the federal statutory tax rate to income before income taxes) to actual tax expense was as follows:

                                                                         PERIOD FROM
                                                                       OCTOBER 1, 1997
                                                                       (INCEPTION) TO
                                                                        JUNE 30, 1997
                                                                       ---------------
        Expected Federal income tax expense..........................      $   782
        State income taxes, less Federal benefit.....................          470
        Non-deductible amortization of excess cost of net assets
          acquired...................................................          349
        Tax credits..................................................          (10)
        Other, net...................................................          (49)
                                                                            ------
                                                                           $ 1,542
                                                                            ======

     Income taxes paid during the period October 1, 1996 through June 30, 1997 amounted to $178.

8.  OPERATING LEASES

     The Company rents office space and equipment under non-cancelable operating leases. Total rent expense charged to operations was $394 for the period from October 1, 1996 to June 30, 1997.

     Future minimum lease commitments for all non-cancelable leases as of June 30, 1997 are as follows:

                                                                        OPERATING
                                   FISCAL YEAR                           LEASES
            ----------------------------------------------------------  ---------
            1998......................................................   $   832
            1999......................................................       711
            2000......................................................       555
            2001......................................................       531
            2002......................................................       464
            Thereafter................................................       986
                                                                          ------
            Total minimum lease payments..............................   $ 4,079
                                                                          ======

9.  SHAREHOLDERS' EQUITY

     On September 16, 1996, the Board of Directors authorized 1,000,000 shares of preferred stock with a par value of $.01 per share. No shares are issued and outstanding as of June 30, 1997, nor were there shares issued and outstanding at any time during the period from inception to June 30, 1997.

     On January 2, 1997, the Board of Directors declared a four-for-one stock split of the Company's common stock to shareholders of record on January 2, 1997. Accordingly, $126 was transferred from additional paid-in capital to common stock, representing the par value of additional shares issued.

     On January 2, 1997, the Company repurchased 562,500 shares of mandatorily redeemable common stock from a former owner of an acquired business. Upon repurchase, the mandatorily redeemable common stock becomes a component of permanent equity. Accordingly, the 562,500 shares and the

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES related par value and additional paid-in capital associated with these shares have been reflected in the accompanying consolidated statement of shareholders' equity.

10.  MANDATORILY REDEEMABLE COMMON STOCK

     In connection with the acquisitions described in Note 3, 1,375,687 shares (as adjusted for the stock split -- see Note 9) of common stock were issued subject to an agreement which provides certain registration rights with respect to the common stock, as well as the right, two years from the date of acquisition, to put the shares to the Company at a price of $16.00 per share. The put option is rendered inoperative if the Company files an initial public offering of the Company's common stock prior to two years from the date of acquisition and, in one case, the Company is publicly trading on December 31, 1998. The redeemable common stock was recorded at the fair value at the date of issuance. The excess of the put price over the carrying value is being accreted by periodic charges to retained earnings or additional paid-in capital, as applicable, over a two year period. During the period from October 1, 1996 to June 30, 1997, the Company recorded $1,033 of accretion to retained earnings and additional paid-in capital.

11.  BENEFIT PLANS

  Stock Option Plan:

     On February 28, 1997, the Company's Board of Directors adopted and its shareholders approved the Company's 1997 Stock Option Plan (the "Plan") under which 625,000 shares of common stock are currently reserved for issuance upon the exercise of stock options. Under the Plan, substantially all options are granted for a term of up to 10 years at prices equal to the fair value at the date of grant. Options granted vest over five years and at June 30, 1997, the weighted average remaining contractual life of the outstanding options was 9.67 years.

     The following summarizes the activity of this stock option plan:

                                                                         PERIOD FROM
                                                                       OCTOBER 1, 1997
                                                                       (INCEPTION) TO
                                                                        JUNE 30,1997
                                                                       ---------------
        Options:
          Granted....................................................       375,000
          Canceled...................................................        (4,000)
                                                                           --------
          Outstanding at end of year.................................       371,000
                                                                           ========
        Option price per share ranges:
          Granted....................................................         $2.80
          Outstanding at end of year.................................         $2.80
        Options exercisable at end of year...........................            --
        Options available for grant at end of year under the 1997
          Stock Option Plan..........................................       254,000

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the plan.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

The table below sets forth the pro forma information as if the Company had adopted the compensation recognition provisions of SFAS 123:

                                                                       OCTOBER 1, 1996
                                                                       (INCEPTION) TO
                                                                        JUNE 30, 1997
                                                                       ---------------
        Increase to:
          Net income.................................................            $13
          Net income per share.......................................             --
        Assumptions:
          Expected life (years)......................................      4.6 - 6.6
          Risk-free interest rate....................................     6.1% - 6.5%
          Volatility.................................................              0%
          Dividend yield.............................................            N/A

     The compensation recognition was calculated assuming a fair market value for the Company's common stock equal to the assumed share value as of the date of the initial public offering. Certain options were grouped together for purposes of valuation based upon vesting periods and the date of grant. The weighted average fair value of the stock options, calculated using the Black-Scholes option pricing model, granted during the period ended June 30, 1997 was $0.82.

12.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the financial position or results of operations of the Company.

     The Company's employer and health care operations are subject to numerous Federal, state and local laws related to employment, taxes and benefit plan matters. Generally, these regulations affect all companies in the United States. However, the regulatory environment for professional employer organizations is an evolving area due to uncertainties resulting from the non-traditional employment relationships. Many Federal and state laws relating to tax and employment matters were enacted prior to the development of PEO companies and do not specifically address the obligations and responsibilities of these co-employer relationships. If the IRS concludes that PEOs are not "employers" of certain worksite employees for purposes of the Code, the Company's cafeteria plan may lose its favorable tax status, and the Company may no longer be able to assume its clients' Federal employment tax withholding obligations.

13.  SUBSEQUENT EVENTS

     Effective July 1, 1997, the Company issued 1,200,000 shares of its common stock, valued at $5,400, to acquire the assets and liabilities of NovaPro, formerly a business of the Parent (see Note 2), in a transaction accounted for as a purchase. Given that the transaction is between companies under common control, the transfer of assets and liabilities will be recorded at the historical cost basis of the Parent. The excess paid over the historical cost will be treated as a reduction of additional paid-in

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES capital. The following unaudited pro forma consolidated results of operations of the Company give effect to the purchase of NovaPro as if it had occurred as of the inception of the Company:

                                                      FOR THE PERIOD FROM:
                                     ------------------------------------------------------
                                        OCTOBER 1,           JANUARY 1,         APRIL 1,
                                            TO                   TO                TO
                                     DECEMBER 31, 1996     MARCH 31, 1997     JUNE 30, 1997
                                     -----------------     --------------     -------------
        Revenue....................       $11,347             $151,727          $ 233,112
        Gross profit...............           671                4,979              7,413
        Operating (loss) income....          (137)               1,148              2,063
        Net (loss) income..........       $  (128)            $    263          $     619

     The Company plans to file a registration statement with the Securities and Exchange Commission to register for the sale of up to 4,500,000 shares of its common stock. The Company intends to use the net proceeds of the offering to retire certain outstanding indebtedness as follows: (i) to repay the Company's outstanding revolving credit loan of $28,382 from the Parent (see Note 2) and
(ii) to satisfy $17,500 of deferred purchase price obligations incurred in connection with the Company's acquisitions (see Note 3). The remaining net proceeds will be used for expansion of the Company's operations, including further penetration of existing markets, and as opportunities arise to expand the Company's client base in new or existing markets through acquisitions.

14.  PRO FORMA BALANCE SHEET (UNAUDITED)

     The pro forma balance sheet as of June 30, 1997 represents the pro forma effect of the conversion of the Company's mandatorily redeemable common stock into 813,187 shares of common stock as of that date. As disclosed in Note 10, the mandatorily redeemable common stock is automatically convertible in the event of an initial public offering of the Company's common stock.

15.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     For the period from October 1, 1996 (inception) to June 30, 1997:

                                      OCTOBER 1, 1996      JANUARY 1, 1997     APRIL 1, 1997
                                            TO                   TO                 TO
                                     DECEMBER 31, 1996     MARCH 31, 1997      JUNE 30, 1997
                                     -----------------     ---------------     -------------
        Revenues...................       $10,894             $ 151,076          $ 232,223
        Gross profit...............           842                 4,728              6,668
        Income from operations.....           154                 1,073              1,704
        Net income.................       $    61             $     220          $     411

                     (THIS PAGE INTENTIONALLY LEFT BLANK.)

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma Combined Statement of Operations for the year ended June 30, 1997 and unaudited pro forma Consolidated Balance Sheet as of June 30, 1997 are based on the historical consolidated financial statements of NovaCare Employee Services Inc. (the "Company") for the period from October 1, 1996 (commencement of operations) to June 30, 1997, adjusted to give effect to the acquisition of Resource One, Inc. ("Resource One") (the predecessor company), Employee Services of America, Inc., ("ESA"), The TPI Group, Ltd. ("TPI"), ProStaff Human Resources, Inc. ("Pro Staff ") and NovaPro. Resource One, ESA, TPI and Prostaff were acquired prior to June 30, 1997 and are included in the historical results of operations from their respective dates of acquisition. Effective July 1, 1997, the Company issued 1,200 shares of its common stock to acquire the assets and liabilities of NovaPro, a NovaCare, Inc. (the "Parent") business (see Note 13 to the Consolidated Financial Statements contained elsewhere in this Prospectus). The historical financial information is also adjusted to give effect to the full year impact of the contract between the Company and the Parent (the "NovaCare Contract") (further described in Note 2 of Notes to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus). The application of a portion of the proceeds of this Offering is assumed to pay certain debt which reduced pro forma as adjusted interest expense. The Pro Forma Combined Statement of Operations has been prepared assuming the above acquisitions and NovaCare Contract occurred as of July 1, 1996 and the Pro Forma Consolidated Balance Sheet has been prepared assuming that the acquisition which occurred subsequent to June 30, 1997 had occurred as of June 30, 1997. The acquisitions and the related adjustments are described in the notes thereto.

     The financial information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred as of the dates indicated, or to project the Company's results of operations or financial position for any future period or date. This information should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this prospectus.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                           PRO FORMA
                                                                                          RESULTS FOR
                           HISTORICAL RESULTS                                             THE PERIOD
                             FOR THE PERIOD                                                  FROM
                            OCTOBER 1, 1996                                              JULY 1, 1996    OFFERING     PRO FORMA
                             (INCEPTION) TO      ACQUIRED      NOVACARE      PRO FORMA        TO         PRO FORMA       AS
                             JUNE 30, 1997     COMPANIES(1)   CONTRACT(2)   ADJUSTMENTS  JUNE 30, 1997  ADJUSTMENTS   ADJUSTED
                           ------------------  ------------   -----------   -----------  -------------  -----------   ---------
Revenues:
  Related party............      $255,289        $     --      $ 326,395      $    --      $ 581,684      $    --     $581,684
  Third parties............       138,904         157,509             --           --        296,413           --      296,413
                                --------         --------       --------      -------       --------       ------     --------
    Total revenues.........       394,193         157,509        326,395           --        878,097           --      878,097
Direct costs:
  Related Party:
    Salaries, wages and
      employment taxes of
      worksite employees...       234,182              --        298,610           --        532,792           --      532,792
    Health care and
      workers'
      compensation, state
      unemployment taxes
      and other............        15,368              --         22,334           --         37,702           --       37,702
  Third Parties:
    Salaries, wages and
      employment taxes of
      worksite employees...       123,056         134,921             --           --        257,977           --      257,977
    Health care and
      workers'
      compensation, state
      unemployment taxes
      and other............         9,349          15,774             --           --         25,123           --       25,123
                                --------         --------       --------      -------       --------       ------     --------
    Gross profit...........        12,238           6,814          5,451           --         24,503           --       24,503
Selling, general and
  administrative
  expenses.................         8,247           8,689          2,848        1,212(3)      20,996           --       20,996
Provision for uncollectible
  accounts.................            26             273             --           --            299           --          299
Amortization of excess cost
  of net assets acquired...         1,034              --             --        1,234(4)       2,268           --        2,268
                                --------         --------       --------      -------       --------       ------     --------
    Income (loss) from
      operations...........         2,931          (2,148)         2,603       (2,446)           940           --          940
Investment income..........            52              20             --           --             72           --           72
Interest expense...........           (56)           (774)            --          740(5)         (90)          --          (90)
Interest expense-related
  party....................          (693)             --             --         (916)(6)     (1,609)       1,609(8)        --
                                --------         --------       --------      -------       --------       ------     --------
    Income (loss) before
      income taxes.........         2,234          (2,902)         2,603       (2,622)          (687)       1,609          922
Income taxes...............         1,542              --             --         (808)(7)        734          632(9)     1,366
                                --------         --------       --------      -------       --------       ------     --------
    Net income (loss)......      $    692        $ (2,902)     $   2,603      $(1,814)     $  (1,421)     $   977     $   (444)
                                ========         ========       ========      =======       ========       ======     ========
    Unaudited pro forma net
      income (loss) per
      share(10)............      $    .03                                                  $    (.07)                 $   (.02)
                                ========                                                    ========                  ========
    Unaudited pro forma
      weighted average
      number of shares.....        20,574                                                     20,574                    24,398 (11)
                                ========                                                    ========                  ========

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

            NOTES TO THE PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

 (1) The Acquired Companies adjustments represent the historical results of operations of Resource One, ESA, TPI, Prostaff and NovaPro (collectively, the "Acquired Companies") from July 1, 1996 to their respective dates of acquisition, as noted below, and to June 30, 1997 for NovaPro, respectively. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each of the Acquired Companies are included in the historical results of operations of the Company since the date of acquisition.

                                                                       FOR THE PERIOD FROM JULY
                                                                        1, 1996 TO THE DATE OF
                                                                             ACQUISITION
                                                                      --------------------------
                                                                                   INCOME (LOSS)
                                                                                   BEFORE INCOME
     COMPANY                                      ACQUIRED AS OF      REVENUE          TAXES
     ------------------------------------------  ----------------     --------     -------------
     Resource One..............................  October 1, 1996      $  9,068        $    43
     ESA ......................................  February 1, 1997       87,046             67
     TPI ......................................  February 1, 1997       51,206         (2,842)
     Prostaff .................................  February 1, 1997        2,565            (48)
     NovaPro...................................  July 1, 1997            7,624           (122)
                                                                      --------        -------
               Total...........................                       $157,509        $(2,902)
                                                                      ========        =======

     The income tax effect of the Acquired Companies adjustments is considered in Note 7 below.

 (2) In February 1997, the Parent and the Company entered into the NovaCare Contract whereby the Parent's employees are co-employed by the Company for a five-year term with automatic annual renewals. Under the NovaCare Contract, the Company provides traditional PEO services such as payroll and benefits administration, worksite safety evaluation, employment-related risk management and benefits consultation. The Parent pays the Company a fee for its services currently equal to the salary and federal payroll tax costs plus 9.7% of gross earnings of employees, or approximately 117% of the gross earnings of the employees covered by the NovaCare Contract. The Parent may not terminate the NovaCare Contract except in the event of: (i) the breach of any of the Company's agreements, duties or performance standards under the NovaCare Contract; (ii) the making of false or misleading representations, warranties, or statements of material fact in documents submitted by or on behalf of the Company to the Parent; or (iii) insolvency, bankruptcy, or receivership of the Company.

     The NovaCare Contract adjustment for the year ended June 30, 1997, reflects the pro forma results of operations related to the NovaCare Contract from July 1, 1996 to January 31, 1997. Results of operation from the NovaCare Contract for the period from February 1, 1997 to June 30, 1997 are included in the historical results.

     The income tax effect of the NovaCare Contract adjustment is considered in
     Note 7 below.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                        NOTES TO THE PRO FORMA COMBINED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

 (3) Includes adjustments representing net increases in selling, general, and administrative expenses in support of the combined businesses.

                                EXPENSE CATEGORY                              EXPENSE AMOUNT
     -----------------------------------------------------------------------  --------------
     Salaries, wages and benefits...........................................      $  736
     Rental lease agreements................................................         180
     Other..................................................................         296
                                                                                  ------
          Selling, general and administrative expenses adjustment...........      $1,212
                                                                                  ======

 (4) Reflects additional amortization of the excess of the purchase price over the fair value of net assets acquired. The additional amortization consists of non-compete agreements, customer lists, assembled workforce, and goodwill, amortized on a straight-line basis over the estimated useful lives of the assets which range from five to 40 years, as if the businesses were acquired as of July 1, 1996.

 (5) Represents the reduction of expense assuming that late payment penalties and interest due to the Internal Revenue Service for late payment of federal withholding taxes incurred by a subsidiary would not have been incurred given the Company's availability of financing from the Parent, as described in Note 6 below. An additional $53 of interest expense has been recorded to reflect the borrowing from the Parent for the timely payment of the federal withholding taxes.

 (6) Represents interest due to the Parent (See Note 2 of Notes to the Company's Consolidated Financial Statements) for money borrowed by the Company to finance the acquisition of the Acquired Companies. The Company entered into a loan agreement where the Parent charges interest to the Company at the Euro-Dollar Rate plus 0.5% to 1.125%. The weighted average interest rate was 6.6%.

 (7) Represents an adjustment to income taxes to reflect the state and federal income tax liability which would have been provided on pro forma adjusted income before income taxes for the period from July 1, 1996 to June 30, 1997. State taxes were computed on a legal entity basis dependent upon the income subject to income tax for the same period. Federal income tax was computed on consolidated income before income taxes adjusting for the non-deductible portion of the amortization of excess cost of net assets acquired.

 (8) Represents the reduction of interest expense resulting from the partial use of the portion of the proceeds to pay certain indebtedness to the Parent (see Note 2 of Notes to the Company's Consolidated Financial Statements).

 (9) Represents an adjustment to state and federal income taxes which would have been provided on the reduction of interest expense discussed in Note 8 above.

(10) The put option associated with the mandatorily redeemable common stock is rendered inoperative if the Company files an initial public offering of its Common Stock prior to two years from the date of acquisition and, in one case, the Company is publicly trading on December 31, 1998 (see Note 10 of Notes to the Company's Consolidated Financial Statements); such an event will have a significant impact on the Company's net income per share computation. Given the Company's plans to file a registration statement with the Securities and Exchange Commission, (see Note 13 of Notes to the Company's Consolidated Financial Statements) net income per share has been excluded from the accompanying financial statements. Unaudited Pro Forma Net

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                        NOTES TO THE PRO FORMA COMBINED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     Income Per Share is computed by dividing net income, without consideration for the accretion of shares of mandatorily redeemable common stock (see
     Note 10 of Notes to the Company's Consolidated Financial Statements), by the number of shares of common stock and common stock equivalents outstanding as of July 31, 1997. Given that all shares issued prior to July 31, 1997 were issued at prices significantly below the estimated offering price in the Company's initial public offering (see Note 13 of Notes to the Company's Consolidated Financial Statements), all shares and options issued are considered to be outstanding since inception of the Company, using the treasury stock method, for the purposes of calculating the Unaudited Pro Forma Net Income Per Share.

(11) The Company intends to use a portion of the net proceeds from offering 4,500,000 shares of its Common Stock to retire certain indebtedness (see
     Note 13 to the Company's Consolidated Financial Statements). Unaudited pro forma net income per share as adjusted is computed by dividing net income, adjusted for the elimination of applicable interest expense, net of the related income tax effect, as total outstanding shares as of July 31, 1997 plus estimated additional shares required to be sold to retire outstanding debt.

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         HISTORICAL
                                        -------------                              PRO FORMA
                                             THE                                RESULTS FOR THE
                                           COMPANY                                PERIOD FROM        OFFERING
                                            AS OF       NOVAPRO,   PRO FORMA    JULY 1, 1996 TO     PRO FORMA       PRO FORMA
                                        JUNE 30, 1997   INC.(1)    ADJUSTMENTS   JUNE 30, 1997    ADJUSTMENTS(3)   AS ADJUSTED
                                        -------------   --------   ----------   ---------------   --------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents............    $ 1,782       $   20      $   --         $ 1,802          $  3,118        $  4,920
  Accounts receivable:
    Related party......................     27,607           --          --          27,607                --          27,607
    Unbilled...........................      7,215           --          --           7,215                --           7,215
    Third parties, net of allowance for
      doubtful accounts of $26.........      1,910        1,626          --           3,536                --           3,536
  Deferred income taxes................        296           --          --             296                --             296
  Other current assets.................      1,069          144          --           1,213                --           1,213
                                           -------       ------        ----         -------           -------        --------
    Total current assets...............     39,879        1,790          --          41,669             3,118          44,787
Property and equipment, net............      1,326          449          --           1,775                --           1,775
Excess cost of net assets acquired,
  net..................................     53,691           --          --          53,691                --          53,691
Other assets, net......................      1,102           93          --           1,195              (577)            618
                                           -------       ------        ----         -------           -------        --------
                                           $95,998       $2,332      $   --         $98,330          $  2,541        $100,871
                                           =======       ======        ====         =======           =======        ========
LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
  Current portion of financing
    arrangements.......................    $   298       $   --      $   --         $   298          $     --        $    298
  Accounts payable and accrued
    expenses...........................      6,172        2,457          --           8,629                --           8,629
  Accrued salaries, wages and payroll
    taxes..............................     28,159           --          --          28,159                --          28,159
  Note payable to shareholder..........     28,382           --          --          28,382           (28,382)             --
  Deferred purchase price
    obligations........................     18,905           --          --          18,905           (17,500)          1,405
  Current portion of reserve for
    claims.............................      5,423           --          --           5,423                --           5,423
  Income taxes payable.................      1,382           --          --           1,382                --           1,382
                                           -------       ------        ----         -------           -------        --------
    Total current liabilities..........     88,721        2,457          --          91,178           (45,882)         45,296
Financing arrangements, net of current
  portion..............................      1,068           --          --           1,068                --           1,068
Deferred purchase price obligations,
  net of current.......................        856           --          --             856                --             856
Other..................................      2,321           --          --           2,321                --           2,321
                                           -------       ------        ----         -------           -------        --------
    Total liabilities..................     92,966        2,457          --          95,423           (45,882)         49,541
                                           -------       ------        ----         -------           -------        --------
Commitments and contingencies..........         --           --          --              --                --              --
Mandatorily redeemable common stock....      2,731           --          --           2,731            (2,731)             --
Shareholders equity:
Preferred Stock, $.01 par value;
  authorized 1,000 shares; no shares
  issued or outstanding................         --           --          --              --                --              --
Common stock, $.01 par value;
  authorized 60,000 shares, issued
  19,193 shares........................        192           --          12(2)          204                53             257
Additional paid-in capital.............      1,189           --        (137)(2)       1,052            51,101          52,153
Retained earnings......................         --         (125)        125(2)           --                --              --
                                           -------       ------        ----         -------           -------        --------
                                             1,381         (125)         --           1,256            51,154          52,410
    Less: common stock in treasury.....     (1,080)          --          --          (1,080)               --          (1,080)
                                           -------       ------        ----         -------           -------        --------
    Total shareholders' equity.........        301         (125)         --             176            51,154          51,330
                                           -------       ------        ----         -------           -------        --------
                                           $95,998       $2,332      $   --         $98,330          $  2,541        $100,871
                                           =======       ======        ====         =======           =======        ========

               NOVACARE EMPLOYEE SERVICES, INC. AND SUBSIDIARIES

               NOTES TO THE PRO FORMA CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(1) Represents the historical balance sheet of NovaPro as of June 30, 1997. See
    Note 2 for further information.

(2) As described in Note 13 to the Consolidated Financial Statements, the Company issued 1,200 shares of its common stock to acquire the assets and liabilities of NovaPro, in a transaction accounted for as a purchase effective July 1, 1997. Given that the transaction is between companies under common control, the transfer of net assets has been recorded at the historical cost basis of the Parent. The excess paid over the historical cost has been treated as a reduction of additional paid-in capital.

(3) The adjustment to cash and cash equivalents represents the remaining estimated net proceeds of the offering after applying such proceeds as described under "Use of Proceeds". The adjustment to other assets, net represents the reclassification of certain costs, previously incurred related to the initial public offering of the Company's common stock, to additional paid-in capital. The adjustment to the note payable to shareholder and deferred purchase price obligations reflects the retirement of certain liabilities by applying the estimated net proceeds of the offering in the order described under "Use of Proceeds," as if the offering had occurred on June 30, 1997. The remaining deferred purchase price obligations relate to guaranteed payments due at specified dates subsequent to the initial public offering of the Company's common stock. The adjustment to mandatorily redeemable common stock (i.e. temporary equity) reflects the conversion of the stock to permanent equity.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders of Resource One, Inc.

     We have audited the accompanying combined balance sheets of Resource One, Inc. as of September 30, 1996 and December 31, 1995 and 1994 and the related combined statements of income, changes in stockholders' equity and cash flows for the nine months and years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Resource One, Inc. as of September 30, 1996 and December 31, 1995 and 1994, and the results of its operations and its cash flows for the nine months and years then ended in conformity with generally accepted accounting principles.

Brewer, Beemer, Kuehnhackl & Koon, P.A.

Orlando, FL
April 4, 1997

                               RESOURCE ONE, INC.

                            COMBINED BALANCE SHEETS
                                  (SEE NOTE 1)

                                                            DECEMBER 31,            SEPTEMBER 30,
                                                      -------------------------     -------------
                                                         1994           1995            1996
                                                      ----------     ----------     -------------
                                             ASSETS
Current assets:
  Cash and cash equivalents.........................  $  281,585     $  362,106      $   194,489
  Receivables, net:
     Trade, net of allowance for doubtful accounts
       of $2,586 in 1994............................      54,375         46,624           86,721
     Accrued leased employee revenue receivable.....     353,074        447,552          817,356
     Claims administration fees receivable..........     123,725        121,671          147,406
     Administration fees receivable.................          --             --           32,999
     Insurance commissions receivable...............       8,320          7,995           15,673
  Deferred income taxes.............................          --             --            2,347
  Other current assets..............................          --             --           23,350
                                                      ----------     ----------       ----------
          Total current assets......................     821,079        985,948        1,320,341
Property and equipment, net.........................     166,009        148,423          149,469
Other assets........................................      18,432        107,090           73,956
                                                      ----------     ----------       ----------
Total assets........................................  $1,005,520     $1,241,461      $ 1,543,766
                                                      ==========     ==========       ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable..................  $   94,529     $   70,233      $        --
  Accounts payable and accrued expenses.............      53,287         13,524           99,607
  Accrued leased employee costs and expenses
     payable........................................     404,962        593,570          946,424
  Amounts owed to customer..........................          --         47,534           36,410
  Income taxes payable..............................      38,525         23,023            4,273
                                                      ----------     ----------       ----------
          Total current liabilities.................     591,303        747,884        1,086,714
  Notes payable, net of current portion.............      68,848         30,765            7,577
  Other liabilities.................................          --         69,685               --
                                                      ----------     ----------       ----------
          Total liabilities.........................     660,151        848,334        1,094,291
                                                      ----------     ----------       ----------
Stockholders' equity:
  Common stock, $.01 par value, 1,000,000 shares
     authorized, 100,000 shares issued and
     outstanding....................................       1,000          1,000            1,000
  Additional paid-in capital........................     204,280        144,280          144,280
  Retained earnings.................................     140,089        247,847          304,195
                                                      ----------     ----------       ----------
          Total stockholders' equity................     345,369        393,127          449,475
                                                      ----------     ----------       ----------
Total liabilities and stockholders' equity..........  $1,005,520     $1,241,461      $ 1,543,766
                                                      ==========     ==========       ==========

            See accompanying notes to combined financial statements.

                               RESOURCE ONE, INC.

                         COMBINED STATEMENTS OF INCOME
                                  (SEE NOTE 1)

                                                                                     NINE MONTHS
                                                            YEAR ENDED                  ENDED
                                                           DECEMBER 31,             SEPTEMBER 30,
                                                    ---------------------------     -------------
                                                       1994            1995             1996
                                                    -----------     -----------     -------------
Revenues:
  Leased employee revenues........................  $ 9,975,120     $16,897,280      $22,101,897
  Claims administration fees......................    1,694,251       1,479,232        1,089,355
  Insurance commissions...........................      201,335         190,189          168,195
  Other administration fees.......................       58,484         127,394           60,019
  Other revenues..................................       57,550          55,119           45,254
                                                    -----------     -----------      -----------
                                                     11,986,740      18,749,214       23,464,720
                                                    -----------     -----------      -----------
Costs and expenses:
  Leased employee payroll and benefits............    9,426,636      16,117,676       21,224,300
  Selling, general and administrative expenses....    2,237,827       2,298,799        2,169,671
                                                    -----------     -----------      -----------
                                                     11,664,463      18,416,475       23,393,971
                                                    -----------     -----------      -----------
Income from operations............................      322,277         332,739           70,749
                                                    -----------     -----------      -----------
Other income (expense):
  Interest income.................................        3,478           7,470            5,535
  Interest expense................................       (6,152)        (13,132)          (3,219)
  Miscellaneous income............................        3,992             400            4,357
                                                    -----------     -----------      -----------
                                                          1,318          (5,262)           6,673
                                                    -----------     -----------      -----------
Income before income taxes........................      323,595         327,477           77,422
Income tax expense................................       94,193          63,534           21,074
                                                    -----------     -----------      -----------
Net income........................................  $   229,402     $   263,943      $    56,348
                                                    ===========     ===========      ===========

            See accompanying notes to combined financial statements.

                               RESOURCE ONE, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (SEE NOTE 1)

                                                       ADDITIONAL                       TOTAL
                                            COMMON      PAID-IN       RETAINED      STOCKHOLDERS'
                                            STOCK       CAPITAL       EARNINGS         EQUITY
                                            ------     ----------     ---------     -------------
Balance, December 31, 1993................  $1,000      $206,885      $ 322,168       $ 530,053
Purchase and retirement of treasury
  stock...................................     --         (2,605)            --          (2,605)
Distributions to shareholders.............     --             --       (411,481)       (411,481)
Net income................................     --             --        229,402         229,402
                                            ------      --------      ---------       ---------
Balance, December 31, 1994................  1,000        204,280        140,089         345,369
Purchase and retirement of treasury
  stock...................................               (60,000)            --         (60,000)
Distributions to shareholders.............     --             --       (156,185)       (156,185)
Net income................................     --             --        263,943         263,943
                                            ------      --------      ---------       ---------
Balance, December 31, 1995................  1,000        144,280        247,847         393,127
Net income................................     --             --         56,348          56,348
                                            ------      --------      ---------       ---------
Balance, September 30, 1996...............  $1,000      $144,280      $ 304,195       $ 449,475
                                            ======      ========      =========       =========

            See accompanying notes to combined financial statements.

                               RESOURCE ONE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (SEE NOTE 1)

                                                                                    NINE MONTHS
                                                          YEAR ENDED DECEMBER          ENDED
                                                                  31,              SEPTEMBER 30,
                                                         ---------------------     -------------
                                                           1994         1995           1996
                                                         --------     --------     -------------
Cash flows from operating activities
  Net income...........................................  $229,402     $263,943       $  56,348
  Adjustments to reconcile net income to net cash (used
     for) provided by operating activities:
     Depreciation......................................   108,182       90,228          52,262
     Provision for uncollectible accounts..............     2,586           --              --
     Deferred income taxes.............................        --           --          (2,347)
     Changes in assets and liabilities:
       Increase in accounts receivable.................  (115,258)     (84,348)       (476,313)
       Increase in prepaid expenses....................        --           --         (23,350)
       Increase (decrease) in other assets.............   (10,030)     (88,658)         33,134
       Increase in accounts payable and other
          liabilities..................................    34,424       29,922          16,398
       Increase in accrued leased employee costs and
          expenses payable.............................   144,348      188,608         352,854
       (Increase) decrease in amounts owed to
          customer.....................................        --       47,534         (11,124)
       (Increase) decrease in income taxes payable.....    38,525      (15,502)        (18,750)
                                                         ---------    ---------      ---------
     Net cash provided by (used for) operating
       activities......................................   432,179      431,727         (20,888)
                                                         ---------    ---------      ---------

Cash flows from investing activities
  Purchases of property and equipment, net of minor
     retirements.......................................   (28,024)     (72,642)        (53,308)
                                                         ---------    ---------      ---------
     Net cash used for investing activities............   (28,024)     (72,642)        (53,308)
                                                         ---------    ---------      ---------

Cash flows from financing activities
  Distributions to shareholders........................  (411,481)    (156,185)             --
  Purchase of treasury stock...........................    (2,605)     (60,000)             --
  Principal borrowings on notes payable................   178,681       60,000              --
  Principal repayments on notes payable................   (33,379)    (122,379)        (93,421)
                                                         ---------    ---------      ---------
     Net cash used for financing activities............  (268,784)    (278,564)        (93,421)
                                                         ---------    ---------      ---------
  Net (increase) decrease in cash......................   135,371       80,521        (167,617)
  Cash and cash equivalents at beginning of period.....   146,214      281,585         362,106
                                                         ---------    ---------      ---------
  Cash and cash equivalents at end of period...........  $281,585     $362,106       $ 194,489
                                                         =========    =========      =========

            See accompanying notes to combined financial statements.

                               RESOURCE ONE, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

NOTE 1 -- NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS ACTIVITY AND BASIS OF PRESENTATION

     Resource One, Inc. (the "Company") is a Florida corporation with two wholly-owned subsidiaries -- Human Resource One, Inc. ("HR One"), a Florida corporation engaged in the business of employee leasing, and Professional Insurance Planners of Florida, Inc. ("PIP"), a Florida corporation which serves as a third party administrator for an insurance trust and other commercial clients which self-insure.

     Effective January 1, 1996, the Company, which had no operations prior to that date, issued 100% of its common shares outstanding in exchange for all of the outstanding common shares of HR One and PIP. Because the companies are controlled by a common group of shareholders, the transaction was accounted for as a combination of interests at historical cost, which is similar to a pooling of interests.

     RX One, Inc. ("RX One") is a Florida corporation engaged in the business of providing prescription drug cards for the employees of clients of HR One and PIP. RX One commenced operations during the first quarter of 1996 and has been included in the combined financial statements because it is affiliated with the Company through common ownership. Consequently, the accompanying financial statements reflect the combined financial position and results of operations for HR One, PIP and RX One for all periods presented.

     Any reference made to the Company in the combined financial statements includes RX One, as well as the Company's wholly-owned subsidiaries.

     The Company's customers are businesses operating in a variety of industries in locations throughout the United States. However, a considerable portion of the Company's revenues and accounts receivable are related to transactions with customers located in the State of Florida.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Company, HR One, PIP and RX One after elimination of all material intercompany balances and transactions.

USE OF ESTIMATES

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and affect revenue and expense for the periods presented. Actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers its holdings of highly liquid debt and money market instruments to be cash equivalents if the securities mature within 90 days from the date of acquisition or contain an investor put option which can be exercised at par within 90 days of acquisition. These investments are carried at cost, which approximates fair value.

                               RESOURCE ONE, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost and are depreciated using straight line and accelerated methods over their estimated useful lives which range as follows:

                                                                           YEARS
                                                                           ------
            Computer equipment and software..............................  3 - 10
            Office furniture and equipment...............................  5 - 10
            Leasehold improvements.......................................      10

     Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INCOME TAXES

     The Company uses the liability method of accounting for deferred income taxes. Consequently, income tax expense consists of Federal and state income taxes currently payable or refundable, and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities, net of any related valuation allowance. The effective tax expense rate differs from the combined statutory Federal and state rate primarily due to Federal income tax credits generated during the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996.

     For the year ended December 31, 1995, HR One elected S corporation status under the Internal Revenue Code. Consequently, in lieu of corporate income tax expense for that year, the shareholder of the corporation was taxed on HR One's taxable income.

                               RESOURCE ONE, INC.

NOTE 2 -- SEPARATE COMPANY FINANCIAL INFORMATION:

     Revenues, net income and other changes in stockholders' equity of the separate companies for the periods presented were as follows:

                                         HR ONE           PIP          RX ONE       COMBINED
                                       -----------     ----------     --------     -----------

    For the year ended December 31,
      1994:
    Revenues.........................  $ 9,975,120     $2,011,620     $     --     $11,986,740
      Net income.....................       72,076        157,326           --         229,402
      Purchase and retirement of
         treasury stock..............           --          2,605           --           2,605
      Distributions to
         shareholders................           --        411,481           --         411,481

    For the year ended December 31,
      1995:
    Revenues.........................  $16,897,280     $1,851,934     $     --     $18,749,214
      Net income.....................      144,649        119,294           --         263,943
      Purchase and retirement of
         treasury stock..............       60,000             --           --          60,000
      Distributions to
         shareholders................      156,185             --           --         156,185
    For the nine months ended
      September 30, 1996:
    Revenues.........................  $22,101,897     $1,361,221     $  1,602     $23,464,720
      Net income (loss)..............       42,528         27,809      (13,989)         56,348
      Purchase and retirement of
         treasury stock..............           --             --           --              --
      Distributions to
         shareholders................           --             --           --              --

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                        DECEMBER 31,
                                                   -----------------------     SEPTEMBER 30,
                                                     1994          1995            1996
                                                   ---------     ---------     -------------
    Computer equipment and software..............  $ 532,412     $ 467,021       $ 510,549
    Office furniture and equipment...............    158,605       163,668         162,064
    Leasehold improvements.......................     10,582        10,582          10,582
                                                    --------      --------        --------
                                                     701,599       641,271         683,195
    Less accumulated depreciation................   (535,590)     (492,848)       (533,726)
                                                    --------      --------        --------
                                                   $ 166,009     $ 148,423       $ 149,469
                                                    ========      ========        ========

     Depreciation expense amounted to $108,182, $90,228 and $52,262 for years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

                               RESOURCE ONE, INC.

NOTE 4 -- NOTES PAYABLE:

     Notes payable are summarized as follows:

                                                         DECEMBER 31,
                                                     ---------------------     SEPTEMBER 30,
                                                       1994         1995           1996
                                                     --------     --------     -------------
    Various installment notes payable monthly
      through December 1997, interest rates ranging
      from 7% to 8.5%, collateralized by stock and
      equipment....................................  $163,377     $100,998        $ 7,577
    Less amount payable within one year............    94,529       70,233             --
                                                     --------     --------         ------
    Amount payable after one year..................  $ 68,848     $ 30,765        $ 7,577
                                                     ========     ========         ======

     Interest paid totaled $3,219, $13,132 and $6,152 for the nine months ended September 30, 1996 and years ended December 31, 1995 and 1994, respectively.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

     The Company leases its office space and certain equipment under noncancelable operating lease agreements. Annual remaining minimum rentals required by these leases are as follows:

                           YEAR ENDING SEPTEMBER 30,                     AMOUNT
            --------------------------------------------------------    ---------
            1997....................................................    $ 197,596
            1998....................................................      110,163
            1999....................................................       56,367
            2000....................................................       57,931
            2001....................................................        9,655
                                                                         --------
                                                                        $ 431,712
                                                                         ========

     Rental expense for years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, approximated $141,000, $155,000 and $155,000, respectively.

CONCENTRATION OF CREDIT RISK

     The Company extends credit, in the normal course of business, to a variety of corporate entities located throughout the United States. Although the Company's trade receivables are typically not collateralized, historically, no significant credit related losses have been incurred.

     As of December 31, 1994, December 31, 1995 and September 30, 1996, the Company had cash balances on deposit with federally insured financial institutions which exceeded federally insured limits by approximately $10,000, $120,000 and $137,000, respectively.

     The Company also has an investment account balance with a local bank in South Miami. As of December 31, 1994 and 1995, and September 30, 1996, the account balance totaled approximately $240,000, $244,000 and $146,000, respectively. Such deposits are not covered by federal depositor insurance; however, they are secured by U.S. Government securities.

LEGAL MATTERS

     The Company is party to litigation arising in the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of any such matters will have a material effect on the Company's financial position or results of operations.

                               RESOURCE ONE, INC.

NOTE 6 -- INCOME TAXES:

     The components of income tax expense included in the accompanying statements of income consist of the following:

                                                                                       NINE
                                                                                   MONTHS ENDED
                                                               YEAR ENDED           SEPTEMBER
                                                              DECEMBER 31,             30,
                                                           -------------------     ------------
                                                            1994        1995           1996
                                                           -------     -------     ------------
Current expense:
  Federal................................................  $80,625     $53,198       $ 19,148
  State..................................................   13,568      10,336          4,273
Deferred benefit.........................................       --          --         (2,347)
                                                           -------     -------        -------
          Total income tax expense.......................  $94,193     $63,534       $ 21,074
                                                           =======     =======        =======

     At December 31, 1994 and 1995, there were no deferred tax assets or liabilities. At September 30, 1996, the Company had gross deferred tax assets totaling $2,347 and no deferred tax liabilities. Income taxes paid during the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 totaled approximately $92,000, $44,000 and $86,000, respectively.

NOTE 7 -- STOCKHOLDERS' EQUITY:

     On August 31, 1994, PIP entered into an agreement with one of its stockholders to repurchase the 2,500 shares of common stock owned by that individual. The purchase price paid for the shares totaled $178,680. In connection with this transaction, PIP issued a note payable for the purchase price. The note bore interest at 7% with principal and interest payable monthly until maturity on September 1, 1996. This note was paid off on January 31, 1996.

     On January 1, 1995, HR One entered into an agreement with one of its stockholders to repurchase the 50,000 shares of common stock owned by that individual. The purchase price paid for the shares totaled $60,000. In connection with this transaction, HR One issued a note payable for the purchase price. The note bore interest at 8% payable monthly and was due in a single payment on December 31, 1997. This note was paid off during 1996.

NOTE 8 -- SALARY SAVINGS PLAN:

     The Company has adopted a salary savings plan (401K) which covers substantially all employees age twenty-one or over who have completed ninety days of service. Eligible employees may elect to contribute a portion of their earnings to the plan. Matching contributions are made by the Company to the plan on a discretionary basis. No contributions were made by the Company to the plan during the years ended December 31, 1994 or 1995 or during the nine months ended September 30, 1996.

NOTE 9 -- SUBSEQUENT EVENT:

     Effective October 1, 1996, 100% of the Company's outstanding common stock was purchased by Nova Care Employee Services, Inc., a Delaware corporation.

                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
  Employee Services of America, Inc. and Subsidiaries
  Bradenton, Florida

     We have audited the accompanying combined balance sheet of Employee Services of America, Inc. and subsidiaries and Employers' Risk Management, Inc. and Employee Benefits Management, Inc. (collectively referred to as the "Group") as of January 31, 1997 and the related combined statements of income, changes in shareholders' equity, and cash flows for the one month ended January 31, 1997. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Employee Services of America, Inc. and subsidiaries and Employers' Risk Management, Inc. and Employee Benefits Management, Inc. as of January 31, 1997 and the results of their operations and their cash flows for the one month ended January 31, 1997 in conformity with generally accepted accounting principles.

Varnadore, Tyler, Hoffner, King, Hawthorne, Hammer, & Stathis, P.A.

Bradenton, FL
April 17, 1997

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                             COMBINED BALANCE SHEET
                                JANUARY 31, 1997

ASSETS
Current assets:
  Cash and cash equivalents....................................................    $  552,987
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of $117,147.................       294,411
     Unbilled..................................................................     2,379,970
  Recoverable income taxes.....................................................       106,011
  Deferred income taxes........................................................       420,405
  Other assets.................................................................       176,529
                                                                                   ----------
          Total current assets.................................................     3,930,313
  Equipment and leasehold improvements, net....................................       505,322
  Other assets.................................................................       102,334
                                                                                   ----------
                                                                                   $4,537,969
                                                                                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of financing arrangement.....................................    $    8,702
  Accounts payable and accrued expenses........................................     1,115,716
  Accrued salaries and wages...................................................     2,043,471
  Workers' compensation premiums payable.......................................       757,967
  Income taxes payable.........................................................       117,533
                                                                                   ----------
          Total current liabilities............................................     4,043,389
Financing arrangement, net of current portion..................................        27,136
Client deposits................................................................       315,135
Deferred income taxes..........................................................         8,457
Workers compensation agreement.................................................       300,000
                                                                                   ----------
          Total liabilities....................................................     4,694,117
Shareholders' deficiency:
  Common stock, $.01 par value, authorized 2,400,000 shares....................        12,862
  Additional paid-in capital...................................................       430,310
  Accumulated deficit..........................................................      (599,320)
                                                                                   ----------
          Total shareholders' deficiency.......................................      (156,148)
                                                                                   ----------
                                                                                   $4,537,969
                                                                                   ==========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                          COMBINED STATEMENT OF INCOME
                    FOR THE ONE MONTH ENDED JANUARY 31, 1997

Revenues......................................................................    $12,453,429
Direct costs:
  Salaries, wages and employment taxes of worksite employees..................     11,024,429
  Health care and workers' compensation.......................................        745,396
                                                                                  -----------
          Total direct costs..................................................     11,769,825
                                                                                  -----------
          Gross profit........................................................        683,604
Operating expenses:
  Administrative personnel....................................................        268,834
  Other general and administrative............................................        177,454
  Sales and marketing.........................................................        106,172
  Depreciation and amortization...............................................         12,000
                                                                                  -----------
          Total operating expenses............................................        564,460
                                                                                  -----------
          Income (loss) from operations.......................................        119,144
Interest income (expense):....................................................           (662)
                                                                                  -----------
          Income (loss) before income taxes...................................        118,482
Provision (benefit) for income taxes..........................................        (59,288)
                                                                                  -----------
Net income (loss).............................................................    $   177,770
                                                                                  ===========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
                    FOR THE ONE MONTH ENDED JANUARY 31, 1997

                                                              COMMON
                                                              STOCK        ADDITIONAL     RETAINED
                                               SHARES/        ($.01         PAID-IN       EARNINGS
                                                COMMON      PAR VALUE)      CAPITAL       (DEFICIT)
                                              ----------    ----------     ----------     ---------
Balance at January 1, 1997..................   1,286,200     $ 12,862       $430,310      $(777,090)
  Net income................................          --           --             --        177,770
                                               ---------      -------       --------      ---------
Balance at January 31, 1997.................   1,286,200       12,862        430,310      $(599,320)
                                               =========      =======       ========      =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                        COMBINED STATEMENT OF CASH FLOWS
                    FOR THE ONE MONTH ENDED JANUARY 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................     $  177,770
Adjustments to reconcile net income to net cash flows provided by operating activities
  Depreciation and amortization...............................................         12,000
  Provision for uncollectible accounts........................................          6,000
  Deferred tax asset..........................................................       (107,276)
  Changes in assets and liabilities:
     Accounts receivable......................................................       (129,869)
     Recoverable income taxes.................................................        (19,511)
     Other assets.............................................................        811,132
     Accounts payable and accrued expenses....................................       (258,796)
     Payroll taxes and other deductions payable...............................        254,556
     Accrued salaries and wages...............................................       (751,463)
     Income taxes payable.....................................................         70,553
     Workers' compensation premiums payable...................................        423,975
     Client deposits..........................................................         (6,681)
                                                                                    ---------
          Net cash flows provided by operating activities.....................        482,390
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment............................................        (11,301)
                                                                                    ---------
          Net cash flows used in investing activities.........................        (11,301)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations...............................           (800)
                                                                                    ---------
          Net cash flows used in financing activities.........................           (800)
Net increase (decrease) in cash...............................................        470,289
Cash and cash equivalents at beginning of year................................         82,698
                                                                                    ---------
Cash and cash equivalents at end of year......................................     $  552,987
                                                                                    =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations: Employee Services of Florida, Inc., Easy Staff, DAT Sales and Consulting, Inc. and Boyd's Employee Services are licensed as professional employer organizations (PEO) engaged in providing human resource management and personnel administration services to a variety of small to medium sized companies located primarily in Florida. The client companies include retail and service industries. The PEO's do not have a concentration of customers in any one industry. They assign their employees to clients and allocate the direction of and control over the leased employees between the clients and the PEO's. Employee leasing companies are regulated in the State of Florida and are required to satisfy certain licensing requirements. Managers' Resource provides payroll processing services to companies outside of the Group.

     Employers' Risk Management, Inc. provides workers' compensation management services to America.

     Employee Benefits Management, Inc. provides the management of all insurance products for all of the profits and commissions therefrom.

     Principles of Combination: The accompanying combined financial statements include the accounts of Employee Services of America, Inc. (America) and its subsidiaries, combined with Employers' Risk Management, Inc. (Risk) and Employee Benefits Management, Inc. (Benefits) (on a combined basis "the Group"). The wholly owned subsidiaries of America include Employee Services of Florida, Inc., Easy Staff, Inc., DAT Sales and Consulting, Inc., Employee Services, Inc. of North Carolina, Boyd's Employee Services, Inc. and Managers' Resource, Inc. All significant intercompany balances and transactions are eliminated in the combination. America, Risk and Benefits are related through common ownership and common management.

     America acquired all of the outstanding common stock of the above named subsidiaries in May, 1996. Because the subsidiaries are controlled by a common group of shareholders, the transaction was accounted for as a combination of interests, at historical costs, which is similar to a pooling of interests.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Group considers investments with an original maturity of three months or less and money market investments to be cash equivalents.

     Revenues: Revenues and the related cost of wages, salaries, and employment taxes from professional employer services related to worksite employees are recognized in the period in which the employee performs the service. Because the Group is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage are recognized as revenue by the Group. Reserves for doubtful accounts are established when the Group determines that collection from a client is unlikely. Leasing revenue earned but not billed is reported as accrued (unbilled) revenue and direct costs performed related to those revenues are reported as accrued salaries and wages.

     Concentration of Credit Risk: The Group maintains cash balances at various times during the year in excess of the $100,000 guaranteed by the Federal Deposit Insurance Corporation. Concentration of credit risk for trade accounts receivable is minimized since the majority of accounts receivable are due from small businesses located throughout Florida. A deposit is collected from certain clients depending

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES on their credit history and method of paying for leasing services. If there is an outstanding balance when services are terminated, the client deposit is applied.

     Equipment and Leasehold Improvements: Equipment and leasehold improvements are stated at cost. Depreciation is provided using the straight-line basis over the estimated useful lives of the assets.

     Income Taxes: The Group records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Group's assets and liabilities. A valuation allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by the Group.

     Recently issued Accounting Pronouncements In October 1995: The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for employee stock options and similar instruments and must be adopted or the proforma income statement effects must be disclosed in notes to the financial statements no later than the first quarter of fiscal year 1997. The Group intends to elect disclosure of the proforma income statement effects of SFAS 123, therefore the new Statement will not affect the Group's financial position or results of operations.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"), which the Group is required to adopt no later than the first quarter of fiscal year 1997. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. Management does not believe the adoption of SFAS 121 will have a material effect on the Group's financial position or results of operations.

2.  EQUIPMENT AND LEASEHOLD IMPROVEMENT

     Property and equipment consist of the following at January 31:

                                                                              1997
                                                                            --------
        Furniture and fixtures............................................  $124,240
        Machinery and equipment...........................................   330,474
        Leasehold improvements............................................    21,114
        Vehicles..........................................................    40,994
                                                                            --------
                                                                             516,822
        Less: accumulated depreciation....................................    11,500
                                                                            --------
             Total equipment and leasehold improvement....................  $505,322
                                                                            ========

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

3.  CAPITAL LEASE OBLIGATIONS

     The Group leases a phone system and a vehicle under agreements which are classified as capital leases. The future minimum lease payments required under the capital leases at January 31, 1997 are as follows:

        1997...............................................................  $ 8,702
        1998...............................................................   12,104
        1999...............................................................   12,104
        2000...............................................................   11,096
                                                                             -------
        Total future minimum lease payments................................   44,006
        Amounts representing interest......................................    8,168
                                                                             -------
        Present value of net minimum lease payments........................   35,838
        Less current portion...............................................    8,702
                                                                             -------
        Long term portion..................................................  $27,136
                                                                             =======

4.  WORKERS' COMPENSATION CLAIMS RESERVE

     The Group maintains a workers' compensation policy which provides coverage to all leased employees for work-related injuries. The Group is liable for losses on claims up to certain deductible amounts. During 1996, the policy had a maximum premium cap. The Group estimates that total premiums and deductible will exceed the cap and the maximum liabilities has been recorded.

5.  PROVISION FOR INCOMES TAXES

     Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently payable for the period, plus or minus the net change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed for differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. A valuation allowance was established to reduce the deferred tax assets to the amount that will more likely be realized. The provision for income taxes includes the following:

            Current Provisions
              Federal................................................  $  40,750
              State..................................................      4,650
                                                                       ---------
                                                                          45,400
                                                                       ---------
            Deferred Provision
              Federal................................................    (93,950)
              State..................................................    (10,738)
                                                                       ---------
                                                                        (104,688)
                                                                       ---------
                      Provision for income taxes (benefit)...........  $ (59,288)
                                                                       =========

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

        Net deferred tax assets consist of the following:
        Current deferred tax assets:
          Workers' compensation payable...................................  $293,000
          Net operating loss carryforward.................................   130,199
          Change in cash to accrued tax accounting........................    21,000
          Tip tax credit and other........................................    11,206
          Valuation allowance.............................................   (35,000)
                                                                             -------
                                                                             420,405
        Current deferred tax liabilities:
          Workers' compensation participation receivable..................        --
                                                                             -------
          Net current deferred tax assets.................................  $420,405
                                                                             =======
        Long-term deferred tax assets:
          Workers' compensation payable...................................  $120,000
          Valuation allowance.............................................   (59,000)
                                                                             -------
                                                                              61,000
                                                                             -------
        Long-term deferred tax liabilities:
          Depreciation....................................................    69,457
          Change in cash to accrued tax accounting........................        --
                                                                             -------
                                                                              69,457
                                                                             -------
                  Net long-term deferred tax asset (liability)............  $ (8,457)
                                                                             =======

     The tips tax credit carryforward is available to offset future income taxes and will expire in the year ending December 31, 2110.

6.  COMMON STOCK AND STOCK OPTIONS

     At January 31, 1997, America, Risk and Benefits were each authorized to issue 800,000 shares of $.01 par value common stock and America was authorized to issue 500,000 shares of preferred stock. At January 31, 1997, America, Risk and Benefits had each issued and outstanding 428,746 of common stock. No preferred stock was issued and outstanding.

     At January 31, 1997 two shareholders of the Group held options to purchase shares of the Group's common stock. The options offer the right to purchase a total of 82,500 shares of common stock of each company in the Group at $1 per share at any time through March 19, 1998.

     At January 31, 1997, three shareholders of the Group held options to purchase 64,311 shares of Employee Services of America, Inc. at $3 per share.

7.  401(k) RETIREMENT PLANS

     In 1995, the Group adopted a 401(k) Matching Retirement Plan (the Plan) which covers all non-leased employees that have completed one hour of service. The Group provides a 50% matching contribution based on the amount of elective contributions made to the Plan by employees -- not to exceed 5% of the employee's compensation for the plan year. The matching percentage is subject to the discretion of the Board of Directors. The Group also maintains matched and unmatched plans for leased employees.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

8.  RELATED PARTY TRANSACTIONS

     In 1995, a stockholder was loaned $39,886, bearing interest at 7.5% per annum, payable on demand. In addition, $30,225 was advanced to a stockholder and a total of $4,320 plus accrued interest of $11,994 is due from various stockholders which is not evidenced by formal note agreements and bears no interest.

     An insurance agency that is partially owned by one stockholder, is the agent of record for the Group's liability and workers' compensation insurance policies. As such, the insurance agency receives a commission from insurance companies. The Group also entered into an agreement with the insurance agency which provides compensation when specific loss ratios are attained.

     The Group purchases various products and services from certain clients in the ordinary course of business. The Group also provides employee leasing services to certain clients that are solely and partially owned by the stockholders of the Group.

9.  COMMITMENTS AND CONTINGENCIES

     Operating Leases: The Group conducts its operations in nine leased facilities and also leases certain equipment under noncancellable operating leases. The total future minimum rental payments are $251,341 and $11,928 in 1997 and 1998, respectively. The minimum rental payments of certain leased facilities are subject to inflationary increases based upon the Consumer Price Index which cannot be reasonably calculated in advance.

     Commitment: The Group entered in an agreement with an insurance agency, that is partially owned by one stockholder, to provide consulting services during a three year period commencing January 1, 1995. Management estimates the total commitment under this agreement was approximately $174,000.

     Litigation: The Group is engaged in legal actions arising in the ordinary course of business. The management of the Group and legal counsel believes that the outcome will not have a material effect on the financial statements.

10.  SUBSEQUENT EVENTS

     In February, 1997, America and its subsidiaries, Benefits and Risk were sold to NovaCare Employee Services, Inc. (a subsidiary of NovaCare, Inc.)

                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
  Employee Services of America, Inc. and Subsidiaries
  Bradenton, Florida

     We have audited the accompanying combined balance sheets of Employee Services of America, Inc. and subsidiaries and Employers' Risk Management, Inc. and Employee Benefits Management, Inc. (collectively referred to as the "Group") as of December 31, 1996, 1995, and 1994, and the related combined statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Employee Services of America, Inc. and subsidiaries and Employers' Risk Management, Inc. and Employee Benefits Management, Inc. as of December 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Varnadore, Tyler, Hoffner, King, Hawthorne, Hammer, & Stathis, P.A.

Bradenton, FL
March 8, 1997

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                       DECEMBER 31, 1994, 1995, AND 1996

                                                          1994            1995            1996
                                                       -----------     -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $    85,781     $    34,488     $   82,698
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
       $60,000 and $116,514, respectively............      739,053         364,950        170,542
     Unbilled........................................    1,256,739       2,001,236      3,186,604
  Recoverable income taxes...........................           --              --         86,500
  Deferred income taxes..............................       10,000          55,755        311,323
  Other assets.......................................      334,971         233,422        180,927
                                                        ----------     -----------     -----------
          Total current assets.......................    2,426,550       2,689,851      4,018,594
  Equipment and leasehold improvements, net..........      244,502         445,617        505,521
  Deferred income taxes..............................           --          57,745             --
  Other assets.......................................       93,625         131,730        102,934
                                                        ----------     -----------     -----------
                                                       $ 2,764,671     $ 3,324,943     $4,627,049
                                                        ==========     ===========     ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of financing arrangement...........  $        --     $     9,050     $    6,742
  Accounts payable and accrued expenses..............    1,707,227       1,152,300      1,119,956
  Accrued salaries and wages.........................    1,067,626       1,678,241      2,794,934
  Workers' compensation premiums payable and claims
     reserve.........................................      354,412         163,543        326,197
  Income taxes payable...............................           --         110,512         46,980
                                                        ----------     -----------     -----------
          Total current liabilities..................    3,129,265       3,113,646      4,294,809
Financing arrangement, net of current portion........           --          36,609         29,896
Client deposits......................................      421,006         399,686        321,816
Deferred income taxes................................           --              --          6,651
Workers compensation agreement.......................      659,409         497,255        307,795
                                                        ----------     -----------     -----------
          Total liabilities..........................    4,209,680       4,047,196      4,960,967
Shareholders' deficiency:
  Common stock, $.01 par value, authorized 2,400,000
     shares..........................................       59,883          12,959         12,862
  Additional paid-in capital.........................      378,884         423,092        430,310
  Accumulated deficit................................   (1,883,776)     (1,154,850)      (777,090)
  Treasury stock.....................................           --          (3,454)            --
                                                        ----------     -----------     -----------
          Total shareholders' deficiency.............   (1,445,009)       (722,253)      (333,918)
                                                        ----------     -----------     -----------
                                                       $ 2,764,671     $ 3,324,943     $4,627,049
                                                        ==========     ===========     ===========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                         COMBINED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                       1994             1995             1996
                                                    -----------     ------------     ------------
Revenues..........................................  $76,675,792     $104,352,905     $139,196,718
Direct costs:
  Salaries, wages and employment taxes of worksite
     employees....................................   68,313,065       92,183,659      124,213,841
  Health care and workers' compensation...........    4,969,562        6,389,198        8,690,547
  Other direct costs..............................       25,803          122,960           70,521
                                                    -----------     ------------     ------------
          Total direct costs......................   73,308,430       98,695,817      132,974,909
                                                    -----------     ------------     ------------
          Gross profit............................    3,367,362        5,657,088        6,221,809
Operating epenses:
  Administrative personnel........................    1,744,894        2,704,837        3,200,486
  Other general and administrative................    1,063,954        1,393,516        1,527,054
  Sales and marketing.............................      555,378          735,758          988,918
  Depreciation and amortization...................       60,420           87,578          117,011
                                                    -----------     ------------     ------------
          Total operating expenses................    3,424,646        4,921,689        5,833,469
                                                    -----------     ------------     ------------
          Loss (income) from operations...........      (57,284)         735,399          388,340
Interest expense (income):........................           --               --          (55,555)
                                                    -----------     ------------     ------------
          Loss (income) before income taxes.......      (57,284)         735,399          332,785
Benefit (provision) for income taxes..............         (679)           6,473          (50,881)
                                                    -----------     ------------     ------------
Net loss (income).................................  $   (56,605)    $    728,926     $    383,666
                                                    ===========     ============     ============

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                                       COMMON
                                                       STOCK      ADDITIONAL    RETAINED
                                          SHARES/      ($.01       PAID-IN      EARNINGS     TREASURY
                                          COMMON     PAR VALUE)    CAPITAL      (DEFICIT)     STOCK
                                         ---------   ----------   ----------   -----------   --------
Balance at January 1, 1994.............    984,700    $ 59,883     $226,424    $(1,827,171)  $    --
  Net loss.............................         --          --           --        (56,605)       --
  Contributed capital..................         --          --      152,460             --        --
                                         ---------    --------     --------    -----------   -------
Balance at December 31, 1994...........    984,700      59,883      378,884     (1,883,776)       --
  Net income...........................         --          --           --        728,926        --
  Recapitalization -- change in par
     value.............................         --     (50,036)      50,036             --        --
  Common stock issued..................    311,200       3,112           --             --        --
  Treasury stock acquired..............         --          --           --             --    (3,454)
  Distribution.........................         --          --       (5,828)            --        --
                                         ---------    --------     --------    -----------   -------
Balance at December 31, 1995...........  1,295,900      12,959      423,092     (1,154,850)   (3,454)
  Net income...........................         --          --           --        383,666        --
  Capital contributed..................         --          --        7,218             --        --
  Treasury stock canceled..............     (9,700)        (97)          --         (5,906)    3,454
                                         ---------    --------     --------    -----------   -------
Balance at December 31, 1996...........  1,286,200    $ 12,862     $430,310    $  (777,090)  $    --
                                         =========    ========     ========    ===========   =======

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                                           1994          1995           1996
                                                         ---------     ---------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income......................................  $ (56,605)    $ 728,926     $   383,666
Adjustments to reconcile net (loss) income to net cash
  flows provided by operating activities
       Depreciation and amortization...................     60,420        87,576         117,021
       Provision for uncollectible accounts............      2,723       102,932          70,521
       Loss on disposal of fixed assets................         --            --          33,832
       Deferred tax asset..............................         --      (103,494)       (191,172)
       Changes in assets and liabilities:
          Accounts receivable..........................   (832,025)     (475,355)     (1,061,481)
          Recoverable income taxes.....................         --            --         (86,500)
          Other assets.................................     (5,425)     (237,346)         79,685
          Accounts payable and accrued expenses........     68,288       268,014          65,702
          Payroll taxes and other deductions payable...    150,661       (37,522)        (36,044)
          Accrued salaries and wages...................    373,910       610,615       1,116,693
          Income taxes payable.........................         --       110,512         (63,532)
          Benefit premiums payable.....................    803,043      (806,367)        (63,002)
          Workers' compensation premiums payable.......   (855,880)      (40,932)        (26,806)
          Client deposits..............................      2,183       (21,320)        (77,870)
                                                         ---------     ---------     -----------
            Net cash flows (used in) provided by
               operating activities....................   (288,707)      186,239         260,713
                                                         ---------     ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment.....................   (115,973)     (218,630)       (189,336)
Purchase of intangible assets..........................     (7,949)      (16,821)        (18,815)
                                                         ---------     ---------     -----------
            Net cash flows used in investing
               activities..............................   (123,922)     (235,451)       (208,151)
                                                         ---------     ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations........         --        (2,081)         (9,021)
Proceeds from issuance of common stock and additional
  paid-in capital......................................     50,000            --           4,669
                                                         ---------     ---------     -----------
            Net cash flows provided by (used in)
               financing activities....................     50,000        (2,081)         (4,352)
                                                         ---------     ---------     -----------
Net (decrease) increase in cash........................   (362,629)      (51,293)         48,210
Cash and cash equivalents at beginning of year.........    448,410        85,781          34,488
                                                         ---------     ---------     -----------
Cash and cash equivalents at end of year...............  $  85,781     $  34,488     $    82,698
                                                         =========     =========     ===========
SUPPLEMENTAL DISCLOSURES:
  Interest paid........................................  $      --     $      --     $    55,555
                                                         =========     =========     ===========
  Income taxes paid....................................  $      --     $      --     $   174,200
                                                         =========     =========     ===========

  The accompanying Notes to Financial Statements are an integral part of these statements.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations: Employee Services of Florida, Inc., Easy Staff, DAT and Boyd's Employee Services are licensed as professional employer organizations
(PEO) engaged in providing human resource management and personnel administration services to a variety of small to medium sized companies located primarily in Florida. The client companies include retail and service industries. The PEO's do not have a concentration of customers in any one industry. They assign their employees to clients and allocate the direction of and control over the leased employees between the clients and the PEO's. Employee leasing companies are regulated in the State of Florida and are required to satisfy certain licensing requirements. Employee Services, Inc. of North Carolina has been inactive during the entire three year period ended December 31, 1996. Managers' Resource provides payroll processing services to companies outside of the Group.

     Employers' Risk Management, Inc. provides workers' compensation management services to America.

     Employee Benefits Management, Inc. provides the management of all insurance products for all of the profits and commissions therefrom.

     Principles of Combination: The accompanying combined financial statements include the accounts of Employee Services of America, Inc. (America) and its subsidiaries, combined with Employers' Risk Management, Inc. (Risk) and Employee Benefits Management, Inc. (Benefits) (on a combined basis "the Group"). The wholly owned subsidiaries of America include Employee Services of Florida, Inc., Easy Staff, Inc., DAT Sales and Consulting, Inc., Employee Services, Inc. of North Carolina, Boyd's Employee Services, Inc. and Managers' Resource, Inc. All significant intercompany balances and transactions are eliminated in the combination. America, Risk and Benefits are related through common ownership and common management.

     America acquired all of the outstanding common stock of the above named subsidiaries in May, 1996. Because the subsidiaries are controlled by a common group of shareholders, the transaction was accounted for as a combination of interests, at historical costs, which is similar to a pooling of interests.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Group considers investments with an original maturity of three months or less and money market investments to be cash equivalents.

     Revenues: Revenues and the related cost of wages, salaries, and employment taxes from professional employer services related to worksite employees are recognized in the period in which the employee performs the service. Because the Group is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage are recognized as revenue by the Group. Reserves for doubtful accounts are established when the Group determines that collection from a client is unlikely. Leasing revenue earned but not billed is reported as accrued (unbilled) revenue and direct costs performed related to those revenues are reported as accrued salaries and wages.

     Concentration of Credit Risk: The Group maintains cash balances at various times during the year in excess of the $100,000 guaranteed by the Federal Deposit Insurance Corporation. At December 31, 1996 there was approximately $619,000 in a bank which was in excess of the federally insured limits.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Concentration of credit risk for trade accounts receivable is minimized since the majority of accounts receivable are due from small businesses located throughout Florida. A deposit is collected from certain clients depending on their credit history and method of paying for leasing services. If there is an outstanding balance when services are terminated, the client deposit is applied.

     Equipment and Leasehold Improvements: Equipment and leasehold improvements are stated at cost. Depreciation is provided using the straight-line basis over the estimated useful lives of the assets.

     Income Taxes: The Group records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Group's assets and liabilities. A valuation allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by the Group.

     Effective January 1, 1995, Easy Staff, DAT, Risk and Benefits changed their tax status from an S corporation to a C corporation under the provisions of the Internal Revenue Code. Employee Services of Florida, Employee Services, Inc. of North Carolina and Managers' Resource, Inc. were originally formed and organized as C corporations. As a C corporation, each company is liable for income taxes on their income.

     Recently issued Accounting Pronouncements In October 1995: The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for employee stock options and similar instruments and must be adopted or the proforma income statement effects must be disclosed in notes to the financial statements no later than the first quarter of fiscal year 1997. The Group intends to elect disclosure of the proforma income statement effects of SFAS 123, therefore the new Statement will not affect the Group's financial position or results of operations.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"), which the Group is required to adopt no later than the first quarter of fiscal year 1997. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. Management does not believe the adoption of SFAS 121 will have a material effect on the Group's financial position or results of operations.

     Reclassifications: Certain reclassifications have been made in the 1994 and 1995 financial statements to conform to the 1996 presentation.

2.  WORKERS' COMPENSATION PARTICIPATION RECEIVABLE

     The Group had a guaranteed rate agreement with a worker's compensation carrier which provides compensation if certain loss ratios are not exceeded. Under the provisions of the agreement, $737,241 was payable to the Group at December 31, 1995. During 1996, $369,000 of this amount was collected. The remaining balance was reduced by a settlement with the carrier upon termination of the contract.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  EQUIPMENT AND LEASEHOLD IMPROVEMENT

     Property and equipment consist of the following at December 31:

                                                     1994          1995         1996
                                                   ---------     --------     ---------
        Furniture and fixtures...................  $ 126,039     $155,813     $ 162,374
        Machinery and equipment..................    169,202      298,276       437,903
        Leasehold improvements...................     36,699       17,033        22,295
        Vehicles.................................     77,043       53,371        50,546
                                                   ---------     --------     ---------
                                                     408,983      524,493       673,118
        Less: accumulated depreciation...........   (164,481)     (78,876)     (167,597)
                                                   ---------     --------     ---------
        Total equipment and leasehold
          improvement............................  $ 244,502     $445,617     $ 505,521
                                                   =========     ========     =========

4.  CAPITAL LEASE OBLIGATIONS

     The Group leases a phone system and a vehicle under agreements which are classified as capital leases. The future minimum lease payments required under the capital leases at December 31, 1996 are as follows:

            1997.......................................................  $14,314
            1998.......................................................   12,104
            1999.......................................................   12,104
            2000.......................................................   11,096
                                                                         -------
            Total future minimum lease payments........................   49,618
            Amounts representing interest..............................   12,980
                                                                         -------
            Present value of net minimum lease payments................   36,638
            Less current portion.......................................    6,742
                                                                         -------
            Long term portion..........................................  $29,896
                                                                         =======

5.  WORKERS' COMPENSATION CLAIMS RESERVE

     The Group maintains a workers' compensation policy which provides coverage to all leased employees for work-related injuries. The Group is liable for losses on claims up to certain deductible amounts. During 1996, the policy had a maximum premium cap. The Group estimates that total premiums and deductible will exceed the cap and the maximum liabilities has been recorded. During 1995, the policy maximum premium cap was substantially higher than 1996 and was not met and workers' compensation claims reserves of $465,893 were accrued based upon claims reported as of December 31, 1995 as well as a estimated liability for claims incurred but not reported. At December 31, 1996 the majority of these claims have been settled and the claims reserves remaining are not material.

6.  PROVISION FOR INCOMES TAXES

     Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently payable for the period, plus or minus the net change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed for differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. A valuation allowance was established to reduce the deferred

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

tax assets to the amount that will more likely be realized. The provision for income taxes includes the following:

                                                      1994        1995          1996
                                                      -----     ---------     ---------
        Current Provisions
          Federal...................................  $(679)    $ 101,987     $ 122,241
          State.....................................     --        14,998        31,148
                                                      -----     ---------     ---------
                                                       (679)      116,985       153,389
                                                      -----     ---------     ---------
        Deferred Provision
          Federal...................................     --       (96,344)     (178,081)
          State.....................................     --       (14,168)      (26,189)
                                                      -----     ---------     ---------
                                                         --      (110,512)     (204,270)
                                                      -----     ---------     ---------
                  Provision for income taxes........  $(679)    $   6,473     $ (50,881)
                                                      =====     =========     =========

     Net deferred tax assets consist of the following:

                                                      1994         1995          1996
                                                     -------     ---------     --------
        Current deferred tax assets:
          Workers' compensation payable............  $    --     $ 352,822     $166,771
          Net operating loss carryforward..........   10,006            --      113,644
          Change in cash to accrued tax
             accounting............................       --        22,855       20,973
          Tip tax credit and other.................       --        46,944       94,247
          Valuation allowance......................       --       (71,421)     (84,312)
                                                     --------    ---------      -------
                                                      10,006       351,200      311,323
        Current deferred tax liabilities:
          Workers' compensation participation
             receivable............................       --      (295,445)          --
                                                     --------    ---------      -------
          Net current deferred tax assets..........  $10,006     $  55,755     $311,323
                                                     ========    =========      =======
        Long-term deferred tax assets:
          Workers' compensation payable............  $    --     $ 193,929     $ 61,000
          Net operating loss carryforward..........       --         6,447           --
          Change in cash to accrued tax
             accounting............................       --        43,316           --
          Tip tax, credit..........................       --        24,007           --
          Other....................................       --         1,040           --
          Valuation allowance......................       --      (193,929)          --
                                                     --------    ---------      -------
                                                          --        74,810       61,000
                                                     --------    ---------      -------
        Long-term deferred tax liabilities:
          Depreciation.............................       --        11,418       67,651
          Change in cash to accrued tax
             accounting............................       --         5,647           --
                                                     --------    ---------      -------
                                                          --        17,065       67,651
                                                     --------    ---------      -------
                  Net long-term deferred tax asset
                    (liability)....................  $    --     $  57,745     $ (6,651)
                                                     ========    =========      =======

     The tips tax credit carryforward is available to offset future income taxes and will expire in the year ending December 31, 2110.

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  COMMON STOCK AND STOCK OPTIONS

     At December 31, 1995 and 1996, America, Risk and Benefits were each authorized to issue 800,000 shares of $.01 par value common stock and America was authorized to issue 500,000 shares of preferred stock. At December 31, 1995, America, Risk and Benefits had each issued and outstanding 428,746 of common stock, net of 4,836 shares held as treasury stock. During 1996, the treasury stock was canceled and America, Risk and Benefits each had issued and outstanding 428,746 shares of common stock at December 31, 1996. No preferred stock was issued and outstanding.

     At December 31, 1995 two shareholders of the Group held options to purchase shares of the Group's common stock. The options offer the right to purchase a total of 82,500 shares of common stock of each company in the Group at $1 per share at any time through March 19, 1998. In January, 1997, the options were canceled and none had been exercised.

     At December 31, 1996, three shareholders of the Group held options to purchase 64,311 shares of Employee Services of America, Inc. at $3 per share. These options were exercised in January, 1997.

8.  401(k) RETIREMENT PLANS

     In 1995, the Group adopted a 401(k) Matching Retirement Plan (the Plan) which covers all non-leased employee's that have completed one hour of service. The Group provides a 50% matching contribution based on the amount of elective contributions made to the Plan by employees -- not to exceed 5% of the employee's compensation for the plan year. The matching percentage is subject to the discretion of the Board of Directors. The Group paid matching contributions of $39,089 and $37,830 for the periods ending December 31, 1995 and 1996, respectively. The Group also maintains matched and unmatched plans for leased employees.

9.  RELATED PARTY TRANSACTIONS

     In 1995, a stockholder was loaned $39,886, bearing interest at 7.5% per annum, payable on demand. In addition, $30,225 was advanced to a stockholder and a total of $4,320 plus accrued interest of $11,994 is due from various stockholders which is not evidenced by formal note agreements and bears no interest.

     An insurance agency that is partially owned by one stockholder, is the agent of record for the Group's liability and workers' compensation insurance policies. As such, the insurance agency receives a commission from insurance companies. The Group also entered into an agreement with the insurance agency which provides compensation when specific loss ratios are attained.

     The Group purchases various products and services from certain clients in the ordinary course of business. The Group also provides employee leasing services to certain clients that are solely and partially owned by the stockholders of the Group.

10.  COMMITMENTS AND CONTINGENCIES

     Operating Leases: The Group conducts its operations in nine leased facilities and also leases certain equipment under noncancellable operating leases. The total future minimum rental payments are $281,536, $251,341 and $11,928 in 1996, 1997 and 1998, respectively. The minimum rental payments of certain leased facilities are subject to inflationary increases based upon the Consumer Price Index which cannot be reasonably calculated in advance.

     Commitment: The Group entered in an agreement with an insurance agency, that is partially owned by one stockholder, to provide consulting services during a three year period commencing January 1, 1995. Management estimates the total commitment under this agreement was approximately

              EMPLOYEE SERVICES OF AMERICA, INC. AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$174,000. The amount payable to the insurance agency at December 31, 1996 for consulting services is $7,800.

     Litigation: The Group is engaged in legal actions arising in the ordinary course of business. The management of the Group and legal counsel believes that the outcome will not have a material effect on the financial statements.

11.  SUBSEQUENT EVENTS

     In February, 1997, America and its subsidiaries, Benefits and Risk were sold to NovaCare Employee Services, Inc. (a subsidiary of NovaCare, Inc.)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  The TPI Group, Ltd.
  Queensbury, New York

     We have audited the accompanying consolidated balance sheet of The TPI Group, Ltd. and subsidiaries as of January 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the one month period then ended. These consolidated financial statements are the responsibility of the management of The TPI Group, Ltd. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of The TPI Group, Ltd. and subsidiaries as of January 31, 1997 and the results of their operations and their cash flows for the one month period then ended, in conformity with generally accepted accounting principles.

                                          LAZAR, LEVINE & COMPANY LLP

New York, New York
April 11, 1997

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 31, 1997

                                           ASSETS
Current Assets:
  Cash and cash equivalents....................................................  $      2,634
  Cash -- restricted...........................................................       290,000
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts of $362,097.................       817,076
     Unbilled..................................................................     1,833,930
  Due from former shareholders.................................................        74,938
  Miscellaneous receivables and deposits.......................................       176,398
  Prepaid expenses and other current assets....................................       364,846
                                                                                 ------------
Total Current Assets...........................................................     3,559,822
Property and Equipment, Net....................................................       593,568
Other Assets, Net..............................................................         9,909
                                                                                 ------------
                                                                                 $  4,163,299
                                                                                 ============
                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft...............................................................  $    522,270
  Current portion of financing arrangements....................................       624,818
  Accounts payable and accrued expenses........................................     4,269,368
  Payroll taxes payable........................................................     2,702,957
  Current portion of reserve for workers' compensation claims..................       628,181
  Income taxes payable.........................................................        22,228
  Other current liabilities....................................................       109,290
                                                                                 ------------
Total Current Liabilities......................................................     8,879,112
Long-Term Liabilities:
  Financing arrangements, net of current portion...............................        43,764
  Reserve for workers' compensation claims -- net of current portion...........       429,482
                                                                                 ------------
Total Liabilities..............................................................     9,352,358
                                                                                 ------------
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Preferred stock -- 9% cumulative convertible $.01 par value -- 4,850 shares
     authorized, issued and outstanding........................................            49
  Common stock -- $.01 par value, 11,111 shares authorized, 6,261 shares issued
     and outstanding...........................................................            63
  Additional paid-in capital...................................................     4,934,989
  Accumulated deficit..........................................................   (10,124,160)
                                                                                 ------------
Total Stockholders' Equity (Deficit)...........................................    (5,189,059)
                                                                                 ------------
                                                                                 $  4,163,299
                                                                                 ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE ONE MONTH PERIOD ENDED JANUARY 31, 1997

Revenues.........................................................................  $7,823,722
Payroll and Payroll Related Costs................................................   7,514,248
                                                                                   ----------
Gross Profit.....................................................................     309,474
                                                                                   ----------
Operating Expenses:
  Administrative personnel and payroll related costs.............................     169,515
  General and administrative expenses............................................      98,698
  Sales and marketing expenses...................................................      98,584
  Depreciation and amortization..................................................       9,176
                                                                                   ----------
Total Operating Expenses.........................................................     375,973
                                                                                   ----------
(Loss) From Operations...........................................................     (66,499)
                                                                                   ----------
Other Expenses:
  Interest and penalties.........................................................     273,229
  Loss on disposal of fixed assets...............................................      12,000
                                                                                   ----------
Total Other Expenses.............................................................     285,229
                                                                                   ----------
(Loss) Before Provision for Income Taxes.........................................    (351,728)
  Provision for income taxes.....................................................      13,848
                                                                                   ----------
Net (Loss).......................................................................  $ (365,576)
                                                                                   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE ONE MONTH PERIOD ENDED JANUARY 31, 1997

                         SHARES                                               ADDITIONAL
                   ------------------   PREFERRED STOCK      COMMON STOCK      PAID-IN     ACCUMULATED
                   PREFERRED   COMMON   ($.01 PAR VALUE)   ($.01 PAR VALUE)    CAPITAL       DEFICIT
                   ---------   ------   ----------------   ----------------   ----------   ------------
Balance at
  December 31,
  1996............      --     6,261          $ --               $ 63         $   85,038   $ (9,758,584)
Conversion of note
  to preferred
  stock...........   4,850        --            49                 --          4,849,951             --
Net loss..........      --        --            --                 --                 --       (365,576)
                     -----     -----           ---                ---         ----------   ------------
Balance at January
  31, 1997........   4,850     6,261          $ 49               $ 63         $4,934,989   $(10,124,160)
                     =====     =====           ===                ===         ==========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE ONE MONTH PERIOD ENDED JANUARY 31, 1997

Increase (Decrease) in Cash and Cash Equivalents:
Cash Flows From Operating Activities:
  Net loss.......................................................................  $(365,576)
  Adjustments to reconcile net (loss) to net cash (used in) operating activities:
     Depreciation and amortization...............................................      9,176
     Loss on disposition of assets...............................................     12,000
  Changes in assets and liabilities:
     (Increase) in receivables...................................................   (750,746)
     (Increase) in prepaid expenses and other current assets.....................    (48,343)
     Increase in accounts payable and accrued expenses...........................    289,888
     Increase in payroll taxes payable...........................................    740,860
     Increase in other current liabilities.......................................     11,747
                                                                                   ---------
          Net cash (used in) operating activities................................   (100,994)
                                                                                   ---------
Cash Flows From Investing Activities:
  Additions to property and equipment............................................    (16,857)
  Increase in other assets.......................................................     (2,416)
                                                                                   ---------
          Net cash (used in) investing activities................................    (19,273)
                                                                                   ---------
Cash Flows From Financing Activities:
  Payments of financing arrangements.............................................     (3,682)
  Increase in former shareholders loans receivable...............................    (62,138)
  Increase in bank overdrafts....................................................    187,921
                                                                                   ---------
          Net cash provided by financing activities..............................    122,101
                                                                                   ---------
Net Increase in Cash and Cash Equivalents........................................      1,834
  Cash and cash equivalents, beginning of period.................................        800
                                                                                   ---------
Cash and Cash Equivalents, End of Period.........................................  $   2,634
                                                                                   =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
     Interest....................................................................  $   7,600
     Income taxes................................................................         --
Non-Cash Items:
  On January 31, 1997, approximately $4,850,000 of debt was converted to preferred stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE ONE MONTH PERIOD ENDED JANUARY 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (a) NATURE OF OPERATIONS:

     The TPI Group, Ltd., "the Company," is a holding company which owns 100% of the capital stock (see Principles of Consolidation below) of the following corporations:

                    TPI Staffing, Inc., Queensbury, New York
            Temporary Payroll Incentives, Inc., Queensbury, New York
          TPI Payroll Processing Services, Inc., Queensbury, New York
               Staffing Technologies, Inc., Queensbury, New York
                      Herotech, Inc., Queensbury, New York
           Trans-Partnering Innovations, Inc., Boston, Massachusetts

     The Company and its subsidiaries are primarily involved in providing professional staffing, payroll and insurance benefit services to small and medium sized companies in a variety of industries, including manufacturing, retail and hospitality. The main office is located in Queensbury, New York with satellite offices in several Atlantic Coast States.

     The Company does not have a concentration of customers in any one industry; however, during January 1997 a significant portion of the Company's revenues were generated in New York.

     (b) PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of The TPI Group, Ltd. and its subsidiaries, TPI Staffing, Inc., Temporary Payroll Incentives, Inc., TPI Payroll Processing Services, Inc., Staffing Technologies, Inc., Herotech, Inc. and Trans-Partnering Innovations, Inc. All material intercompany balances and transactions have been eliminated.

     (c) USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

     (d) CONCENTRATION OF CREDIT RISK:

     The Company maintains the majority of its cash accounts in one commercial bank. The total cash balances are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

     (e) PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation is provided on straight-line or accelerated methods at rates based on the estimated useful lives. Depreciation expense for the month ended January 31, 1997 was $9,036.

     Expenditures for major renewals and betterments that extend the useful lives of fixed assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

     Equipment operated under leases which transfer to the Company substantially all benefits and risks associated with the assets are capitalized and an asset and liability are recorded at the present value, or fair value if appropriate, of minimum payments over the term of the lease. Amortization of

                      THE TPI GROUP, LTD. AND SUBSIDIARIES
the asset is determined using the straight-line or accelerated methods. Expenses associated with all other leases (operating leases) are charged to expense as incurred.

     (f) AMORTIZATION:

     Organization costs are being amortized over a 60 month period. Amortization expense for the month ended January 31, 1997 was $140.

     (g) INCOME TAXES:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

     (h) CASH AND CASH EQUIVALENTS:

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (i) RESERVE FOR CLAIMS:

     The Company's workers' compensation benefits and certain of its health care benefits are provided under large deductible insured plans. The Company records reserves for workers' compensation and health care claims costs based on actuarial calculations using the Company's loss history of workers' compensation and health care claims. In all cases regarding workers' compensation and health care claims, reserves are established at the time a participant files a claim. Furthermore, the Company, in determining its reserves, includes reserves for estimated claims incurred but not reported.

     At January 31, 1997, the Company has classified as current the estimated amounts of reserves established for claims expected to be paid within one year.

     The Company's estimates of its claims reserves, including its estimate of incurred but not reported claims, are based primarily on its loss history. The ultimate cost of heath care and workers' compensation claims will depend on actual costs incurred in settling the claims and may differ from the amounts reserved by the Company for those claims.

NOTE 2 -- CASH -- RESTRICTED:

     Beginning in 1995, the Company placed $250,000 on deposit with a bank as collateral for a letter of credit in favor of its workers' compensation insurance carrier relating to the issuance of a worker's compensation insurance policy.

     During 1996, the Company placed $40,000 on deposit with a bank as collateral for a letter of credit required on a general insurance bond.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

NOTE 3 -- MISCELLANEOUS RECEIVABLES AND DEPOSITS:

     At January 31, 1997, miscellaneous receivables and deposits consisted of the following:

            Deposits with insurance company required to fund possible
              workers' compensation claims of prior years.............  $152,396
            Other miscellaneous receivables...........................    24,002
                                                                        --------
                                                                        $176,398
                                                                        ========

NOTE 4 -- FIXED ASSETS:

     Fixed assets consist of the following:

            Leasehold improvements...................................  $ 291,735
            Furniture and equipment..................................    503,845
            Vehicles.................................................     71,942
            Assets held under capital leases.........................     71,138
                                                                        --------
                                                                         938,660
            Less: accumulated depreciation and amortization..........   (345,092)
                                                                        --------
                                                                       $ 593,568
                                                                        ========

     At January 31, 1997, land with an appraised value of $50,000 was transferred to certain former shareholders in payment of compensation due them at December 31, 1996.

NOTE 5 -- ACCRUED EXPENSES:

     Included in accrued expenses as of January 31, 1997 is an accrual for approximately $1,080,500 representing late payment penalties and interest due to taxing authorities for late payment of withholding and unemployment taxes for the fourth quarter of 1995, all four quarters of 1996 and the month of January 1997. These amounts, together with the corresponding tax liabilities have been or are expected to be paid in 1997.

NOTE 6 -- FINANCING ARRANGEMENTS:

     (a) NOTE PAYABLE -- DEMAND:

     At January 31, 1997, the Company had a $600,000 demand note, payable to a bank, at an interest rate of prime plus 1% per annum (9 1/4% at January 31, 1997). This note which was collateralized by letters of credit supplied to the bank by certain former shareholders of the Company, was repaid in February 1997.

     (b) OTHER NOTES PAYABLE:

            Various notes, payable monthly, with interest rates ranging from 6.99% to 10%, collateralized by certain equipment...  $10,864
            Note payable to a related party, payable with interest only at rates from 9.5% to 10%, collateralized by a
              mortgage.................................................   40,000
                                                                         -------
              Totals...................................................   50,864
              Less: current portion....................................   10,864
                                                                         -------
              Long-term portion........................................  $40,000
                                                                         =======

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     Maturities of long-term debt are as follows:

                             YEAR ENDING DECEMBER 31,                    AMOUNT
            -----------------------------------------------------------  -------
            1997.......................................................  $10,864
            1998.......................................................      --
            1999.......................................................      --
            2000.......................................................      --
            Beyond.....................................................  40,000
                                                                         -------
            Total......................................................  $50,864
                                                                         =======

       (c) CAPITALIZED LEASE OBLIGATIONS:

     Capitalized lease obligations at January 31, 1997 consisted of the following:

        Leases collateralized by computer equipment with monthly payments totaling $1,370 including interest at rates from 10.5% to
          23.7%...........................................................  $ 17,718
                                                                            ========

     Capitalized leased equipment consisted of the following:

        Computer equipment................................................  $ 71,138
        Less: accumulated depreciation....................................   (34,579)
                                                                            --------
             Total Book Value.............................................  $ 36,559
                                                                            ========

     The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of January 31, 1997.

                                                                             AMOUNT
                                                                             -------
        1997...............................................................  $14,205
        1998...............................................................   5,409
                                                                             -------
             Total minimum payments........................................  $19,614
                                                                             =======
        Total minimum payments.............................................  $19,614
        Less: amounts representing interest................................   1,896
                                                                             -------
        Present value of net minimum lease payments........................  17,718
        Less: current portion..............................................  13,954
                                                                             -------
             Long-term portion.............................................  $3,764
                                                                             =======

NOTE 7 -- PROVISION FOR INCOME TAXES:

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

            Current:
              Federal..................................................  $    --
              States...................................................   13,848
                                                                         -------
            Total Current Taxes........................................   13,848
                                                                         -------
            Net Operating Loss (NOL)
            Carryforwards:
              Federal..................................................       --
              States...................................................       --
                                                                         -------
            Total Tax Benefits.........................................       --
                                                                         -------
            SubTotal...................................................   13,848
                                                                         -------
            Deferred:
              Federal..................................................       --
              States...................................................       --
                                                                         -------
            Total Deferred Taxes.......................................       --
                                                                         -------
            Total Income Tax...........................................  $13,848
                                                                         =======

     The tax effects of the temporary differences that give rise to deferred tax assets, as of January 31, 1997, are as follows:

                                                                         1996
                                                                      -----------
            Net Operating Loss Carryforwards........................  $ 2,320,000
            Less: valuation allowance...............................   (2,320,000)
                                                                      -----------
            Net deferred tax assets.................................  $        --
                                                                       ==========

     The Company has available at January 31, 1997, unused operating loss carryforwards of approximately $5,800,000 which may be applied against future taxable income expiring in various years beginning in 2005 through 2011. At an assumed tax rate of 40%, these carryforwards may result in deferred tax assets of approximately $2,320,000. Since there is no assurance that the Company will generate future taxable income to utilize this asset, a 100% valuation allowance has been provided as of January 31, 1997.

     Effective January 31, 1997, a corporation purchased 100% of the outstanding capital stock of the Company (see Note 12). According to I.R.C. Section 382, if an ownership change of more than 50% a loss corporation occurs, the taxable income of that loss corporation for any post-change tax year can be offset by existing net operating loss carryforwards only to the extent of the fair market value of the old loss corporations capital stock multiplied by the long-term tax-exempt bond rate. On the date of the change in ownership the estimated amount of net operating loss carryforwards that still exist is still to be determined.

NOTE 8 -- LEASES:

     The Company leases vehicles for two and three year terms under operating leases. The Company also leases other equipment on an as-needed basis. Vehicle and other equipment rental expense was $3,642 for the one month period ended January 31, 1997.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     The following is a schedule of future minimum rental payments required under the above operating leases as of January 31, 1997.

            1997......................................................  $ 54,714
            1998......................................................    31,410
            1999......................................................    11,748
            2000......................................................    11,748
            2001......................................................     1,124
                                                                        --------
                                                                        $110,744
                                                                        ========

     The Company leases office space in various locations other than its main office in Queensbury, New York (see Note 9c). Annual rentals aggregate approximately $85,000.

NOTE 9 -- RELATED PARTY TRANSACTIONS:

          (a) The following balances existed at January 31, 1997, as a result of related party transactions between the Company, its former shareholders and individuals related to the former shareholders of the Company:

                                   DESCRIPTION
            ----------------------------------------------------------
            Due from former shareholders..............................   $74,938
            Long-term debt............................................    40,000
            Interest expense..........................................       325
            Rent expense..............................................     2,866

     All the material details related to the balances and terms of the above transactions are contained in other disclosures herein.

          (b) The Company has guaranteed loans made by a financial institution to four of its shareholders and an employee of the Company as detailed below:

          Two separate loans to four of its former shareholders which mature on July 1, 2001 and June 1, 2008 and have a balance at January 31, 1997 of $36,317 and $158,622, respectively

          A loan made to one of the Company's employees maturing November 15, 2000 with a balance of $13,449 at January 31, 1997.

          (c) In July 1993, the Company entered into a five year lease agreement, aggregating approximately $35,000 per year, for office space in Queensbury, New York in a building owned by the Company's former shareholders. Prior to entering this agreement the Company leased the office space on a month-to-month basis. Total rent expense paid for the Queensbury office for the month ended January 31, 1997 was $2,866.

NOTE 10 -- PREFERRED STOCK:

     On April 12, 1996, the Company received a loan from an investment group/shareholder of $4,850,000. This note which bears interest at 10% per annum, had a maturity date of April 12, 1997. As part of the note agreement, the investment group had an option to convert the entire note balance including interest into 4,850 shares of senior convertible cumulative 9% preferred stock, at $.01 par value on or prior to December 31, 1996. The date of conversion of the note was extended to the date of the sale of the Company (see Note 12) at which point, the investment group exercised its option to convert its entire note balance to preferred stock and waived any and all interest associated with the note.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

NOTE 11 -- CONTINGENCY:

     The Company is a defendant in a lawsuit related to unlawful discharge from employment and for intentional infliction of emotional distress. The plaintiff seeks the sum of $10,000,000 for compensation and punitive damages. The plaintiff is a former employee of a client of the Company who believes her termination from employment was a violation of the "FMLA" Family and Medical Leave Act. This case is in the preliminary stages of investigation, but management believes that the lawsuit has no merit and it intends to vigorously defend its position.

     The Company is also involved in various other legal proceedings arising in the ordinary course of business. It is the opinion of the Company's counsel that the outcome of these actions are not expected to have a material adverse effect on the Company's financial position or results of operations.

NOTE 12 -- SALE OF THE COMPANY:

     On January 31, 1997, the shareholders of the Company sold all the outstanding shares of capital stock of the Company to NovaCare Employee Services, Inc., a subsidiary of NovaCare, Inc., a New York Stock Exchange Company.

NOTE 13 -- EMPLOYMENT AGREEMENTS:

     Effective as of January 31, 1997, the Company entered into employment agreements with six key employees. The aggregate annual salaries of these six employees is $535,000. These agreements have no specific expiration dates. As of March 1, 1997, all six of the above employees have agreed to a 20% reduction in their base salaries.

NOTE 14 -- JOINT VENTURE ARRANGEMENT:

     A joint venture arrangement was established for the Connecticut and White Plains offices. Effective November 1, 1995, the joint venture arrangement was amended whereby the Company receives an amount equal to 2.5% of gross billings of the two aforementioned offices. Management of these offices receives the gross profit generated by these offices, reduced by the Company's above fee, from which all overhead expenses will be paid. The amounts generated from this joint venture for January 1997 were immaterial.

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
  The TPI Group, Ltd.
  Queensbury, New York

     We have audited the accompanying consolidated balance sheets of The TPI Group, Ltd. and subsidiaries as of December 31, 1996, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of The TPI Group, Ltd. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of The TPI Group, Ltd. and subsidiaries as of December 31, 1996, 1995 and 1994 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          LAZAR, LEVINE & COMPANY LLP

New York, New York
March 7, 1997

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
ASSETS
Current Assets:
  Cash and cash equivalents.........................  $     4,164     $     2,534     $       800
  Cash -- restricted................................           --         340,000         290,000
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts
       of $8,606, $58,614 and $362,097,
       respectively.................................      161,591         151,354         234,780
     Unbilled.......................................      971,853       1,769,019       1,675,011
     Factored.......................................           --         535,624              --
  Due from shareholders.............................           --              --          12,800
  Miscellaneous receivables and deposits............      567,258         422,880         167,866
  Prepaid expenses and other current assets.........       28,460         262,276         316,503
                                                       ----------      ----------      ----------
Total Current Assets................................    1,733,326       3,483,687       2,697,760
Property and Equipment, Net.........................      499,974         680,926         646,747
Other Assets, Net...................................       16,128         157,364           7,633
                                                       ----------      ----------      ----------
Total assets........................................  $ 2,249,428     $ 4,321,977     $ 3,352,140
                                                       ==========      ==========      ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft....................................  $   265,265     $   255,125     $   334,349
  Current portion of financing arrangements.........      438,867       1,732,892         627,182
  Loans payable -- shareholders.....................       25,508          14,016              --
  Accounts payable and accrued expenses.............    1,990,134       2,867,944       4,029,479
  Payroll taxes payable.............................    1,437,798       3,553,657       1,962,097
  Current portion of reserve for workers'
     compensation claims............................           --         202,333         628,181
  Income taxes payable..............................        4,399           4,560           8,380
  Other current liabilities.........................      105,927         198,968         111,391
                                                       ----------      ----------      ----------
Total Current Liabilities...........................    4,267,898       8,829,495       7,701,059
Long-Term Liabilities:
  Financing arrangements -- net of current
     portion........................................       86,256          64,750       4,895,082
  Reserve for workers' compensation claims -- net of
     current portion................................           --         294,806         429,482
                                                       ----------      ----------      ----------
Total Liabilities...................................    4,354,154       9,189,051      13,025,623
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Common stock -- $0.01 par value, 11,111 shares
     authorized, 6,261 shares issued and outstanding
     for 1996, 200 shares no par value authorized,
     100 shares issued and outstanding for 1995 and
     1994...........................................       85,101          85,101              63
  Additional paid-in capital........................           --              --          85,038
  Accumulated deficit...............................   (2,189,827)     (4,952,175)     (9,758,584)
                                                       ----------      ----------      ----------
Total Stockholders' Equity (Deficit)................   (2,104,726)     (4,867,074)     (9,673,483)
                                                       ----------      ----------      ----------
Total Liabilities and Stockholders' Equity
  (Deficit).........................................  $ 2,249,428     $ 4,321,977     $ 3,352,140
                                                       ==========      ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Revenues............................................  $49,659,775     $72,067,276     $83,433,759
Payroll and Payroll Related Costs...................   48,720,337      70,355,295      81,812,101
                                                      -----------     -----------     -----------
Gross Profit........................................      939,438       1,711,981       1,621,658
                                                      -----------     -----------     -----------
Operating Expenses:
  Administrative personnel and payroll related
     costs..........................................      488,125         858,659       1,658,987
  General and administrative expenses...............    1,119,425       1,467,824       1,777,698
  Sales and marketing expenses......................      475,629         674,233         866,526
  Provision for doubtful accounts...................       38,833          71,755         487,121
  Depreciation and amortization.....................      105,306         179,364         618,309
                                                      -----------     -----------     -----------
Total Operating Expenses............................    2,227,318       3,251,835       5,408,641
                                                      -----------     -----------     -----------
(Loss) From Operations..............................   (1,287,880)     (1,539,854)     (3,786,983)
                                                      -----------     -----------     -----------
Other Expenses:
  Interest and penalties............................      128,700       1,164,046         965,035
  Other expenses, net...............................           --          54,721          40,543
                                                      -----------     -----------     -----------
Total Other Expenses................................      128,700       1,218,767       1,005,578
                                                      -----------     -----------     -----------
(Loss) Before Provision for Income Taxes............   (1,416,580)     (2,758,621)     (4,792,561)
  Provision for income taxes........................       22,764           3,727          13,848
                                                      -----------     -----------     -----------
Net (Loss)..........................................  $(1,439,344)    $(2,762,348)    $(4,806,409)
                                                      ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                      ADDITIONAL
                                              SHARES/     COMMON       PAID-IN       ACCUMULATED
                                              COMMON      STOCK        CAPITAL         DEFICIT
                                              ------     --------     ----------     -----------
Balance at January 1, 1994..................    100      $ 85,101      $     --      $ (750,483)
  Net loss..................................     --            --            --      (1,439,344)
                                              ------      -------       -------      -----------
Balance at December 31, 1994................    100        85,101            --      (2,189,827)
  Net loss..................................     --            --            --      (2,762,348)
                                              ------      -------       -------      -----------
Balance at December 31, 1995................    100        85,101            --      (4,952,175)
  Amendment of par value and exchange of
     stock..................................  6,161       (85,038)       85,038              --
  Net loss..................................     --            --            --      (4,806,409)
                                              ------      -------       -------      -----------
Balance at December 31, 1996................  6,261      $     63      $ 85,038      $(9,758,584)
                                              ======      =======       =======      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Increase (Decrease) in Cash and Cash Equivalents:
Cash Flows From Operating Activities:
  Net loss..........................................  $(1,439,344)    $(2,762,348)    $(4,806,409)
  Adjustments to reconcile net (loss) to net cash
     (used in) operating activities:
     Depreciation and amortization..................      105,306         179,364         618,309
     Provision for doubtful accounts................        4,042          71,755         487,121
     Deferred tax benefits..........................       22,985              --              --
     Cost of reserve for workers' compensation
       claims.......................................           --         497,139         560,524
     Loss on disposal of fixed assets...............           --              --           8,710
  Changes in assets and liabilities:
     (Increase) decrease in cash -- restricted......           --        (340,000)         50,000
     (Increase) decrease in receivables.............     (915,222)     (1,394,308)        318,384
     Decrease (increase) in prepaid expenses and
       other current assets.........................      116,281        (233,816)        (58,512)
     Increase in accounts payable and accrued
       expenses.....................................      788,498         877,810       1,161,535
     Increase (decrease) in payroll taxes payable...      717,882       2,115,859      (1,591,560)
     Increase (decrease) in other current
       liabilities..................................       36,201          93,202         (83,757)
                                                      -----------     -----------     -----------
          Net cash (used in) operating activities...     (563,371)       (895,343)     (3,335,655)
                                                      -----------     -----------     -----------
Cash Flows From Investing Activities:
  Additions to property and equipment...............      (63,389)       (275,227)        (95,688)
  Increase in other assets, net.....................      (11,291)        (70,798)       (336,289)
                                                      -----------     -----------     -----------
          Net cash (used in) investing activities...      (74,680)       (346,025)       (431,977)
                                                      -----------     -----------     -----------
Cash Flows From Financing Activities:
  Proceeds from financing arrangements..............      469,000       1,619,370       5,450,000
  Payments of financing arrangements................     (124,906)       (358,000)     (1,736,510)
  Increase in shareholders loans receivable.........           --              --         (12,800)
  Increase (decrease) in shareholders' loans
     payable........................................       15,991         (11,492)        (14,016)
  Increase (decrease) in bank overdrafts............      256,606         (10,140)         79,224
                                                      -----------     -----------     -----------
          Net cash provided by financing
            activities..............................      616,691       1,239,738       3,765,898
                                                      -----------     -----------     -----------
Net (Decrease) in Cash and Cash Equivalents.........      (21,360)         (1,630)         (1,734)
  Cash and cash equivalents, beginning of year......       25,524           4,164           2,534
                                                      -----------     -----------     -----------
Cash and Cash Equivalents, End of Year..............  $     4,164     $     2,534     $       800
                                                      ===========     ===========     ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
          Interest..................................  $    39,776     $   293,821     $   403,415
          Income taxes..............................        3,433             892          10,029

  The accompanying notes are an integral part of these consolidated financial statements.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (a) NATURE OF OPERATIONS:

     The TPI Group, Ltd., "the Company," is a holding company which owns 100% of the capital stock (see Principles of Consolidation below) of the following corporations:

                   TPI Staffing, Inc., Queensberry, New York
            Temporary Payroll Incentives, Inc., Queensbury, New York
          TPI Payroll Processing Services, Inc., Queensbury, New York
               Staffing Technologies, Inc., Queensbury, New York
                      Herotech, Inc., Queensbury, New York
           Trans-Partnering Innovations, Inc., Boston, Massachusetts

     The Company and its subsidiaries are primarily involved in providing professional staffing, payroll and insurance benefit services to small and medium sized companies in a variety of industries, including manufacturing, retail and hospitality. The main office is located in Queensbury, New York with satellite offices in several Atlantic Coast States.

     The Company does not have a concentration of customers in any one industry; however, during 1994, 1995 and 1996 a significant portion of the Company's revenues were generated in New York.

     (b) PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of The TPI Group, Ltd. and its subsidiaries, TPI Staffing, Inc., Temporary Payroll Incentives, Inc., TPI Payroll Processing Services, Inc., Staffing Technologies, Inc., Herotech, Inc. and Trans-Partnering Innovations, Inc. All material intercompany balances and transactions have been eliminated.

     At all times since inception, there has been common ownership of the above corporations amongst the existing shareholders of The TPI Group, Ltd. At January 1, 1995, the shareholders entered into an agreement whereby the individual owners of the companies agreed to exchange their respective shares of capital stock in these corporations for capital stock in The TPI Group, Ltd. As a result of this agreement, The TPI Group, Ltd. became the sole stockholder and parent in these corporations. Because the Companies are controlled by a common group of shareholders, the transaction was accounted for as a combination of interests, at historical cost, similar to a pooling of interests. This transaction has been retroactively reflected as if it had taken place at the beginning of 1993 and accordingly, consolidated financial statements have been prepared for each year.

     Prior years' financial statements have been reclassified to conform with current years' presentation.

     (c) USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     (d) CONCENTRATION OF CREDIT RISK:

     The Company maintains the majority of its cash accounts in one commercial bank. The total cash balances are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

     (e) PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation is provided on straight-line or accelerated methods at rates based on the estimated useful lives. Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $92,020, $105,424 and $132,289, respectively.

     Expenditures for major renewals and betterments that extend the useful lives of fixed assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

     Equipment operated under leases which transfer to the Company substantially all benefits and risks associated with the assets are capitalized and an asset and liability are recorded at the present value, or fair value if appropriate, of minimum payments over the term of the lease. Amortization of the asset is determined using the straight-line or accelerated methods. Expenses associated with all other leases (operating leases) are charged to expense as incurred.

     (f) AMORTIZATION:

     Costs associated with the acquisition of a customer list have been capitalized and are being amortized over a five year period on a straight-line basis. At December 31, 1996 these costs were fully amortized.

     Costs associated with the acquisition of a loan factoring agreement have been capitalized and are being amortized on a straight-line basis over the life of the agreement. The agreement was terminated on April 12, 1996 and all remaining costs associated with the agreement were expensed (see Note 6).

     The total amortization expenses for the years ended December 31, 1994, 1995 and 1996 were $13,286, $73,940 and $486,020, respectively.

     (g) INCOME TAXES:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

     (h) CASH AND CASH EQUIVALENTS:

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (i) RESERVE FOR CLAIMS:

     The Company's workers' compensation benefits and certain of its health care benefits are provided under large deductible insured plans. The Company records reserves for workers' compensation and health care claims costs based on actuarial calculations using the Company's loss history of workers' compensation and health care claims. In all cases regarding workers' compensation and health care claims, reserves are established at the time a participant files a claim. Furthermore, the

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

Company, in determining its reserves, includes reserves for estimated claims incurred but not reported.

     At December 31, 1995 and 1996, the Company has classified as current the estimated amounts of reserves established for claims expected to be paid within one year.

     The Company's estimates of its claims reserves, including its estimate of incurred but not reported claims, are based primarily on its loss history. The ultimate cost of heath care and workers' compensation claims will depend on actual costs incurred in settling the claims and may differ from the amounts reserved by the Company for those claims.

NOTE 2 -- CASH -- RESTRICTED:

     Beginning in 1995, the Company placed $250,000 on deposit with a bank as collateral for a letter of credit in favor of its workers' compensation insurance carrier relating to the issuance of a worker's compensation insurance policy.

     During 1996, the Company placed $40,000 on deposit with a bank as collateral for a letter of credit required on a general insurance bond.

     During 1995, the Company had an agreement with one of its clients whereby the client kept $90,000 in a separate bank account, in the Company's name, as collateral against its outstanding receivable. The Company reflected this amount on its balance sheet as restricted cash and as a corresponding escrow liability. During 1996, the $90,000 was no longer required to be maintained in a separate account.

NOTE 3 -- MISCELLANEOUS RECEIVABLES AND DEPOSITS:

     At December 31, 1996, miscellaneous receivables and deposits consisted of the following:

                                                                              1996
                                                                            --------
        Deposits with insurance company required to fund possible workers'
          compensation claims of prior years..............................  $152,396
        Other miscellaneous receivables...................................    15,470
                                                                            --------
                                                                            $167,866
                                                                            ========

NOTE 4 -- FIXED ASSETS:

     Fixed assets consist of the following:

                                                    1994          1995          1996
                                                  ---------     ---------     ---------
        Land....................................  $  61,000     $  61,000     $  61,000
        Leasehold improvements..................    236,338       291,735       291,735
        Furniture and equipment.................    158,513       391,360       486,988
        Vehicles................................    121,377       103,216        71,942
        Assets held under capital leases........     35,375        46,523        71,138
                                                  ---------     ---------     ---------
                                                    612,603       893,834       982,803
        Less: accumulated depreciation and
          amortization..........................   (112,629)     (212,908)     (336,056)
                                                  ---------     ---------     ---------
                                                  $ 499,974     $ 680,926     $ 646,747
                                                  =========     =========     =========

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

NOTE 5 -- ACCRUED EXPENSES:

     Included in accrued expenses as of December 31, 1995 is an accrual for $584,254 representing late payment penalties and interest due to the Internal Revenue Service for late payment of federal withholding taxes for the quarters ended September 30, and December 31, 1995.

     Included in accrued expenses as of December 31, 1996 is an accrual for $815,000 representing late payment penalties and interest due to the Internal Revenue Service for late payment of federal withholding and unemployment taxes for the fourth quarter of 1995 and all four quarters of 1996. These amounts, together with the corresponding tax liabilities, have been or are expected to be paid in 1997.

NOTE 6 -- FINANCING ARRANGEMENTS:

     (a) NOTE PAYABLE -- DEMAND:

     At December 31, 1994, the Company had a $100,000 demand note payable to a bank, with an interest rate of 10.5% per annum. The note which was collateralized by accounts receivable and contract rights, was repaid in February 1995.

     At December 31, 1996, the Company had a $600,000 demand note, payable to a bank, at an interest rate of prime plus 1% per annum (9 1/4% at December 31, 1996). This note which was collateralized by letters of credit supplied to the bank by certain shareholders of the Company, was repaid in February 1997.

     (b) NOTE PAYABLE -- FACTORING AGREEMENT:

     On October 4, 1995, the Company entered into a factoring agreement with Reservoir Capital Corporation (RCC), whereby the Company sold to RCC selected accounts receivable. RCC purchased from the Company 75% of the balance of the selected receivables up to a maximum outstanding balance of $2,250,000. All cash collected on these receivables was deposited daily into a bank account of RCC. With the cash deposited into their account, RCC first reduced that portion of the receivable which they purchased, next paid to itself a processing fee of 1% of the total receivable plus interest at an annual rate of Wall Street prime plus 5% of the outstanding receivable balance, and finally returned to the Company the remaining portion of cash collected. This note was collateralized by the accounts receivable of the Company.

     At December 31, 1995, the outstanding balance of the RCC factoring agreement was $1,630,519, and the related factored receivables were $2,174,025. On April 12, 1996, the agreement with RCC was terminated and the loan was paid in full.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     (c) OTHER NOTES PAYABLE:

                                                            1994         1995        1996
                                                          --------     --------     -------
    Various notes payable monthly with interest rates
      ranging from 6.99% to 10%, collateralized by
      certain equipment.................................  $ 80,475     $ 46,160     $12,590
    Note payable to a related party, payable with
      interest only at rates from 9.5% to 10%,
      collateralized by a mortgage......................    40,000       40,000      40,000
    Note payable -- bank, guaranteed by a related party,
      payable in monthly principal installments of
      $20,000 plus interest at the prime rate published
      by the Wall Street Journal plus 2% per annum
      maturing February, 1996...........................   274,729       69,000          --
                                                           -------     --------     --------
      Totals............................................   395,204      155,160      52,590
      Less: current portion.............................   308,948       95,655      12,590
                                                           -------     --------     --------
      Long-term portion.................................  $ 86,256     $ 59,505     $40,000
                                                           =======     ========     ========

     Maturities of long-term debt are as follows:

                             YEAR ENDING DECEMBER 31,                    AMOUNT
            -----------------------------------------------------------  -------
            1997.......................................................  $12,590
            1998.......................................................      --
            1999.......................................................      --
            2000.......................................................      --
            Beyond.....................................................  40,000
                                                                         -------
                 Total.................................................  $52,590
                                                                         =======

(d) CAPITALIZED LEASE OBLIGATIONS:

     Capitalized lease obligations at December 31, 1994, 1995 and 1996 consisted of the following:

                                                               1994         1995         1996
                                                              -------     --------     --------
Leases collateralized by computer equipment with monthly
  payments totaling $1,370 including interest at rates of
  10.5% to 23.7%. The leases began to expire in November
  1995......................................................  $29,919     $ 11,963     $ 19,674
                                                              ========    ========     ========
Capitalized leased equipment consisted of the following:
Computer equipment..........................................  $35,375     $ 46,523     $ 71,138
Less: accumulated depreciation..............................   (9,905)     (20,625)     (33,651)
                                                              --------    --------     --------
          Total Book Value..................................  $25,470     $ 25,898     $ 37,487
                                                              ========    ========     ========

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 1996.

                             YEAR ENDING DECEMBER 31,                            AMOUNT
    ---------------------------------------------------------------------------  -------
    1997.......................................................................  $16,191
    1998.......................................................................   5,409
                                                                                 -------
              Total minimum payments...........................................  $21,600
                                                                                 =======
    Total minimum payments.....................................................  $21,600
    Less: amounts representing interest........................................   1,926
                                                                                 -------
    Present value of net minimum lease payments................................  19,674
    Less: current portion......................................................  14,592
                                                                                 -------
              Long-term portion................................................  $5,082
                                                                                 =======

(e) NOTE PAYABLE -- INVESTMENT GROUP/SHAREHOLDER:

     On April 12, 1996, the Company received a loan from an investment group/shareholder of $4,850,000. This note bears interest at 10% per annum, and matures on April 12, 1997. As part of the note agreement, the investment group could convert the entire note balance including interest into 4,850 shares of senior convertible cumulative 9% preferred stock, at $.01 par value on or prior to December 31, 1996. (Extended to the date of sale of the Company -- see Note
13b).

NOTE 7 -- PROVISION FOR INCOME TAXES:

                                                          1994        1995       1996
                                                         -------     ------     -------
        Current:
          Federal......................................  $    --     $   --     $    --
          States.......................................    4,135      3,727      13,848
                                                         -------     ------     -------
        Total Current Taxes............................    4,135      3,727      13,848
                                                         -------     ------     -------
        Net Operating Loss (NOL) Carryforwards:
          Federal......................................   (2,839)        --          --
          States.......................................   (1,507)        --          --
                                                         -------     ------     -------
        Total Tax Benefits.............................   (4,346)        --          --
                                                         -------     ------     -------
        SubTotal.......................................     (211)     3,727      13,848
                                                         -------     ------     -------
        Deferred:
          Federal......................................   15,014         --          --
          States.......................................    7,961         --          --
                                                         -------     ------     -------
        Total Deferred Taxes...........................   22,975         --          --
                                                         -------     ------     -------
        Total Income Tax...............................  $22,764     $3,727     $13,848
                                                         =======     ======     =======

     The tax effects of the temporary differences that give rise to deferred tax assets, as of December 31, 1994, 1995 and 1996 are as follows:

                                                 1994           1995            1996
                                               ---------     -----------     -----------
        Net Operating Loss Carryforwards.....  $ 310,000     $ 1,244,000     $ 2,290,000
        Less: valuation allowance............   (310,000)     (1,244,000)     (2,290,000)
                                               ------------  ------------    ------------
        Net deferred tax assets..............  $      --     $        --     $        --
                                               ============  ============    ============

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     The Company has available at December 31, 1994, 1995 and 1996 unused operating loss carryforwards of approximately $777,000, $3,111,000 and $5,725,000, respectively, which may be applied against future taxable income expiring in various years beginning in 2005 through 2011. At an assumed tax rate of 40%, these carryforwards may result in deferred tax assets of approximately $310,000, $1,244,000 and $2,290,000, respectively. Since there is no assurance that the Company will generate future taxable income to utilize this asset, a 100% valuation allowance has been provided as of December 31, 1994, 1995 and 1996.

     Subsequent to the balance sheet date, a corporation purchased 100% of the outstanding stock of the Company (see Note 13). According to I.R.C. Section 382, if an ownership change of more than 50% of a loss corporation occurs, the taxable income of that loss corporation for any post-change tax year can be offset by existing net operating loss carryforwards only to the extent of the fair market value of the old loss corporations capital stock multiplied by the long-term tax exempt bond rate. On the date of the change in ownership the estimated amount of net operating loss carryforwards that still exist is still to be determined.

NOTE 8 -- LEASES:

     Beginning in 1994, the Company leased several vehicles for two and three year terms under operating leases. The Company also leases other equipment on an as-needed basis. Vehicle and other equipment rental expense was $14,288, $55,338 and $71,864 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The following is a schedule of future minimum rental payments required under the above operating leases as of December 31, 1996.

                             YEAR ENDED DECEMBER 31,
            ----------------------------------------------------------
            1997......................................................  $ 58,356
            1998......................................................    31,410
            1999......................................................    11,748
            2000......................................................    11,748
            2001......................................................     1,124
                                                                        --------
                                                                        $114,386
                                                                        ========

     The Company leases office space in various locations other than its main office in Queensbury, New York (see Note 10c). Annual rentals aggregate approximately $85,000.

NOTE 9 -- JOINT VENTURE ARRANGEMENT:

     A joint venture arrangement has been established for the Connecticut and White Plains offices. Management personnel of these offices agreed to reimburse the Company for the excess of expenses over revenue from the date that those offices were opened in 1994 through December 31, 1995. The total expense reimbursement for 1995 was $66,128 which was reflected in other receivables.

     Effective November 1, 1995 and throughout 1996, this joint venture arrangement has been amended whereby the Company is to receive an amount equal to 2.5% of gross billings of the two aforementioned offices. Management of these offices is to receive the gross profit generated by these offices, reduced by the Company's above fee, from which all overhead expenses will be paid.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

NOTE 10 -- RELATED PARTY TRANSACTIONS:

          (a) The following balances existed at December 31, 1994, 1995 and 1996, as a result of related party transactions between the Company, its shareholders and individuals related to the shareholders of the Company:

                        DESCRIPTION                    1994        1995          1996
        --------------------------------------------  -------     -------     ----------
        Due from shareholders.......................  $    --     $    --     $   12,800
        Loans payable, shareholders.................   25,508      14,016      4,850,000
        Long-term debt..............................   40,000      40,000         40,000
        Interest expense............................    3,900       3,900          4,665
        Rent expense................................   36,755      33,427         35,061

     All the material details related to the balances and terms of the above transactions are contained in other disclosures herein.

          (b) The Company has guaranteed loans made by a financial institution to four of its shareholders and an employee of the Company as detailed below:

     Two separate loans to four of its shareholders which mature on July 1, 2001 and June 1, 2008 and have a balance as of December 31, 1996 of $36,317 and $158,622, respectively.

     A loan made to one of the Company's employees maturing November 15, 2000 with a balance of $13,692 at December 31, 1996.

          (c) In July 1993, the Company entered into a five year lease agreement, aggregating approximately $35,000 per year, for office space in Queensbury, New York, in a building owned by the Company's shareholders. Prior to entering this agreement the Company leased the office space on a month-to-month basis. Total rent expense paid for the Queensbury office for the years ended December 31, 1994, 1995 and 1996 was $36,755, $33,427 and
     $35,061, respectively.

NOTE 11 -- CAPITAL STOCK:

     In April 1996 the Company amended its Certificate of Incorporation to increase the authorized shares of capital stock from 200 shares of common stock without par value to (i) 11,111 shares of common stock at $.01 par value and
(ii) 4,850 shares of senior convertible cumulative 9% preferred stock at $.01 par value.

     The Company also issued 6,261 shares of its $.01 par value common stock in exchange for the 200 shares of no par value stock outstanding.

     None of the shares of preferred stock are issued and outstanding as of December 31, 1996 (see Note 13b).

NOTE 12 -- CONTINGENCY:

     The Company is a defendant in a lawsuit related to unlawful discharge from employment and for intentional infliction of emotional distress. The plaintiff seeks the sum of $10,000,000 for compensation and punitive damages. The plaintiff is a former employee of a client of the Company who believes her termination from employment was a violation of the "FMLA" Family and Medical Leave Act. This case is in the preliminary stages of investigation, but management believes that the lawsuit has no merit and it intends to vigorously defend its position.

                      THE TPI GROUP, LTD. AND SUBSIDIARIES

     The Company is also involved in various other legal proceedings arising in the ordinary course of business. It is the opinion of the Company's counsel that the outcome of these actions are not expected to have a material adverse effect on the Company's financial position or results of operations.

NOTE 13 -- SUBSEQUENT EVENTS:

     (a) SALE OF THE COMPANY:

     On January 31, 1997, the shareholders of the Company sold all the outstanding shares of capital stock of the Company to NovaCare Employee Services, Inc., a subsidiary of NovaCare, Inc., a New York Stock Exchange Company.

     (b) NOTE PAYABLE/PREFERRED STOCK:

     In conjunction with the above mentioned sale, the investment group (see
Note 6e) exercised its option to convert its entire note balance to preferred stock and waived any and all interest associated with the note.

     (c) Effective as of January 31, 1997, the Company entered into employment agreements with six key employees. The aggregate annual salaries of these six employees is $535,000. These agreements have no specific expiration dates. As of March 1, 1997, all six of the above employees have agreed to a 20% reduction in their base salaries.

                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
  Prostaff Human Resources, Inc.
  Bradenton, Florida

     We have audited the accompanying balance sheet of Prostaff Human Resources, Inc., as of January 31, 1997, and the related statements of operations, changes in shareholder's equity and cash flows for the month then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prostaff Human Resources, Inc., as of January 31, 1997, and the results of its operations and cash flows for the month then ended in conformity with generally accepted accounting principles.

Varnadore, Tyler, Hoffner, King, Hawthorne, Hammer, & Stathis, P.A.

Bradenton, FL
March 27, 1997, except for Notes 2 and 6, as to which the date is April 7, 1997

                         PROSTAFF HUMAN RESOURCES, INC.

                                 BALANCE SHEET
                                JANUARY 31, 1997

ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  53,861
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of $-0-.......................     17,250
     Unbilled....................................................................    104,130
  Notes receivable -- stockholder................................................     60,000
  Other current assets...........................................................      6,433
                                                                                   ---------
          Total current assets...................................................    241,674
Total property and equipment, net................................................     27,035
                                                                                   ---------
                                                                                   $ 268,709
                                                                                   =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Current portion of financing arrangements......................................  $   4,073
  Accounts payable...............................................................    124,287
  Accrued salaries...............................................................     88,922
                                                                                   ---------
          Total current liabilities..............................................    217,282
Commitments and contingencies....................................................         --
Financing arrangements, net of current portion...................................      9,211
                                                                                   ---------
Total liabilities................................................................    226,493
Shareholder's Equity
  Common stock -- $1 par value; authorized 100 shares............................         10
  Additional paid-in capital.....................................................    198,694
  Accumulated deficit............................................................   (156,488)
                                                                                   ---------
          Total shareholder's equity.............................................     42,216
                                                                                   ---------
                                                                                   $ 268,709
                                                                                   =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                         PROSTAFF HUMAN RESOURCES, INC.

                            STATEMENT OF OPERATIONS
                          MONTH ENDED JANUARY 31, 1997

Revenues......................................................................      $588,425
Direct Costs:
  Salaries, wages and employment taxes of worksite employees..................       532,777
  Workers' compensation.......................................................        35,030
                                                                                    --------
          Total direct costs..................................................       567,807
                                                                                    --------
          Gross profit........................................................        20,618
Operating Expenses:
  Administrative personnel....................................................        19,642
  Other general and administrative............................................         6,705
  Depreciation and amortization...............................................           584
                                                                                    --------
          Total operating expenses............................................        26,931
                                                                                    --------
          Net loss from employee leasing......................................        (6,313)
Interest income, net..........................................................           203
                                                                                    --------
     Net loss.................................................................      $ (6,110)
                                                                                    ========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                         PROSTAFF HUMAN RESOURCES, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                          MONTH ENDED JANUARY 31, 1997

                                                          COMMON         ADDITIONAL
                                          SHARES/         STOCK           PAID-IN       ACCUMULATED
                                          COMMON      ($1 PAR VALUE)      CAPITAL         DEFICIT
                                          -------     --------------     ----------     -----------
Balance at December 31, 1996............     10            $ 10           $203,694       $(150,378)
Capital distributions...................     --              --             (5,000)             --
Net loss................................     --              --                 --          (6,110)
                                             --
                                                            ---           --------       ---------
Balance at January 31, 1997.............     10            $ 10           $198,694       $(156,488)
                                             ==             ===           ========       =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                         PROSTAFF HUMAN RESOURCES, INC.

                            STATEMENT OF CASH FLOWS
                          MONTH ENDED JANUARY 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................     $   (6,110)
  Adjustments to reconcile net loss to net cash flows from operating activities:
     Depreciation.............................................................            585
     Changes in assets and liabilities
       Accounts receivable....................................................        134,769
       Other current assets...................................................           (296)
       Accounts payable.......................................................         (5,280)
       Accrued salaries.......................................................       (137,948)
                                                                                    ---------
          Net cash used by operating activities...............................        (14,280)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term note payable and capital lease obligation.............           (565)
  Distributions from additional paid-in capital...............................         (5,000)
                                                                                    ---------
       Net cash flows used in financing activities............................         (5,565)
                                                                                    ---------
       Net decrease in cash...................................................        (19,845)
Cash and cash equivalents, beginning of year..................................         73,706
                                                                                    ---------
Cash and cash equivalents, end of year........................................     $   53,861
                                                                                    =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during month for:
     Interest.................................................................     $      247
                                                                                    =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                         PROSTAFF HUMAN RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     Nature of Operation: Prostaff Human Resources, Inc. (Prostaff) is a professional employer organization engaged in providing human resource administration and risk management services to small and medium sized clients located in Florida. Professional employer organizations are regulated by the State of Florida and are required to satisfy certain licensing requirements.

     Prostaff was incorporated in Florida in 1992 but was inactive until July 31, 1995.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: Prostaff considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

     Revenues: Revenues and the related cost of wages, salaries, and employment taxes from professional employer services are recognized in the period in which the employee performs the services. Revenues earned but not billed are reported as accrued revenue.

     Accounts Receivable: Management believes that all accounts receivable at January 31, 1997 were fully collectible. Therefore, no allowance for doubtful accounts was recorded.

     Property and Equipment: Property and equipment are stated at cost. Depreciation is provided using the straight-line basis over the estimated useful lives of the assets.

     Income Taxes: Prostaff has elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, the sole stockholder is liable for individual federal income taxes based on Prostaff's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

2.  RELATED PARTY TRANSACTIONS

     Since inception, the President and sole shareholder of Prostaff contributed $203,694 to additional paid-in-capital. Of the amount, $60,000 was in the form of notes payable to Prostaff. The notes are payable on demand and bear interest at 9%. The notes were repaid on April 7, 1997. During 1997, a distribution of $5,000 was made and charged against additional paid-in-capital.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at January 31, 1997, consists of the following:

            Furniture and fixtures.....................................  $15,440
            Computer equipment.........................................   20,473
                                                                         -------
                                                                          35,913
            Less, accumulated depreciation.............................    8,878
                                                                         -------
                                                                         $27,035
                                                                         =======

                         PROSTAFF HUMAN RESOURCES, INC.

4.  FINANCING ARRANGEMENTS

     Financing arrangements at January 31, 1997 consists of:

             Notes payable to finance companies repayable in monthly
        installments ranging from $159 to $163, including interest from 18%
        to 21% per annum, collateralized by computer software and
        equipment..........................................................  $ 6,073
             Capital lease obligation for office equipment payable in
        monthly installment of $229 through February, 2001. Interest
        inputed at 22%.....................................................    7,211
                                                                             -------
                                                                              13,284
        Less: current portion..............................................   (4,073)
                                                                             -------
                                                                             $ 9,211
                                                                             =======

     Scheduled maturities of financing arrangements are summarized as follows:

            1998........................................................  $4,073
            1999........................................................   4,234
            2000........................................................   2,534
            2001........................................................   2,443

5.  SUBSEQUENT EVENT

     In February, 1997, the business and net operating assets of Prostaff was sold to NovaCare Employee Services, Inc. (a subsidiary of NovaCare, Inc.).

     In April, 1997, the president repaid $60,000 in notes to the company (see
Note 2).

NOVACARE EMPLOYEE SERVICES VALUES

We believe that the most important and differentiating quality of outstanding organizations is a set of values that inspires, unites and sustains them. Values are constant and enduring and precede business plans, policies, procedures, practices, performance and outcomes. The Company's values are:

CREDO:          Helping Make Life a Little Better

PURPOSE: To be the brand, service and performance leader in the PEO industry by creating a more satisfying, more productive relationship between employers and employees

BELIEFS:        Respect for the Individual
                Service to the Customer
                Pursuit of Excellence
                Commitment to Personal Integrity

Our values are the basis on which we build our business, our careers and our reputation. It is our belief that a strong commitment to these values and a philosophy of "caring for and about people" will enable us to provide a level of service that will build the businesses of our clients and enhance the careers of our employees.



                           [NOVACARE PHOTO OF INDIVIDUALS]



                          [NOVACARE EMPLOYEE SERVICES LOGO]

                                [NOVACARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions.

        S.E.C. registration fee*...........................................  $ 20,387
        NASD filing fee*...................................................     7,228
        NASDAQ -- NMS application fee......................................        **
        Accounting fees and expenses.......................................        **
        Legal fees and expenses............................................        **
        Printing and engraving expenses....................................        **
        Blue sky fees and expenses.........................................        **
        Transfer agent fees................................................        **
        Miscellaneous expenses.............................................        **
                                                                                  ---
                  Total....................................................  $     **
                                                                                  ===

- ---------------
 * Actual fee

** To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case in which the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law, or obtained an improper personal benefit.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with this Offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Information concerning the sale of the Company's securities is set forth below:

     On September 18, 1996, in connection with the Company's initial capitalization, a Subsidiary of the Parent purchased 4,000,000 shares of Common Stock for $40,000.

     On January 10, 1997, Bernard C. Byrd, Jr., Senior Vice President of Operations of the Company, purchased 30,000 shares of Common Stock for $84,000.

     On February 17, 1997, Loren J. Hulber, President and Chief Executive Officer of the Company, purchased 375,000 shares of Common Stock for $720,000.

     On May 1, 1997, Andrew W. Stith, Senior Vice President of Sales and Marketing of the Company, purchased 5,000 shares of Common Stock for $14,000.

     On May 1, 1997, James W. McLane, President of the Parent, purchased 10,000 shares of Common Stock for $28,000.

     On May 15, 1997, Bernard Clinton Byrd, Jr., Senior Vice President of Operations of the Company, purchased 22,500 shares of Common Stock for $63,000.

     On May 15, 1997, William E. Mayville purchased 18,750 shares of Common Stock for $52,500.

     On June 10, 1997, Thomas R. Schubert, Senior Vice President and Chief Financial Officer of the Company, purchased 10,000 shares of Common Stock for $28,000.

     Information concerning the issuance of the Company's securities in connection with acquisitions is set forth below:

     On October 8, 1996, the Company issued 93,750 shares of Common Stock to Bernard Clinton Byrd, Jr. and 93,750 shares of Common Stock to William E. Mayville in connection with the acquisition of Resource One.

     On February 7, 1997, the Company issued 10,319 shares of Common Stock to Deborah M. Skinner, 9,268 shares of Common Stock to John Skinner, III, 297 shares of Common Stock to Jerry DeLong, 9,803 shares of Common Stock to Malvern and Carolyn Tippett, and 125,000 shares of Common Stock to Quansoo-TPI L.L.C. in connection with the acquisition of TPI.

     On February 27, 1997, the Company issued 9,485 shares of Common Stock to Edward A. Chiles and Anne H. Chiles, 13,213 shares of Common Stock to James E. Boyd, 4,793 shares of Common Stock to James E. Boyd and Sandra Boyd, 13,780 shares of Common Stock to Lawton Chiles, 6,483 shares of Common Stock to Milton
S. May and Brenda B. May, 77,105 shares of Common Stock to Suzan F. Boyd, 13,780 shares of Common Stock to Rhea G. Chiles, 53,842 shares of Common Stock to Valerie Boyd, 141,041 shares of Common Stock to Valerie Boyd, as Trustee of the Fay T. Boyd 5-year Grantor Retained Annuity Trust, 28,265 shares to Valerie Boyd as Trustee of the Wilbur H. Boyd 2-year Grantor Retained Annuity Trust and 13,213 shares of Common Stock to Wayne R. Lynn in connection with the acquisition of ESA.

     On February 28, 1997, 2,200,000 shares of Common Stock were issued to a subsidiary of the Parent in consideration for the Company's licensing of the Parent's trademarks.

     On April 21, 1997, the Company issued 1,107 shares of Common Stock to Edward G. Chiles and Anne H. Chiles, 1,541 shares of Common Stock to James E. Boyd, 559 shares of Common Stock to James E. Boyd and Sandra Boyd, 1,608 shares of Common Stock to Lawton Chiles, 757 shares of Common Stock to Milton S. May and Brenda B. May, 1,608 shares of Common Stock to Rhea G. Chiles, 8,995 shares of Common Stock to Suzan F. Boyd, 6,281 shares of Common Stock to Valerie Boyd, 3,298 shares of Common Stock to Valerie Boyd, as Trustee of the Wilbur H. Boyd 2-year Grantor Retained Annuity Trust, 16,455 shares of Common Stock to Valerie Boyd, as Trustee of the Fay J. Boyd 5-year Grantor Retained Annuity Trust and 1,541 shares of Common Stock to Wayne R. Lynn in connection with a contingent payment made in connection with the acquisition of ESA.

     On May 15, 1997, 11,000 shares of Common Stock were issued to ProStaff Human Resources, Inc. ("ProStaff") in connection with a contingent payment made in connection with the acquisition of certain assets of ProStaff.

     On July 1, 1997, 1,200,000 shares of Common Stock were issued to a subsidiary of the Parent in connection with the Company's acquisition of certain assets of NovaPro.

     Registration under the Securities Act of the securities issued in the transactions described herein and in the Prospectus was not required because such securities were issued in transactions not involving any "public offering" within the meaning of Section 4(2) of said Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

     (b) Financial Statement Schedules:

     The Financial Statement Schedule (VIII -- Valuation and Qualifying Accounts) required to be filed as part of this Registration Statement is included as page S-1. All other schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements, including the Notes thereto, included in the Prospectus.

ITEM 17.  UNDERTAKING

     The Registrant hereby undertakes with respect to shares allocated to cover over-allotments by the Underwriters to deregister any shares remaining unsold upon the completion of the Offering by means of a post-effective amendment to the Registration Statement.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby appoints Arthur T. Locilento, Jr. and Loren J. Hulber as attorneys-in-fact with full power of substitution, severally, to execute in the name and on behalf of the issuer and each such person, individually, and in each capacity stated below, one or more amendments (including posteffective amendments) to the registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norristown, Commonwealth of Pennsylvania on the 5th day of September, 1997.

                                          NOVACARE EMPLOYEE SERVICES, INC.

                                          By /s/ LOREN J. HULBER
                                            ------------------------------------
                                            (Loren J. Hulber,
                                            President and Chief Executive
                                             Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                 TITLE                           DATE
- -----------------------------------    --------------------------------------    -----------------

        /s/ LOREN J. HULBER            President and Chief Executive Officer     September 5, 1997
- -----------------------------------      and Director
         (Loren J. Hulber)

      /s/ THOMAS D. SCHUBERT           Senior Vice President, Chief Financial    September 5, 1997
- -----------------------------------      Officer and Principal Accounting
       (Thomas D. Schubert)              Officer

       /s/ E. MARTIN GIBSON            Director                                  September 5, 1997
- -----------------------------------
        (E. Martin Gibson)

   /s/ HARVEY V. FINEBERG, M.D.        Director                                  September 5, 1997
- -----------------------------------
    (Harvey V. Fineberg, M.D.)

        /s/ JOHN H. FOSTER             Director                                  September 5, 1997
- -----------------------------------
         (John H. Foster)

       /s/ TIMOTHY E. FOSTER           Director                                  September 5, 1997
- -----------------------------------
        (Timothy E. Foster)

       /s/ STEPHEN E. O'NEIL           Director                                  September 5, 1997
- -----------------------------------
        (Stephen E. O'Neil)

                               INDEX TO EXHIBITS

EXHIBIT                                                                                PAGE
NUMBER                               EXHIBIT DESCRIPTION                              NUMBER
- -------  ---------------------------------------------------------------------------  ------
 1*      Form of Underwriting Agreement
 2(a)    Stock Purchase Agreement dated September 16, 1996 by and among Resource
         One, Inc., Professional Insurance Planners of Florida, Inc., Human Resource
         One, Inc., Rx One, Inc., William E. Mayville, Bernard Clinton Byrd, Jr. and
         NovaResource, Inc.
 2(b)    Amendment dated April 8, 1997 to the stock purchase agreement dated as of
         September 16, 1996 by and among Resource One, Inc., Professional Insurance
         Planners of Florida, Inc., Human Resource One, Inc., Rx One, Inc., William
         E. Mayville, Bernard Clinton Byrd, Jr. and NovaSource, Inc.
 2(c)    Stock Purchase Agreement dated January 24, 1997 by and among Employee
         Services of America, Inc., Employee Services of Florida, Inc., Employers
         Risk Management, Inc., Employee Benefits Management, Inc., Employers
         Diversified Services, Inc., and Nova Resource, Inc.
 2(d)    Stock Purchase Agreement dated January 31, 1997 by and among The TPI Group,
         LTD., Deborah M. Skinner, John Skinner III, Malvern Tippett, Carolyn
         Tippett, Terry DeLong, Quansoo-TPI L.L.C. and NovaSource, Inc.
 3(a)    Certificate of Incorporation of the Company
 3(b)    By-laws of the Company, as amended to date
 4(a)    Stock Option Plan
 5*      Opinion and Consent of Haythe & Curley, counsel to the Company, as to the legality securities being registered
10(a)    Employment Agreement dated as of January 27, 1997 between the Company and
         Loren J. Hulber
10(b)    Stock Purchase Agreement dated as of February 10, 1997 between the Company and Loren J. Hulber
10(c)    Employment Agreement dated as of May 7, 1997 between the Company and Thomas
         D. Schubert.
10(d)    Stock Purchase Agreement dated as of June 10, 1997 between the Company and
         Thomas D. Schubert.
10(e)    Employment Agreement dated as of October 8, 1996 between the Company and
         Bernard C. Byrd, Jr.
10(f)    Amendment dated as of April 8, 1997 to the employment agreement dated
         October 8, 1996 between the Company and Bernard C. Byrd, Jr.
10(g)    Stock Purchase Agreement dated as of February 28, 1997 between the Company and Bernard C. Byrd, Jr.
10(h)*   Employment Agreement dated as of April 23, 1997 between the Company and
         Andrew Stith.
10(i)*   Stock Purchase Agreement dated as of April 23, 1997 between the Company and
         Andrew Stith.
10(j)    Employment Agreement dated as of February 6, 1997 between the Company and
         Deborah M. Skinner.
10(k)    Employment Agreement dated as of February 27, 1997 between the Company and
         James Boyd.
10(l)    Employment Agreement dated as of June 18, 1997 between the Company and
         Christina Harris.
10(m)    Agreement dated as of January 25, 1997 between NovaCare, Inc. and NovaCare
         Employee Services, Inc.
10(n)*   Agreement dated as of January 25, 1997 between NovaCare, Inc. and NovaCare
         Employee Services, Inc.
10(o)    Trademark Agreement dated as of February 28, 1997 between the Company and
         NovaMark, Inc.
10(p)    Loan Agreement dated as of September 18, 1996 between the Company and
         NovaCare, Inc.

EXHIBIT                                                                                PAGE
NUMBER                               EXHIBIT DESCRIPTION                              NUMBER
- -------  ---------------------------------------------------------------------------  ------
10(q)    Sublease Agreement dated as of June 4, 1997 between the Company and
         NovaCare, Inc.
10(r)    Supplemental Benefits Plan.
11       Statement re computation of unaudited proforma and unaudited supplemental pro forma information
21       Subsidiaries of the Company.
23(a)    Consent of Price Waterhouse LLP, independent accountants to NovaCare
         Employee Services, Inc.
23(b)    Consent of Haythe & Curley (included in Exhibit 5).
23(c)    Consent of Brewer, Beemer, Kuehnhackl & Koon, P.A., independent accountants to Resource One, Inc.
23(d)    Consent of Varnadore, Tyler, Hoffner, King, Hawthorne, Hammer, & Stathis,
         P.A., independent accountants to Employee Services of America, Inc. and subsidiaries and Employers' Risk Management, Inc. and Employee Benefits
         Management, Inc.
23(e)    Consent of Lazar, Levine & Company LLP, independent accountants to The TPI
         Group, Ltd.
24       Power of Attorney (included on the Signature Page of the Registration
         Statement)
27       Financial Data Schedule

     * To be filed by amendment.